Exhibit (a)-(1)

China Customer Relations Centers, Inc.

May 20, 2021

Shareholders of China Customer Relations Centers, Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of China Customer Relations Centers, Inc. (the “Company”) to be held on June 18, 2021 at 9:00 a.m. (Beijing Time). The meeting will be held at the Company’s office at 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On March 12, 2021, the Company entered into an agreement and plan of merger (the “merger agreement”) with Taiying Group Ltd., a BVI business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”) and Taiying International Inc., a BVI business company with limited liability incorporated under the laws of the British Virgin Islands (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “merger”) and cease to exist, with the Company continuing as the surviving company (the “surviving company”) and becoming a wholly-owned subsidiary of Parent. At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the merger agreement, the plan of merger (the “plan of merger”) and the articles of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands in connection with the merger, and the transactions contemplated by the merger agreement, including the merger. Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

Each of Parent and Merger Sub is a BVI business company with limited liability formed solely for purposes of the merger. Parent, at the effective time of the merger, will be beneficially owned by the following persons and entities or the parties designated by them: (a) TAISHANBPO1 Holdings Limited, a BVI business company with limited liability and wholly-owned by Mr. Zhili Wang (the “Chairman”), the chief executive officer and chairman of the board of directors of the Company (the “Board”) and director of the Company, (b) TAISHANBPO2 Holdings Limited, a BVI business company with limited liability and wholly-owned by Mr. Debao Wang, director, the chief financial officer and vice president of the Company, (c) TAISHANBPO3 Holdings Limited, a BVI business company with limited liability and wholly-owned by Mr. Guoan Xu, director and vice president of the Company, (d) TAISHANBPO4 Holdings Limited, a BVI business company with limited liability and wholly-owned by Mr. Qingmao Zhang, (e) TAISHANBPO5 Holdings Limited, a BVI business company with limited liability and wholly-owned by Mr. Long Lin, (f) TAISHANBPO6 Holdings Limited, a BVI business company with limited liability and wholly-owned by Mr. Jishan Sun, (g) Harford Equity Limited, an international business company incorporated in the Republic of Seychelles beneficially owned by Mr. Yipeng Wang, (h) Sainsberry Limited, an international business company incorporated in the Republic of Seychelles beneficially owned by Mr. Ruixiu Wang, (i) Mr. Qiaolin Wang, (j) Ms. Yan Lyu, (k) Mr. Xianghui Li, (l) Singeton Management Limited, a private company with limited liability incorporated in Hong Kong beneficially owned by Ms. Ning Zou, (m) Mr. Liping Gao, (n) Ms. Yuxiang Qi and (o) Ms. Yanli Xu. The Chairman, Mr. Debao Wang, Mr. Guoan Xu, Mr. Qingmao Zhang, Mr. Long Lin and Mr. Jishan Sun are collectively referred to as the “Guarantors”. The Guarantors, persons listed in (g) to (o) above, Mr. Yipeng Wang, Mr. Ruixiu Wang, Ms. Ning Zou, Wilstein Limited, an international business company incorporated in the Republic of Seychelles beneficially owned by Mr. Lin Long, and Telecare Global Services Limited, a BVI business company beneficially owned by Mr. Jishan Sun, are collectively referred to as the “Rollover Shareholders”. Parent, Merger Sub, the persons listed in (a) to (f) above and the Rollover Shareholders are collectively referred to as the “Buyer Group”.

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As of the date of this proxy statement, the Rollover Shareholders collectively beneficially own, in the aggregate, 71.1% of the total issued and outstanding ordinary shares of the Company, par value $0.001 per share (each, a “Share”), (collectively, the “Rollover Shares”). If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group and, as a result of the merger, the Shares will no longer be listed on The Nasdaq Capital Market (“NASDAQ”).

If the merger is completed, at the effective time of the merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time, other than (a) the Rollover Shares, (b) Shares owned by Parent, Merger Sub, the Company (as treasury, if any) or any of their respective subsidiaries immediately prior to the Effective Time, (c) Shares reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of any option to purchase the Shares granted under the Share Incentive Plan on or prior to the date of closing whether or not such option has become vested on or prior to the date of closing in accordance with the terms of the Share Incentive Plan (“Company Share Awards”) immediately prior to the Effective Time, and (d) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the BVI Business Companies Act (the “BVI Business Companies Act”) (the “Dissenting Shares”) (Shares described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”), shall be cancelled in exchange for the right to receive $6.50 in cash per Share without interest and net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the BVI Business Companies Act.

In addition, at the Effective Time, the Company will terminate the Company’s 2018 Share Incentive Plan (the “Share Incentive Plan”) and any relevant award agreements entered into under the Share Incentive Plan.

The Buyer Group intends to fund the merger consideration and the merger costs through debt financing provided by China Merchants Bank Co., Ltd. pursuant to a debt commitment letter issued by China Merchants Bank Co., Ltd. (the “Debt Commitment Letter”). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be cancelled for no consideration pursuant to the merger agreement.

The Special Committee, consisting of three independent directors, Mr. Tianjun Zhang, Mr. Owens Meng and Mr. Jie Xu (the “Special Committee”) reviewed and considered the terms and conditions of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger. On March 12, 2021, the Special Committee unanimously (a) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Shareholders and their affiliates), and declared it advisable, to enter into the merger agreement, the plan of merger, the articles of merger and the transactions contemplated thereby, (b) approved the execution, delivery and performance of the merger agreement, the plan of merger, the articles of merger and the consummation of the transactions contemplated under the merger agreement and thereby, including the merger, and (c) resolved to recommend that the shareholders of the Company authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated under the merger agreement, including the merger (and including, without limitation, the amended and restated memorandum of association and articles of association of the surviving company in the form attached as Appendix B of the plan of merger), in each case in accordance with the BVI Business Companies Act.

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On March 12, 2021, the Board, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Special Committee, on behalf of the Company, (a) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Shareholders and their affiliates), and declared it advisable, to enter into the merger agreement, the plan of merger, the articles of merger and the transactions contemplated thereby, (b) approved the execution, delivery and performance of the merger agreement, the plan of merger, the articles of merger and the consummation of the transactions contemplated under the merger agreement and thereby, including the merger, and (c) resolved to recommend that the shareholders of the Company authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated under the merger agreement, including the merger (and including, without limitation, the amended and restated memorandum of association and articles of association of the surviving company in the form attached as Appendix B of the plan of merger), in each case in accordance with the BVI Business Companies Act.

After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unrelated to any of the management members of the Company or any member of the Buyer Group, and on behalf of the Company, the Board authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission, (referred to herein as the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger, the articles of merger and the transactions contemplated under the merger agreement, including the merger, must be authorized and approved by a resolution approved by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon in respect of which the shareholders holding the Shares were present at the extraordinary general meeting of the shareholders or an adjournment thereof in person or by proxy and being Shares in respect of which the votes were voted in accordance with the BVI Business Companies Act and the memorandum and articles of the Company. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 71.1% of the total issued and outstanding Shares of the Company entitled to vote. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is June 16, 2021 at 9:00 a.m. (Beijing Time). Each shareholder has one vote for each Share held as of the close of business in the British Virgin Islands on May 17, 2021.

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Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the resolution to authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, FOR the resolution to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the resolution to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies, in the event that there are insufficient proxies received to pass the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Registered shareholders (ie. shareholders whose name is registered in the register of members of the Company) and wishing to dissent from the merger will be entitled to seek appraisal and have the right to receive payment of the fair value of their Shares in accordance with Section 179 of the BVI Business Companies Act if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, as amended regarding the exercise of appraisal rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

IF YOU HOLD YOUR SHARES THROUGH A FINANCIAL INTERMEDIARY SUCH AS A BROKER OR BANK AND WISH TO DISSENT FROM THE MERGER, YOU MUST MAKE ALL NECESSARY ARRANGEMENTS WITH THE FINANCIAL INTERMEDIARY TO ENSURE THAT YOUR SHARES ARE REGISTERED IN YOUR OWN NAME IN THE REGISTER OF MEMBERS OF THE COMPANY such that you become a registered shareholder IN ORDER FOR YOU TO EXERCISE DISSENTERS’ RIGHTS. THE FINANCIAL INTERMEDIARY IS UNLIKELY TO EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF A BENEFICIAL OWNER OF THE SHARES REQUESTS THE FINANCIAL INTERMEDIARY TO DO SO. YOU MUST CONTACT YOUR FINANCIAL INTERMEDIARY PROMPTLY TO ENSURE THAT YOU BECOME A REGISTERED SHAREHOLDER IN SUFFICIENT TIME AHEAD OF THE DATE OF THE EXTRAORDINARY GENERAL MEETING, AS YOU MUST DELIVER TO THE COMPANY A WRITTEN OBJECTION TO THE MERGER BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. YOU MUST SUBSEQUENTLY COMPLY WITH ALL PROCEDURES AND REQUIREMENTS OF SECTION 179 OF THE BVI BUSINESS COMPANIES ACT FOR THE EXERCISE OF DISSENTERS’ RIGHTS, A COPY OF WHICH IS ATTACHED AS ANNEX C TO THE ACCOMPANYING PROXY STATEMENT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE SHARES WILL CONTINUE TO BE LISTED ON NASDAQ. AS A RESULT, IF YOU BECAME A REGISTERED SHAREHOLDER FOR PURPOSES OF EXERCISING DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED, AND YOU WISH TO TRANSFER YOUR SHARES BACK TO A FINANCIAL INTERMEDIARY, YOU WILL NEED TO CONTACT THE FINANCIAL INTERMEDIARY TO MAKE ALL NECESSARY ARRANGEMENTS.

If you do not fully and precisely satisfy the procedural requirements of the Section 179 of the BVI Business Companies Act, you will lose your dissenters’ rights.

We encourage you to read the section of the accompanying proxy statement entitled “Appraisal Rights” beginning on page 92 as well as Annex C to the accompanying proxy statement carefully and we urge you to seek your own legal advice on BVI Business Companies Act in general from a licensed British Virgin Islands law firm if you wish to exercise your dissenters’ rights.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares, you can contact Investor Relations, China Customer Relations Centers, Inc., at +1-718-213-7386 or at shunyu.zheng@weitian-ir.com.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

/s/ Tianjun Zhang	/s/ Zhili Wang
Mr. Tianjun Zhang	Zhili Wang
Chairman of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated May 20, 2021, and is first being mailed to the Company’s shareholders on or about May 20, 2021.

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China Customer Relations Centers, Inc.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 2021

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of shareholders of China Customer Relations Centers, Inc. (the “Company”) will be held on June 18, 2021 at 9:00 a.m. (Beijing Time) at the Company’s office at 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China.

Only registered holders of ordinary shares of the Company, par value $0.001 per share, (each, a “Share”), at the close of business in the British Virgin Islands on May 17, 2021, the Share record date of the extraordinary general meeting, or their proxy holders are entitled to attend or to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

THAT the agreement and plan of merger, dated as of March 12, 2021 (the “merger agreement”), among the Company, Taiying Group Ltd., a business company incorporated with limited liability under the laws of the British Virgin Islands (“Parent”) and Taiying International Inc., a business company incorporated with limited liability under the laws of the British Virgin Islands (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), and the plan of merger (the “plan of merger”) (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and the articles of merger among the Company and Merger Sub required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands for the purposes of the merger, and any and all transactions contemplated by the merger agreement, including the merger (the “merger”) and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Appendix B to the plan of merger, be authorized and approved;

THAT each of the members of the Special Committee (as defined below) be authorized to do all things necessary to give effect to the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger; and

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

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After careful consideration and upon the unanimous recommendation of the Special Committee of the Board consisting of three independent directors, Mr. Tianjun Zhang, Mr. Owens Meng and Mr. Jie Xu (the “Special Committee”), and on behalf of the Company, the Board authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the resolutions to be proposed at the extraordinary general meeting.

In order for the merger to be completed, the merger agreement, the plan of merger, the articles of merger and the transactions contemplated under the merger agreement, including the merger, must be authorized and approved by a resolution of the Company passed by a resolution approved by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon in respect of which the shareholders holding the Shares were present at the extraordinary general meeting of the shareholders or an adjournment thereof in person or by proxy and being Shares in respect of which the votes were voted in accordance with the BVI Business Companies Act and the memorandum and articles of the Company.

As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 71.1% of the total issued and outstanding Shares of the Company entitled to vote.

Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex E to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s offices at c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, People’s Republic of China, attention: Wan Gao, so that the proxy card is received by the Company no later than June 16, 2021 at 9:00 a.m. (Beijing Time) (being not less than forty-eight (48) hours before the time appointed for holding the meeting). The proxy card is the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Each holder has one vote for each Share, in each case held as of the close of business in the British Virgin Islands on May 17, 2021. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

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When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, and the chairman of the meeting is appointed as your proxy, the chairman intends to vote such Shares FOR the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who dissent from the merger will be entitled to seek appraisal and have the right to receive payment of the fair value of their Shares in accordance with Section 179 of the BVI Business Companies Act if the merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act for the exercise of appraisal rights, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise appraisal rights with respect to their Shares.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance in voting your Shares, you can contact Investor Relations, China Customer Relations Centers, Inc., at +1-718-213-7386 or at shunyu.zheng@weitian-ir.com.

The merger agreement, the plan of merger, the articles of merger and the transactions, including the merger are described in the accompanying proxy statement. A copy of the merger agreement and a copy of the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

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Notes:

1.	Where there are joint holders of any Share any one of such joint holders may vote, either in person or by proxy, in respect of such Share on behalf of all joint holders, but if more than one of such joint holders be present at any meeting in person or by proxy, they must vote as one.

2.	Execution of the instrument appointing a proxy may be accomplished by a shareholder or such shareholder’s authorized officer, director, employee or agent signing such instrument by any reasonable means, including, but not limited to, by facsimile signature. A shareholder may authorize another person or persons to act for such shareholder as proxy by transmitting or authorizing the transmission of such communication evidencing the shareholder’s intention to appoint a person or persons as his proxy by means of a telegram, cablegram, or other means of electronic transmission (including but not limited to, via internet or telephone) to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or the other means of electronic transmission (which must be supported by printed evidence thereof) must be either set forth or be submitted with written information from which it can be determined that the telegram, cablegram or printed evidence of the other electronic transmission was authorized by the shareholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

BY ORDER OF THE BOARD,

/s/ Zhili Wang
Zhili Wang
Chairman of the Board

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PROXY STATEMENT

Dated May 20, 2021

SUMMARY VOTING INSTRUCTIONS

Ensure that your Shares of China Customer Relations Centers, Inc. can be voted at the extraordinary general meeting by submitting your proxy card, or by contacting your broker, bank or other nominee.

If your Shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your Shares are voted at the extraordinary general meeting.

If your Shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your Shares can be voted at the extraordinary general meeting.

If you submit your signed proxy card without indicating how you wish to vote, the Shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact Investor Relations, China Customer Relations Centers, Inc., at +1-718-213-7386 or at shunyu.zheng@weitian-ir.com.

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TABLE OF CONTENTS

SUMMARY TERM SHEET	1
The Parties Involved in the Merger	1
The Merger	6
Merger Consideration	6
Treatment of Company Share Awards	6
Support Agreement	6
Record Date and Voting	7
Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger	7
Voting Information	7
Appraisal Rights	8
Purposes and Effects of the Merger	8
Plans for the Company after the Merger	8
Recommendations of the Special committee and the Board	9
Position of Buyer Group as to the Fairness of the Merger	9
Financing of the Merger	10
Limited Guarantees	10
Share Ownership of the Company Directors and Officers and Voting Commitments	10
Opinion of the Special committee’s Financial Advisor	10
Interests of the Company’s Executive Officers and Directors in the Merger	11
Conditions to the Merger	12
No Solicitation	13
Termination of the Merger Agreement	15
Material U.S. Federal Income Tax Consequences	17
Material PRC Income Tax Consequences	17
Material British Virgin Islands Tax Consequences	17
Market Price of the Shares	18
Fees and Expenses	18
Remedies	18
QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER	19
SPECIAL FACTORS	25
Background of the Merger	25
Reasons for the Merger and Recommendation of the Special committee and the Board	32

Position of the Buyer Group as to the Fairness of the Merger	40
Certain Financial Projections	43
Opinion of the Special committee’s Financial Advisor	44
Buyer Group’s Purpose of and Reasons for the Merger	50
Effect of the Merger on the Company	51
Effect of the Merger on the Company’s Net Book Value and Net Earnings	54
Plans for the Company after the Merger	54
Alternatives to the Merger	55
Effects on the Company if the Merger is not Completed	55
Financing	56
Limited Guarantees	57
Support Agreement	58
Remedies	59
Interests of Certain Persons in the Merger	59
Related Party Transactions	62
Fees and Expenses	63
Voting by the Rollover Shareholders at the Extraordinary General Meeting	63
Litigation Related to the Merger	63
Accounting Treatment of the Merger	63
Regulatory Matters	63
Appraisal Rights	64
Material U.S. Federal Income Tax Consequences	64
Material PRC Income Tax Consequences	68
Material British Virgin Islands Tax Consequences	69
MARKET PRICE OF THE SHARES, DIVIDENDS AND OTHER MATTERS	69
Market Price of the Shares	69
Dividend Policy	70
THE EXTRAORDINARY GENERAL MEETING	71
Date, Time and Place of the Extraordinary General Meeting	71
Proposals to be Considered at the Extraordinary General Meeting	71
Our Board’s Recommendation	72
Quorum	72
Record Date; Shares Entitled to Vote	72
Vote Required	72
Shareholders Entitled to Vote; Voting Materials	73
Voting of Proxies and Failure to Vote	73

Revocability of Proxies	74
Rights of Shareholders Who Object to the Merger	74
Whom to Call for Assistance	74
Solicitation of Proxies	74
Other Business	74
THE MERGER AGREEMENT AND PLAN OF MERGER	75
Structure and Completion of the Merger	75
Memorandum and Articles of Association; Directors and Officers of the Surviving Company	75
Merger Consideration	75
Treatment of Company Share Awards	76
Exchange Procedures	76
Representations and Warranties	76
Conduct of Business Pending the Merger	81
Shareholders’ Meeting	83
No Solicitation	83
Financing	85
Other Covenants	86
Conditions to the Merger	87
Termination of the Merger Agreement	88
Termination Fee	90
Remedies	91
Amendment	92
PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS	92
APPRAISAL RIGHTS	92
Requirements for Exercising Appraisal Rights	93
FINANCIAL INFORMATION	94
Net Book Value per Share of the Shares	95
TRANSACTIONS IN THE SHARES	96
Purchases by the Company	96
Purchases by the Buyer Group	96
Prior Public Offerings	96
Transactions in Prior 60 Days	96

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY	97
FUTURE SHAREHOLDER PROPOSALS	97
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	98
WHERE YOU CAN FIND MORE INFORMATION	99
ANNEX A: AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B: OPINION OF HOULIHAN LOKEY (CHINA) LIMITED AS FINANCIAL ADVISOR	B-1
ANNEX C: BVI BUSINESS COMPANIES ACT CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) - Extract of Section 179 of the BVI Business Companies Act	C-1
ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON	D-1
ANNEX E: PROXY CARD	E-1
ANNEX F: ROLLOVER AND SUPPORT AGREEMENT	F-1
ANNEX G: LIMITED GUARANTEE	G-1

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 99. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to China Customer Relations Centers, Inc. and its subsidiaries. All references to “dollars”, “US$” and “$” in this proxy statement are to U.S. dollars and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (“PRC” or “China”).

The Parties Involved in the Merger

The Company

The Company is a business company with limited liability incorporated under the laws of the British Virgin Islands and a leading e-commerce and financial services business process outsourcing service provider in China.

Our principal executive offices are located at 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China. The Company’s telephone number at this address is +86-538-691-8899.

For a description of the Company’s history, development, business and organizational structure, see the Company’s Annual Report on Form 20-F for the year ended December 31, 2020 filed on May 17, 2021, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 99 for a description of how to obtain a copy of the Company’s Annual Report.

Parent

Taiying Group Ltd. (“Parent”) is a business company incorporated with limited liability under the laws of the British Virgin Islands. Parent was formed solely for the purpose of entering into the merger agreement and the related financing agreements and consummating the transactions contemplated by such agreements. The registered office of Parent is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, and its telephone number is +86-538-691-8899. The shareholders of Parent are TAISHANBPO1 Holdings Limited, TAISHANBPO2 Holdings Limited, TAISHANBPO3 Holdings Limited, TAISHANBPO4 Holdings Limited, TAISHANBPO5 Holdings Limited, and TAISHANBPO6 Holdings Limited.

Merger Sub

Taiying International Inc. (“Merger Sub”) is a business company with limited liability under the laws of the British Virgin Islands. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by such agreements. The registered office of Merger Sub is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, and its telephone number is +86-538-691-8899.

TAISHANBPO1 Holdings Limited

TAISHANBPO1 Holdings Limited (“TAIHSANBPO1”) is a business company with limited liability under the laws of the British Virgin Islands. The registered office of TAIHSANBPO1 is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, and its telephone number is +86-538-691-8899. TAIHSANBPO1 is wholly-owned by Mr. Zhili Wang.

TAISHANBPO2 Holdings Limited

TAISHANBPO2 Holdings Limited (“TAIHSANBPO2”) is a business company with limited liability under the laws of the British Virgin Islands. The registered office of TAIHSANBPO2 is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, and its telephone number is +86-538-691-8899. TAIHSANBPO2 is wholly-owned by Mr. Debao Wang.

TAISHANBPO3 Holdings Limited

TAISHANBPO3 Holdings Limited (“TAIHSANBPO3”) is a business company with limited liability under the laws of the British Virgin Islands. The registered office of TAIHSANBPO3 is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, and its telephone number is +86-538-691-8899. TAIHSANBPO3 is wholly-owned by Mr. Guoan Xu.

TAISHANBPO4 Holdings Limited

TAISHANBPO4 Holdings Limited (“TAIHSANBPO4”) is a business company with limited liability under the laws of the British Virgin Islands. The registered office of TAIHSANBPO4 is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, and its telephone number is +86-13356699369. TAIHSANBPO4 is wholly-owned by Mr. Qingmao Zhang.

TAISHANBPO5 Holdings Limited

TAISHANBPO5 Holdings Limited (“TAIHSANBPO5”) is a business company with limited liability under the laws of the British Virgin Islands. The registered office of TAIHSANBPO5 is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, and its telephone number is +86-15168890909. TAIHSANBPO5 is wholly-owned by Mr. Long Lin.

TAISHANBPO6 Holdings Limited

TAISHANBPO6 Holdings Limited (“TAIHSANBPO6”) is a business company with limited liability under the laws of the British Virgin Islands. The registered office of TAIHSANBPO6 is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, and its telephone number is +86-13954887826. TAIHSANBPO6 is wholly-owned by Mr. Jishan Sun.

The Rollover Shareholders

Mr. Zhili Wang

Mr. Zhili Wang (the “Chairman”) is the founder, chairman of the board of directors (the “Board”) and chief executive officer of the Company. His business address is c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, People’s Republic of China, and his telephone number is +86-538-691-8899. He is a citizen of the People’s Republic of China and his principal occupation is the chairman and chief executive officer of the Company.

Mr. Debao Wang

Mr. Debao Wang is a director, the chief financial officer and vice president of the Company. His business address is c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, People’s Republic of China, and his telephone number is +86-538-691-8899. He is a citizen of the People’s Republic of China and his principal occupation is the chief financial officer and vice president of the Company.

Mr. Guoan Xu

Mr. Guoan Xu is a director and vice president of the Company. His business address is c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, People’s Republic of China, and his telephone number is +86-538-691-8899. He is a citizen of the People’s Republic of China and his principal occupation is the vice president of the Company.

Mr. Qingmao Zhang

Mr. Qingmao Zhang is a citizen of the People’s Republic of China and his principal occupation is the Chairman of Shandong Yuanlian Information Technology Co., Ltd.. His business address is No. 502, Unit 2, Building 3, Zhonglian, Section 2, East Area of Huanshan Community, Lixia District, Jinan City, Shandong Province, 250000, People’s Republic of China, and his telephone number is +86-13356699369.

Mr. Long Lin

Mr. Long Lin is a citizen of the People’s Republic of China and his principal occupation is a self-employed businessman. His business address is No. 503, Unit 3, Building 8, Youdian Xincun, Shizhong District, Jinan City, Shandong Province, 250000, People’s Republic of China, and his telephone number is +86-15168890909.

Wilstein Limited

Wilstein Limited (“Wilstein”) is an international business company incorporated in the Republic of Seychelles. Its registered address is at the offices of Vistra (Seychelles) Limited, Vistra Corporate Services Centre, Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles, and its telephone number is +86-15168890909. Wilstein is beneficially-owned by Mr. Long Lin.

Mr. Jishan Sun

Mr. Jishan Sun is a citizen of the People’s Republic of China and his principal occupation is a self-employed businessman. His business address is Room 201, Unit 1, Building A11, No. 1373, Aolan Road, Jimo City, Shandong Province, 266200, People’s Republic of China, and his telephone number is +86-13954887826.

Telecare Global Services Limited

Telecare Global Services Limited (“Telecare Global”) is a business company with limited liability incorporated under the laws of the British Virgin Islands. Its registered address is Morgan & Morgan Building, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-13954887826. Telecare Global is beneficially-owned by Mr. Jishan Sun.

Mr. Yipeng Wang

Mr. Yipeng Wang is a citizen of the People’s Republic of China and he is a self-employed businessman. His business address is No.1 Row 15, Nanmei Village, Meicun Town, Fangzi District, Weifang City, Shandong Province, 261000, People’s Republic of China, and his telephone number is +86-18864809789.

Harford Equity Limited

Harford Equity Limited (“Harford”) is an international business company incorporated in the Republic of Seychelles. Its registered address is the offices of Vistra (Seychelles) Limited, Vistra Corporate Services Centre, Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles, and its telephone number is +86-18864809789. Harford is beneficially-owned by Mr. Yipeng Wang.

Mr. Ruixiu Wang

Mr. Ruixiu Wang is a citizen of the People’s Republic of China and he is a self-employed businessman. His business address is No.3 Row 15, Nanmei Village, Meicun Town, Fangzi District, Weifang City, Shandong Province, 261000, People’s Republic of China, and his telephone number is +86-18864809789.

Sainsberry Limited

Sainsberry Limited (“Sainsberry”) is an international business company incorporated in the Republic of Seychelles. Its registered address is at the offices of Vistra (Seychelles) Limited, Vistra Corporate Services Centre, Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles, and its telephone number is +86-18864809789. Sainsberry is beneficially-owned by Mr. Ruixiu Wang.

Mr. Qiaolin Wang

Mr. Qiaolin Wang is a citizen of the People’s Republic of China and he is a self-employed businessman. His business address is No. 301, Unit 2, Building 2, Zhonglian, Section 2, East Area of Huanshan Community, Lixia District, Jinan City, Shandong Province, 250000, People’s Republic of China, and his telephone number is +86-15168890909.

Ms. Yan Lyu

Ms. Yan Lyu is a citizen of the People’s Republic of China she is a self-employed businesswoman. Her business address is 6-3-102 Yinchen Community, Feiyue Dadao, Lichen District, Jinan City, Shandong Province, 250100, People’s Republic of China, and her telephone number is +86-13685312525.

Mr. Xianghui Li

Mr. Xianghui Li is a citizen of the People’s Republic of China and he is a self-employed businessman. His business address is No.344 Xiangzhaozhuang Town, Xiajin County, Dezhou City, Shandong Province, 253200, People’s Republic of China, and his telephone number is +86-13685312525.

Ms. Ning Zou

Ms. Ning Zou is a citizen of the People’s Republic of China and she is a self-employed businesswoman. Her business address is D-910, Wego Plaza, Weihai City, Shandong Province, 264200, People’s Republic of China, and her telephone number is +86-13954887826.

Singeton Management Limited

Singeton Management Limited (“Singeton Management”) is a private company with limited liability incorporated in Hong Kong. Its registered address is Flat/RM A 12/F, Kiu Fu Commercial Building, 300 Lockhart Road, Wanchai, Hong Kong, and its telephone number is +86-13954887826. Singeton Management is beneficially-owned by Ms. Ning Zou.

Mr. Liping Gao

Mr. Liping Gao is a citizen of the People’s Republic of China and he is a self-employed businessman. His business address is Gate 1 No.242 Diyingzi Tun, Xingshugang Village, Hong Guang District, Daqing City, Heilongjiang Province, 163000, People’s Republic of China, and his telephone number is +86-13954887826.

Ms. Yuxiang Qi

Ms. Yuxiang Qi is a citizen of the People’s Republic of China and she is a self-employed businesswoman. Her business address is Room 2702, Building 3, Huamao Center, No. 89 Jianguo Road, Chaoyang District, Beijing, 100020, People’s Republic of China, and her telephone number is +86-18905381726.

Ms. Yanli Xu

Ms. Yanli Xu is a citizen of the People’s Republic of China and she is a self-employed businesswoman. Her business address is Room 2606, Building 7, Huamao Center, No. 89 Jianguo Road, Chaoyang District, Beijing, 100020, People’s Republic of China, and her telephone number is +86-18905381726.

Throughout this proxy statement, the Chairman, Mr. Debao Wang, Mr. Guoan Xu, Mr. Qingmao Zhang, Mr. Long Lin, Mr. Jishan Sun are collectively referred to as the “Guarantors”. The Guarantors, Wilstein, Telecare Global, Mr. Yipeng Wang, Harford, Mr. Ruixiu Wang, Sainsberry, Mr. Qiaolin Wang, Ms. Yan Lyu, Mr. Xianghui Li, Ms. Ning Zou, Singeton Management, Mr. Liping Gao, Ms. Yuxiang Qi and Ms. Yanli Xu are collectively referred to as the “Rollover Shareholders”. Parent, Merger Sub, TAIHSANBPO1, TAIHSANBPO2, TAIHSANBPO3, TAIHSANBPO4, TAIHSANBPO5, TAIHSANBPO6 and the Rollover Shareholders are collectively referred to as the “Buyer Group”.

The Merger (Page 75)

You are being asked to vote to authorize and approve the agreement and plan of merger, dated as of March 12, 2021 (the “merger agreement”), among the Company, Parent and Merger Sub, the plan of merger substantially in the form attached as Exhibit A to the merger agreement (the “plan of merger”) and the articles of merger required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands, and the transactions contemplated in the merger agreement, including the merger (the “merger”). Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company of the merger (“surviving company”) under the laws of the British Virgin Islands as a wholly-owned subsidiary of Parent. The Company, as surviving company, will continue to do business under the name “China Customer Relations Centers, Inc.” following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 75)

Under the terms of the merger agreement, if the merger is completed, at the effective time of the merger (the “Effective Time”), each of the Company’s ordinary shares, par value $0.001 per share (each a “Share”), issued and outstanding immediately prior to the Effective Time, other than (a) Shares beneficially owned by the Rollover Shareholders (the “Rollover Shares”), (b) Shares owned by Parent, Merger Sub, the Company (as treasury, if any) or any of their respective subsidiaries immediately prior to the Effective Time, (c) Shares reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of Company Share Awards (as defined below), immediately prior to the Effective Time, and (d) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenter rights under the BVI Business Companies Act (the “BVI Business Companies Act”) (the “Dissenting Shares”) (Shares described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $6.50 in cash per Share without interest and net of any applicable withholding taxes.

The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the BVI Business Companies Act. Please see “Appraisal Rights” beginning on page 92 for additional information.

Treatment of Company Share Awards (Page 76)

At the Effective Time, the Company will terminate the Company’s 2018 Share Incentive Plan (the “Share Incentive Plan”) and any relevant award agreements entered into under the Share Incentive Plan.

Support Agreement (Page 58)

Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders entered into a support agreement (the “Support Agreement”) with Parent. Pursuant to the Support Agreement, each of the Rollover Shareholders agreed that, in connection with the consummation of the transactions contemplated by the merger agreement, he, she or it agrees to the cancellation of the Rollover Shares for no consideration at the Effective Time. Immediately prior to or simultaneously with the closing of the merger, each Rollover Shareholder will subscribe, or cause a party designated by him, her or it to subscribe, as the case may be, for a corresponding number of newly issued ordinary shares of Parent in accordance with the terms of the Support Agreement so that upon the issuance of such shares of Parent each Rollover Shareholder’s or his/her/its designee’s ownership percentage in Parent shall be based on his/her/its Rollover Shares.

Pursuant to the terms of the Support Agreement, the Rollover Shares and all other Shares acquired by the Rollover Shareholders after the date of the Support Agreement will be voted in favor of the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company.

Record Date and Voting (Page 72)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name in the Company’s register of members at the close of business in the British Virgin Islands on May 17, 2021, the Share record date for voting at the extraordinary general meeting. Each outstanding Share on the Share record date entitles the holder to one vote for each Share on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. As of the Share record date, there were 18,329,600 Shares issued and outstanding and entitled to vote at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is June 16, 2021 at 9:00 a.m. (Beijing Time). Please see “Summary Term Sheet– Voting Information” below.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 72)

In order for the merger to be completed, the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a resolution approved by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon in respect of which the shareholders holding the Shares were present at the extraordinary general meeting of the shareholders or an adjournment thereof in person or by proxy and being Shares in respect of which the votes were voted in accordance with the BVI Business Companies Act and the memorandum and articles of the Company (the “Requisite Company Vote”).

As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 71.1% of the total issued and outstanding Shares of the Company. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 97 for additional information. Pursuant to the terms of the Support Agreement, the Rollover Shares and all other Shares acquired by the Rollover Shareholders after the date of the Support Agreement will be voted in favor of the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of shareholders of the Company.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes”.

Voting Information (Page 73)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting even in the event that you are unable to attend, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is June 16, 2021 at 9:00 a.m. (Beijing Time).

Appraisal Rights (Page 92)

Registered shareholders (i.e. shareholders whose name is registered in the register of members of the Company) and wishing to dissent from the merger will be entitled to seek appraisal and have the right to receive payment of the fair value of their Shares in accordance with Section 179 of the BVI Business Companies Act if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, as amended regarding the exercise of appraisal rights, a copy of which is attached as Annex C to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

IF YOU HOLD YOUR SHARES THROUGH A FINANCIAL INTERMEDIARY SUCH AS A BROKER OR BANK AND WISH TO DISSENT FROM THE MERGER, YOU MUST MAKE ALL NECESSARY ARRANGEMENTS WITH THE FINANCIAL INTERMEDIARY TO ENSURE THAT YOUR SHARES ARE REGISTERED IN YOUR OWN NAME IN THE REGISTER OF MEMBERS OF THE COMPANY such that you become a registered shareholder IN ORDER FOR YOU TO EXERCISE DISSENTERS’ RIGHTS. THE FINANCIAL INTERMEDIARY IS UNLIKELY TO EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF A BENEFICIAL OWNER OF THE SHARES REQUESTS THE FINANCIAL INTERMEDIARY TO DO SO. YOU MUST CONTACT YOUR FINANCIAL INTERMEDIARY PROMPTLY TO ENSURE THAT YOU BECOME A REGISTERED SHAREHOLDER IN SUFFICIENT TIME AHEAD OF THE DATE OF THE EXTRAORDINARY GENERAL MEETING, AS YOU MUST DELIVER TO THE COMPANY A WRITTEN OBJECTION TO THE MERGER BEFORE THE VOTE TO AUTHORIZE AND APPROVE THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. YOU MUST SUBSEQUENTLY COMPLY WITH ALL PROCEDURES AND REQUIREMENTS OF SECTION 179 OF THE BVI BUSINESS COMPANIES ACT FOR THE EXERCISE OF DISSENTERS’ RIGHTS, A COPY OF WHICH IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT. IF THE MERGER IS NOT CONSUMMATED, THE COMPANY WILL CONTINUE TO BE A PUBLICLY TRADED COMPANY IN THE UNITED STATES AND THE SHARES WILL CONTINUE TO BE LISTED ON NASDAQ. AS A RESULT, IF YOU BECAME A REGISTERED SHAREHOLDER FOR PURPOSES OF EXERCISING DISSENTERS’ RIGHTS AND THE MERGER IS NOT CONSUMMATED, AND YOU WISH TO TRANSFER YOUR SHARES BACK TO A FINANCIAL INTERMEDIARY, YOU WILL NEED TO CONTACT THE FINANCIAL INTERMEDIARY TO MAKE ALL NECESSARY ARRANGEMENTS.

If you do not fully and precisely satisfy the procedural requirements of the Section 179 of the BVI Business Companies Act, you will lose your dissenters’ rights.

We encourage you to read the section of this proxy statement entitled “Appraisal Rights” beginning on page 92 as well as Annex C to this proxy statement carefully and we urge you to seek your own legal advice on BVI Business Companies Act in general from a licensed British Virgin Islands law firm if you wish to exercise your dissenters’ rights.

Purposes and Effects of the Merger (Page 50)

The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders other than the holders of Excluded Shares will be cashed out in exchange for $6.50 in cash per Share, so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors – Buyer Group’s Purpose of and Reasons for the Merger” beginning on page 50 for additional information.

Shares of the Company are currently listed on The Nasdaq Capital Market (“NASDAQ”) under the symbol “CCRC.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company beneficially owned by the Buyer Group. Following the completion of the merger, the Shares will cease to be listed on the NASDAQ, and price quotations with respect to sales of the Shares in the public market will no longer be available. In addition, registration of the Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 registered holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley Act, applicable to public companies. After the completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Please see “Special Factors – Effect of the Merger on the Company” beginning on page 51 for additional information.

Plans for the Company after the Merger (Page 54)

After the Effective Time, the Buyer Group anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. Please see “Special Factors – Plans for the Company after the Merger” beginning on page 54 for additional information.

Recommendations of the Special Committee and the Board (Page 32)

The Special Committee unanimously (a) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Shareholders and their affiliates), and declared it advisable, to enter into the merger agreement, the plan of merger, the articles of merger and the transactions contemplated thereby, (b) approved the execution, delivery and performance of the merger agreement, the plan of merger, the articles of merger and the consummation of the transactions contemplated under the merger agreement and thereby, including the merger, and (c) resolved to recommend that the shareholders of the Company authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated under the merger agreement, including the merger (and including, without limitation, the amended and restated memorandum of association and articles of association of the surviving company in the form attached as Appendix B of the plan of merger), in each case in accordance with the BVI Business Companies Act.

The Board, acting upon the unanimous recommendation of the Special Committee, on behalf of the Company (a) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Shareholders and their affiliates), and declared it advisable, to enter into the merger agreement, the plan of merger, the articles of merger and the transactions contemplated thereby, (b) approved the execution, delivery and performance of the merger agreement, the plan of merger, the articles of merger and the consummation of the transactions contemplated under the merger agreement and thereby, including the merger, and (c) resolved to recommend that the shareholders of the Company authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated under the merger agreement, including the merger (and including, without limitation, the amended and restated memorandum of association and articles of association of the surviving company in the form attached as Appendix B of the plan of merger), in each case in accordance with the BVI Business Companies Act.

ACCORDINGLY, THE BOARD ON BEHALF OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER, THE ARTICLES OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE MEMBERS OF THE SPECIAL COMMITTEE TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO MERGER AGREEMENT, THE PLAN OF MERGER, AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO INSTRUCT THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the merger agreement and the approval of the transactions, including the merger, and in determining that the merger is fair to and in the best interest of the unaffiliated security holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 32 and “Special Factors—Effect of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 52. The foregoing summary is qualified in its entirety by reference to these sections.

Position of Buyer Group as to the Fairness of the Merger (Page 40)

Each member of the Buyer Group believes that the merger is substantively and procedurally fair to the unaffiliated security holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 40.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 56)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions is approximately $34.5 million (assuming no exercise of dissenter rights by shareholders of the Company). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be cancelled for no consideration pursuant to the merger agreement. This amount includes (i) the cash to be paid to the Company’s unaffiliated security holders, and (ii) the related costs and expenses, in connection with the merger and related transactions. The merger and the related transactions are expected to be funded by debt financing contemplated by the debt commitment letter (the “Debt Commitment Letter”), by and between Parent and China Merchants Bank Co., Ltd.. Subject to the terms and conditions of the Debt Commitment Letter, the China Merchants Bank Co., Ltd. committed to arrange and provide a secured term facility of up to $42.0 million (the “Facility”) in principal amount for Parent to consummate the merger. The borrower under the Facility is Parent as of the date of the Debt Commitment Letter.

Limited Guarantee (Page 57)

Concurrently with the execution of the merger agreement, the Guarantors entered into a limited guarantee (the “Limited Guarantee”). Under the Limited Guarantee, the Guarantors have collectively guaranteed in favor of the Company the entire portion of the Parent’s payment obligations with respect to the termination fee, if and when required under the merger agreement, up to a defined maximum amount, and the cost and expenses actually incurred or accrued in connection with the collection under and enforcement of Parent’s payment obligations with respect to the termination fee. The Limited Guarantee will terminate on the earliest of (a) the Effective Time, (b) the payment in full of the guaranteed obligation under such Limited Guarantee, (c) the termination of the merger agreement in accordance with its terms by mutual consent of Parent and the Company or under circumstances in which Parent and Merger Sub would not be obligated to pay the termination fee in accordance with the merger agreement.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 97)

As of the Share record date, we expect that the Buyer Group will beneficially own, in the aggregate, approximately 71.1% of the issued and outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 97 for additional information.

Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger.

Opinion of the Special Committee’s Financial Advisor (Page 44)

The Special Committee retained Houlihan Lokey (China) Limited (“Houlihan Lokey”) to act as its financial advisor in connection with the merger. On March 12, 2021, Houlihan Lokey orally rendered to the Special Committee its opinion (which was subsequently confirmed in writing by delivery on the same date of Houlihan Lokey’s written opinion addressed to the Special Committee) as to the fairness, from a financial point of view, of the per Share merger consideration to be received by the holders of the Shares (other than holders of Excluded Shares) (the “Unaffiliated Shareholders”) in the merger pursuant to the merger agreement and the plan of merger, as of the date of such opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the per Share merger consideration to be received by the Unaffiliated Shareholders pursuant to the merger agreement, as of the date of such opinion and did not address any other aspect or implication of the merger or any other agreement, arrangement, or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any shareholder or any other person as to how to act with respect to any matter relating to the merger. See “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on Page 44.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 59)

In considering the recommendations of the Board with respect to the merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

●	the beneficial ownership of equity interests in Parent by the Chairman, Mr. Debao Wang and Mr. Guoan Xu;

●	the potential enhancement or decline of share value of Parent’s shares directly or indirectly held by the Chairman, Mr. Debao Wang and Mr. Guoan Xu as a result of the merger and future performance of the surviving company;

●	continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

●	the monthly compensation of RMB5,000 (equivalent to US$775) of members of the Special Committee in exchange for their services in such capacity (or, in the case of the chairman of the Special Committee, monthly compensation of RMB10,000 (equivalent to US$1,549)) (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger); and

●	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

As of the date of this proxy statement, the Chairman, Mr. Debao Wang and Mr. Guoan Xu, being members of the Buyer Group, beneficially own 5,151,099 issued and outstanding Shares entitled to vote. All such Shares held by the Chairman, Mr. Debao Wang and Mr. Guoan Xu will be cancelled in the merger and not be converted into the right to receive the merger consideration at the Effective Time. Instead, the Chairman, Mr. Debao Wang and Mr. Guoan Xu will directly and/or indirectly receive newly issued ordinary shares of Parent.

As of the date of this proxy statement, none of the directors and executive officers of the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 97), as a group and other than the members of the Buyer Group, held of record or beneficially own any Shares or options to purchase shares.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 59 for additional information.

Conditions to the Merger (Page 87)

The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger, are subject to the satisfaction or waiver at or prior to the closing of the merger (the “Closing”) of the following conditions:

●	the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement being approved by a resolution by holders of Shares constituting the Requisite Company Vote at the extraordinary general meeting of shareholders; and

●	no governmental entity or court of competent jurisdiction having enacted, issued, promulgated, enforced, entered or deemed applicable any law or order that is in effect that enjoins, restrains, prohibits or otherwise makes the consummation of the merger illegal.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

●	(i) other than those regarding capitalization, Company Share Awards, corporate authority and fairness, compliance with anti-corruption laws, absence of Company Material Adverse Effect, absence of brokerage fees other than to the Company Financial Advisor, and inapplicability of anti-takeover provisions, the representations and warranties of the Company contained in the merger agreement being true and correct in all respects as of the date of the merger agreement and as of the Closing, as though made on such date (except to the extent expressly made as of a specified date, in which case as of such specified date), in each case, disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect, except to the extent such failures to be true and correct in the aggregate would not have a Company Material Adverse Effect; (ii) the representations and warranties regarding corporate authority and fairness being true and correct in all material respects as of the date of the merger agreement and as of the Closing, as though made on such date (except to the extent expressly made as of a specified date, in which case as of such specified date), in each case, disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect; and (iii) the representations and warranties regarding capitalization, Company Share Awards, compliance with anti-corruption laws, absence of Company Material Adverse Effect, absence of brokerage fees other than to the Company Financial Advisor, and inapplicability of anti-takeover provisions being true and correct in all respects (except for de minimus inaccuracies) as of the date of the merger agreement and as of the Closing, as though made on such date (except to the extent expressly made as of a specified date, in which case as of such specified date (except for de minimus inaccuracies) in all material respects as of such specified date);

●	the Company having performed or complied in all material respects all agreements and covenants required to be performed or complied by it under the merger agreement at or prior to the Closing;

●	since the date of the merger agreement, there not having occurred a Company Material Adverse Effect;

●	the amount of Dissenting Shares being less than 20% of the total outstanding Shares immediately prior to the Effective time; and

●	the Company having delivered to Parent a certificate of an executive officer of the Company dated as of the date of Closing confirming the above conditions have been satisfied.

The obligations of the Company to consummate the merger are also subject to the satisfaction or waiver at the Closing of the following conditions:

●	the representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing, as though made on such date (except to the extent expressly made as of a specified date, in which case as of such specified date), except to the extent such failures to be true and correct would not individually or in the aggregate, prevent, materially delay or materially impede the performance by Parent and Merger Sub of its obligations under the merger agreement;

●	Parent and Merger Sub having performed or complied in all material respects all agreements and covenants required to be performed or complied by it under the merger agreement on or prior to the Closing; and

●	the Company having received a certificate of an executive officer of Parent dated as of the date of Closing confirming the above conditions have been satisfied.

No Solicitation (Page 83)

From the date of the merger agreement until the earlier of the Effective Time or the valid termination of the merger agreement, the Company will not, will instruct its subsidiaries and their respective representatives not to:

●	initiate, solicit, propose, encourage or take any action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

●	engage in, continue or otherwise participate in discussions or negotiations with, or provide any non-public information concerning the Company or its subsidiary to any person with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist any acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal;

●	grant any waiver, amendment or release under any standstill or confidentiality agreement to which the Company is a party or any anti-takeover law, or otherwise knowingly facilitate any effort or attempt by any person to make an acquisition proposal;

●	approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal, or that conflicts with or is inconsistent with the merger agreement or requires the Company to abandon the merger agreement or the merger; or

●	resolve, propose, agree or publicly announce an intention to do any of the above actions.

The Company will immediately cease and cause to be terminated all discussion with any third parties existing as of the date of the merger agreement regarding an acquisition proposal.

Prior to obtaining the Requisite Company Vote, if the Company receives an unsolicited, written and bona fide acquisition proposal from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, (i) the Special Committee may directly or indirectly through the Company and its representatives contact such person to clarify and understand the terms and conditions of the proposal so as to determine whether such proposal constitutes or is reasonably expected to result in a superior proposal, and (ii) if the Special Committee determines in good faith, after consultation with and based upon the advice of its financial advisor and outside legal counsel, that such proposal constitutes or is reasonably likely to result in a superior proposal, then the Special Committee may directly or indirectly through the Company and its representatives, pursuant to an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the merger agreement, furnish information to the person who has made such proposal, provided that the Company will concurrently make available to Parent any non-public information provided to such person that was not previously made available to Parent or its representatives.

Prior to obtaining the Requisite Company Vote, (a) if the Company has received a written bona fide acquisition proposal that did not arise or result from a breach of the Company’s “no solicitation” obligations described above that is not withdrawn and that the Board determines, upon the recommendation of the Special Committee and in its good faith judgment, that (i) such acquisition proposal constitutes a superior proposal, and (ii) the failure to change its recommendation to the Company’s shareholders would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable law (after consultation with its financial advisor and outside legal counsel), the Board may change its recommendation and/or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal. However, prior to taking any such action, the Board must give Parent at least five business days’ prior written notice of its intention to take such action and a description of the material terms and conditions of such proposal and identifying the person making such proposal. Further, the Company must provide to Parent any confidential information disclosed to the person making the superior proposal but not previously disclosed to Parent, negotiate in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the merger agreement, so that the proposal would cease to constitute a superior proposal, and permit Parent to make a presentation of any amendments to the Board and the Special Committee (to the extent Parent wishes to make such presentation).

Prior to obtaining the Requisite Company Vote, the board of directors of the Company (based on the recommendation of the Special Committee) or the Special Committee may effect a Company Adverse Recommendation Change and direct the Company to terminate the merger agreement, if (a) a material development or change in circumstances has occurred or arisen after the date of the merger agreement that was not known to, nor reasonably foreseeable by, any member of the Special Committee as of or prior to the date of the merger agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, the merger agreement (an “Intervening Event”), (b) the failure to change its recommendation to the Company’s shareholders would reasonably be expected inconsistent with its directors’ duties to the Company and its shareholders under applicable law (after consultation with its outside legal counsel), (c) 5 business days have elapsed since the Company has given notice of its termination of the merger agreement in response to such Intervening Event to Parent advising that it intends to take such action and specifying the reasons, (d) during the notice period, the Company has considered and engaged in good faith discussions with Parent (if requested by Parent), any adjustment or modification to the merger agreement proposed by Parent, (e) following the notice period, taking into account any adjustment or modification to the terms of the merger agreement proposed by Parent, the failure to change its recommendation to the Company’s shareholders would reasonably be expected inconsistent with its directors’ duties to the Company and its shareholders under applicable law (after consultation with its outside legal counsel).

Termination of the Merger Agreement (Page 88)

The merger agreement may be terminated at any time prior to the Effective Time:

●	by mutual written consent of Parent and the Company;

●	by either Company or Parent, if:

●	the merger is not consummated by 11:59 p.m. on September 30, 2021 (Beijing Time);

●	any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order that has or would have the effect of enjoining the transactions contemplated by the merger agreement, which shall have become final and non-appealable, or there is any law that makes the consummation of the merger illegal or prohibited, provided that each of the parties have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable the order or law and has complied in all material respects with its obligations to use reasonable best efforts to consummate the merger; or

●	the merger agreement is not approved by Requisite Company Vote at the extraordinary general meeting or any adjournment thereof,

provided, however, the right to terminate the merger agreement pursuant to the circumstances described in the foregoing shall not be available to any party whose failure to fulfil any obligation under the merger agreement or other breach has been the primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied;

●	by the Company, if:

●	Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured (i) within 30 calendar days following receipt of written notice by Parent or Merger Sub of such breach from the Company or (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and 11:59 p.m. on September 30, 2021 (Beijing Time), provided that, the Company will not have this termination right if it is then in breach of any representation, warranty, covenant or agreement under the merger agreement that would result in the failure to satisfy the corresponding condition to Closing;

●	(i) all of the conditions to the merger regarding obtaining Requisite Company Vote and no governmental injunction and all of the conditions to be performed by the Company are satisfied (other than those conditions that by their nature are only to be satisfied at the Closing), (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the conditions to be performed by Parent and Merger Sub (other than those conditions by their nature are to be satisfied by actions taking at the Closing) have been satisfied or waived by the Company and that the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to complete the Closing within 5 business days following the date on which the Closing should have occurred on after the satisfaction of the closing conditions;

●	prior to obtaining the Requisite Company Vote, (i) in order to enter into any letter of intent, agreement in principle or definitive acquisition agreement, (a) the Board determines (in its good faith judgment upon the recommendation of the Special Committee), that failure to enter into a definitive agreement relating to a superior proposal would be inconsistent with its fiduciary duties under applicable law, and authorizes the Company to enter into such definitive agreement, (b) such superior proposal did not result from any breach by the Company’s non-solicitation obligations under the merger agreement, (c) the Company has delivered notice of such superior proposal to Parent, and if requested by Parent, has made its representatives available to Parent to discuss proposed changes to the merger agreement to an Acquisition Proposal, or (ii) in response to an Intervening Event, provided that the Company shall have paid the termination fee to Parent within 2 business days after such termination of the merger agreement in accordance with the terms of the merger agreement.

●	by Parent, if:

●	the Company has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured: (i) (x) within 5 calendar days following receipt of written notice by the Company from Parent of such breach with respect to the “no solicitation” obligations, or (y) within 30 calendar days following receipt of written notice by the Company from Parent or Merger Sub of such breach with respect to any other representation, warranty or covenant, or (ii) any shorter period of time that remains between the date Parent or Merger Sub provides written notice of such breach and 11:59 p.m. on September 30, 2021 (Beijing Time), provided that, Parent will not have this termination right if it is then in breach of any representation, warranty, covenant or agreement under the merger agreement that would result in the failure to satisfy the corresponding condition to Closing;

●	the Board has changed its recommendation to the shareholders of the Company relating to the approval of the merger in a manner adverse to Parent or Merger Sub;

●	the Board has approved any acquisition proposal or fails to publicly recommend against any acquisition proposal;

●	the Board has failed to include the recommendation to the shareholders of the Company to approve the merger agreement, the plan of merger and the transaction contemplated under the merger agreement in this proxy statement;

●	the Board has entered into any letter of intent, agreement in principle, definitive acquisition agreement for an acquisition proposal or similar document with respect to any acquisition proposal, or has authorized the Company to enter into a definitive agreement with respect to such proposal; or

●	the Board has taken any other action or made any other public statement that is inconsistent with its recommendation to the shareholders of the Company relating to the approval of the merger.

Material U.S. Federal Income Tax Consequences (Page 64)

For a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors – Material U.S. Federal Income Tax Consequences” beginning on page 64 for additional information. The U.S. federal income tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 68)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of consideration for the Company’s Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise or that PRC tax would otherwise apply. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise then the gain recognized on the receipt of consideration for the Company’s Shares by the holders of such Shares that are not PRC tax residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any). Furthermore, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares is subject to PRC tax if the holders of such Shares are PRC resident individuals. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Administration of Taxation of PRC, which became effective on December 1, 2017 and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, and, as a result, the Company (as transferee and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the merger consideration to be paid to holders of Shares. However, neither Parent nor Merger Sub intends to withhold any PRC taxes on the consideration provided to non-PRC resident shareholders of the Company in connection with the Merger. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. Please see “Special Factors – Material PRC Income Tax Consequences” beginning on page 68 for additional information.

Material British Virgin Islands Tax Consequences (Page 69)

The British Virgin Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that registration fees will be payable by the Company to the Registrar of Corporate Affairs of the British Virgin Islands to file and/or register the articles of merger, the amended and restated memorandum and articles of association of the surviving company in the form attached as Appendix B of the plan of merger) together with a copy of the resolution of the Company’s shareholders adopting the same and the updated register of directors of the surviving company. Please see “Special Factors — Material British Virgin Islands Tax Consequences” beginning on page 69 for additional information.

Market Price of the Shares (Page 69)

The closing price of the Shares on the NASDAQ on November 27, 2020, the last trading date immediately prior to the Company’s announcement on November 30, 2020 that it had received a going-private proposal, was $4.72 per Share. The merger consideration of approximately $6.50 per Share, to be paid in the merger represents a premium of approximately 37.7% to that closing price.

Fees and Expenses (Page 63)

Except for the circumstances where either the Company or Parent is required to pay a termination fee as appropriate under the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the merger is consummated.

Remedies (Page 59)

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to seeking an injunction, specific performance or other equitable remedies to enforce Parent’s or Merger Sub’s obligation to cause the financing for the merger to be funded at the Effective Time, and shall be subject to the satisfaction of the following conditions: (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the merger (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) the Company has irrevocably confirmed in writing that if the financing is funded, then it would take such actions that are within its control to cause the consummation of the transactions contemplated by the merger agreement to occur, and (iii) the financing has not been funded and Parent and Merger Sub fail to consummate the merger.

While the parties may pursue both a grant of specific performance and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $3,000,000 and the Company termination fee of $1,500,000, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On March 12, 2021, we entered into the merger agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board on behalf of the Company in favor of the proposal to authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions, including the merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on June 18, 2021, at 9:00 a.m. (Beijing Time) at the Company’s office at 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals: (a) to authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions, including the merger; (b) to authorize each of the members of the Special committee of the Board (the “Special Committee”) to do all things necessary to give effect to the merger agreement, the plan of merger, the articles of merger and the transactions, including the merger; and (c) if necessary, to approve that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Q:	What is the merger?

A:	The merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the Buyer Group, and as a result of the merger, the Shares will no longer be listed on the NASDAQ, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $6.50 in cash for each Share (other than the Rollover Shares) you own as of the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenter rights under Section 179 of the BVI Business Companies Act with respect to the merger, in which event you will be entitled to the fair value of each Share pursuant to the BVI Business Companies Act).

Please see “Special Factors – Material U.S. Federal Income Tax Consequences,” “Special Factors – Material PRC Income Tax Consequences” and “Special Factors – Material British Virgin Islands Tax Consequences” beginning on page 64 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company’s options be treated in the merger?

A:	If the merger is completed, at the Effective Time, the Company will terminate the Company’s 2018 Share Incentive Plan (the “Share Incentive Plan”) and any relevant award agreements entered into under the Share Incentive Plan.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares, promptly after the Effective Time (in any event within five business days after the Effective Time), a paying agent appointed by Parent will mail you (a) a letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $6.50 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares. The merger consideration may be subject to U.S. federal income tax backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:	In order for the merger to be completed, the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by a resolution approved by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon in respect of which the shareholders holding the Shares were present at the extraordinary general meeting of the shareholders or an adjournment thereof in person or by proxy and being Shares in respect of which the votes were voted in accordance with the BVI Business Companies Act and the memorandum and articles of the Company. At the close of business in the British Virgin Islands on May 17, 2021, the Share record date for the extraordinary general meeting, there were 18,329,600 Shares issued and outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Rollover Shareholders beneficially own approximately 71.1% of the total issued and outstanding Shares of the Company entitled to vote.

Q:	What vote of our shareholders is required to approve the proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The authorization and approval of the merger agreement, the plan of merger, the articles of merger and the merger must be authorized and approved by a resolution approved by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon in respect of which the shareholders holding the Shares were present at the extraordinary general meeting of the shareholders or an adjournment thereof in person or by proxy and being Shares in respect of which the votes were voted in accordance with the BVI Business Companies Act and the memorandum and articles of the Company. If there are insufficient votes at the time of the extraordinary general meeting to authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, you will also be asked to vote on the proposal to adjourn the extraordinary general meeting to allow us to solicit additional proxies.

The proposal to adjourn and postpone the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by a resolution approved by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon in respect of which the shareholders holding the Shares were present at the extraordinary general meeting of the shareholders or an adjournment thereof in person or by proxy and being Shares in respect of which the votes were voted in accordance with the BVI Business Companies Act and the memorandum and articles of the Company.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee and on behalf of the Company, our Board recommends that you vote:

●	FOR the proposal to authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger;

●	FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger; and

●	FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the resolutions to be proposed at the extraordinary general meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date is May 17, 2021. Only shareholders entered in the register of members of the Company at the close of business in the British Virgin Islands on the Share record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy, of shareholders holding not less than 50% of the votes of the issued and outstanding Shares that are entitled to vote on the Share record date will constitute a quorum for the extraordinary general meeting.

Q:	What effects will the merger have on the Company?

A:	As a result of the merger, the Company will cease to be a publicly-traded company and will be beneficially owned by the Buyer Group. Your Shares in the Company will be cancelled, and you will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and our reporting obligations with respect to our Shares under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our Shares will no longer be listed or traded on any stock exchange, including the NASDAQ.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the second quarter of 2021. In order to complete the merger, we must obtain the Requisite Company Vote of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If our shareholders do not authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The Shares will continue to be listed and traded on the NASDAQ, provided that the Company continues to meet the NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 90.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name as of the Share record date, you have four voting options:

●	By Internet, which we encourage if you have Internet access, at the address shown on your proxy card;
●	By email, by emailing your signed proxy card to vote@vstocktransfer.com;
●	By mail, by completing, signing and returning the enclosed proxy card; or
●	By fax, by faxing your signed proxy card to 646-536-3179.

You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger, the articles of merger and transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	If my Shares are held in a brokerage or other nominee account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

●	first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China;

●	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

●	third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares. If you are a holder of record and your Shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares, should I send in my share certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now.

All holders of uncertificated Shares will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates in exchange for the merger consideration.

Q:	What happens if I sell my Shares before the extraordinary general meeting?

A:	The share record date for determining shareholders entitled to vote at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be consummated. If you transfer your Shares after the share record date but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a valid proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

Q:	Am I entitled to appraisal rights?

A:

Registered shareholders (i.e. shareholders whose name is registered in the register of members of the Company) and wishing to dissent from the merger will be entitled to seek appraisal and have the right to receive payment of the fair value of their Shares in accordance with Section 179 of the BVI Business Companies Act if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, as amended regarding the exercise of appraisal rights, a copy of which is attached as Annex C to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

If you hold your shares through a financial intermediary such as a broker or bank and wish to dissent from the merger, you must make all necessary arrangements with the financial intermediary to ensure that your shares are registered in your own name in the register of members of the Company such that you become a registered shareholder in order for you to exercise dissenters’ rights. The financial intermediary is unlikely to exercise or attempt to exercise any dissenters’ rights with respect to any of the shares that it holds, even if a beneficial owner of the shares requests the financial intermediary to do so. You must contact your financial intermediary promptly to ensure that you become a registered shareholder in sufficient time ahead of the date of the extraordinary general meeting, as you must deliver to the Company a written objection to the merger before the vote to authorize and approve the merger is taken at the extraordinary general meeting. You must subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex C to this proxy statement. If the merger is not consummated, the Company will continue to be a publicly traded company in the United States and the shares will continue to be listed on NASDAQ. As a result, if you became a registered shareholder for purposes of exercising dissenters’ rights and the merger is not consummated, and you wish to transfer your shares back to a financial intermediary, you will need to contact the financial intermediary to make all necessary arrangements.

If you do not fully and precisely satisfy the procedural requirements of the Section 179 of the BVI Business Companies Act, you will lose your dissenters’ rights.

We encourage you to read the section of this proxy statement entitled “Appraisal Rights” beginning on page 92 as well as Annex C to this proxy statement carefully and we urge you to seek your own legal advice on BVI Business Companies Act in general from a licensed British Virgin Islands law firm if you wish to exercise your dissenters’ rights.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	No. The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including:

●	the beneficial ownership of equity interests in Parent by (a) Mr. Zhili Wang, the chairman of the Board and chief executive officer of the Company, (b) Mr. Debao Wang, director, chief financial officer and vice president of the Company and (c) Mr. Guoan Xu, director and vice president of the Company;

●	the potential enhancement or decline of share value of Parent’s shares directly or indirectly held by the Chairman, Mr. Debao Wang and Mr. Guoan Xu as a result of the merger and future performance of the surviving company;

●	continued indemnification, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

●	the monthly compensation of RMB5,000 (equivalent to US$775) of members of the Special Committee in exchange for their services in such capacity (or, in the case of the chairman of the Special Committee, monthly compensation of RMB10,000 (equivalent to US$1,549)) (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger); and

●	the continuation of service of certain executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 59 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the merger agreement and the plan of merger?

A:	Pursuant to the Support Agreement, each of the Rollover Shareholders, including the Chairman, Mr. Debao Wang and Mr. Guoan Xu, has agreed to vote all of the Shares beneficially owned by such person in favor of the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger. As of the Share record date, the Rollover Shareholders beneficially owned approximately 71.1% of the total issued and outstanding Shares of the Company entitled to vote.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance in voting your Shares, you can contact Investor Relations, China Customer Relations Centers, Inc., at +1-718-213-7386 or at shunyu.zheng@weitian-ir.com.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger occurred in China and Hong Kong. As a result, China Standard Time is used for all dates and times given. The term “Buyer Group” used at various times refers to the consortium consisting of the Guarantors, Wilstein, Telecare Global, Mr. Yipeng Wang, Harford, Mr. Ruixiu Wang, Sainsberry, Mr. Qiaolin Wang, Ms. Yan Lyu, Mr. Xianghui Li, Ms. Ning Zou, Singeton Management, Mr. Liping Gao, Ms. Yuxiang Qi and Ms. Yanli Xu, as applicable, as the relevant parties formed or joined the Consortium at different times described below.

The Board and senior management of the Company have been reviewing periodically the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management of the Company have also periodically reviewed strategic alternatives that may be available to the Company.

On November 10, 2018, the Chairman and Guangzhou Cornerstone Asset Management Co., Ltd. (“Cornerstone”), formed a consortium (collectively, the “2018 Buyer Group”) and submitted a preliminary, non-binding letter (the “2018 Proposal”) to the Board, proposing to acquire all of the Shares of the Company not already owned by the consortium at US$16.00 per share in cash in a take-private transaction. Under the 2018 Proposal, the 2018 Buyer Group would fund the proposed transaction through a combination of equity and debt financing. The equity financing would be in the form of rolling over the Shares of the Company owned by each member of the 2018 Buyer Group; while the debt financing would be provided by the members of 2018 Buyer Group and other sponsors. The 2018 Buyer Group engaged China Renaissance as their financial advisor, Skadden, Arps, Slate, Meagher & Flom LLP as their U.S. legal counsel, and Conyers Dill & Pearman as their British Virgin Islands legal counsel.

After receiving the 2018 Proposal, the Board of the Company formed an independent committee (the “2018 Independent Committee”) of disinterested directors to evaluate and review the proposal. The 2018 Independent Committee was composed of the following independent directors of the Company: Mr. Tianjun Zhang, Mr. Owens Meng and Mr. Jie Xu, with Mr. Tianjun Zhang serving as chairman of the 2018 Independent Committee. The 2018 Independent Committee was responsible for evaluating, negotiating and recommending to the Board any proposals involving a strategic transaction by the Company with one or more third parties. On November 13, 2018, the Company issued a press release regarding the establishment of the 2018 Independent Committee, and furnished the press release as an exhibit to its current report on Form 6-K.

As of November 29, 2018, the 2018 Independent Committee had retained Duff & Phelps, LLC and Duff & Phelps Securities, LLC as the 2018 Independent Committee’s independent financial advisors, Sidley Austin LLP as its U.S. legal counsel and Maples and Calder (Hong Kong) LLP as its British Virgin Islands legal counsel in connection with its review and evaluation of the 2018 Proposal. On November 29, 2018, the Company issued a press release regarding the engagement of the financial advisors and legal counsels by the 2018 Independent Committee, and furnished the press release as an exhibit to its current report on Form 6-K.

No definitive agreement or understanding was reached because the 2018 Buyer Group was unable to obtain the necessary financing commitment to fund the proposed transaction. On May 25, 2020, Cornerstone withdrew from the 2018 Buyer Group and informed the Board that it no longer intended to participate in the proposed transaction as contemplated under the 2018 Proposal. Subsequently, on May 29, 2020, the Board received a letter from the Chairman confirming his withdrawal of the 2018 Proposal. On May 29, 2020, the Company issued a press release regarding the withdrawal of the 2018 Proposal by the 2018 Buyer Group, and furnished the press release as an exhibit to its current report on Form 6-K.

After Cornerstone’s withdrawal from the 2018 Buyer Group, the Chairman periodically reviewed the Company’s business operations, the general conditions of the Chinese economy, the Company’s industrial sector and generally assessed strategic alternatives, including, but not limited to, a plan that would maintain the Company’s NASDAQ listing and, alternatively, a going private transaction.

In November 2020, the Chairman seriously considered strategic alternatives. The primary factors that influenced the Chairman’s consideration of strategic alternatives included the material adverse impact caused by the outbreak of the COVID-19 pandemic on the Company’s business, the sustained low trading price of the Company’s Shares, and the increasing expenses and burden to comply with the U.S. federal laws, including the U.S. securities laws.

On November 24, 2020, the Chairman, Mr. Debao Wang, Mr. Guoan Xu, Mr. Qingmao Zhang, Mr. Long Lin, Mr. Jishan Sun and their respective affiliated entities engaged Commerce & Finance Law Offices (“C&F”) as its legal advisor in connection with a potential going private transaction involving the Company.

On November 27, 2020, the Chairman, Mr. Debao Wang, Mr. Guoan Xu, Mr. Qingmao Zhang, Mr. Long Lin, Mr. Jishan Sun and their respective affiliated entities (the “Initial Consortium Members”) entered into a consortium agreement to form a consortium (the “Initial Consortium Agreement”) and the Initial Consortium Members jointly delivered to the Board a preliminary non-binding proposal (the “Proposal”), announcing their intent to acquire all outstanding Shares that are not owned by the Buyer Group for cash consideration equal to US$5.37 per share (the “Proposed Transaction”).

On November 28, 2020, the Board held a telephonic meeting to discuss, among other things, the Proposal. The Board determined that it was in the best interests of the Company to establish a special committee (the “Special Committee”) consisting of three independent and disinterested directors, Mr. Tianjun Zhang, Mr. Owens Meng and Mr. Jie Xu with Mr. Tianjun Zhang serving as the chairman of the Special Committee, each of whom currently serves as an independent director on the Board and is unaffiliated with the Buyer Group and has the time and experience required for discharging his responsibility as a member of the Special Committee, to consider and evaluate the Proposal. The Special Committee was granted, by way of unanimous written resolutions by the Board on November 28, 2020, the power and authority to (i) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of the Proposed Transaction and any alternative transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation, (ii) respond to any communications, inquiries or proposals regarding the Proposed Transaction or any alternative transaction, (iii) review, evaluate, investigate, pursue and negotiate the terms and conditions of the Proposed Transaction or any alternative transaction, (iv) solicit expressions of interest or other proposals for alternative transactions to the extent the Special Committee deems appropriate, (v) recommend to the Board and the Company whether the Proposed Transaction or any alternative transaction is advisable and is fair to, and in the best interests of, the Company and its shareholders (or any subset of the shareholders of the Company that the Special Committee determines to be appropriate), (vi) recommend rejection or approval of the Proposed Transaction or any alternative transaction to the Board, (vii) effect or recommend to the Board the consummation of the Proposed Transaction or any alternative transaction, (viii) review, analyse, evaluate and monitor all proceedings and activities of the Company related to the Proposed Transaction or any alternative transaction, (ix) take such actions as the Special Committee may deem to be necessary or appropriate in connection with anti-takeover provisions, including, without limitation, actions with respect to the adoption, amendment or redemption of a shareholder rights plan, (x) investigate the Company and any prospective acquirers, the Proposed Transaction or alternative transaction and matters related thereto as it deems appropriate, (xi) review and comment upon any and all documents and other instruments used in connection with the Proposed Transaction or any alternative transaction, including any and all materials to be filed with the SEC and other governmental and non-governmental persons and entities, (xii) authorize the issuance of press releases and other public statements, including filings with the SEC and other governmental and non-governmental persons and entities as the Special Committee considers appropriate regarding the Proposed Transaction or any alternative transaction or consideration thereof, and (xiii) take such other actions as the Special Committee may deem to be necessary or appropriate for the Special Committee to discharge its duties.

On the same day, the Special Committee held its first telephonic meeting. The Special Committee determined to retain Hogan Lovells as its U.S. legal advisor and Houlihan Lokey as its independent financial advisor to assist the Special Committee in evaluating and negotiating the Proposed Transaction or any alternative transaction involving the Company. The Special Committee’s decision was based on, among other factors, Hogan Lovells’ and Houlihan Lokey’s extensive experiences in mergers and acquisitions transactions, their strong reputations, their significant experience dealing with China-based companies, and their lack of existing material relationships with the Company or the Buyer Group.

On November 29, 2020, the Special Committee convened a meeting by telephone with Hogan Lovells and Houlihan Lokey. Hogan Lovells gave a detailed explanation of the Special Committee’s fiduciary duties as directors of the Company in the Proposed Transaction. Houlihan Lokey then briefly discussed the financial advisor’s responsibilities in the Proposed Transaction and the financial due diligence work it needed to conduct in order to conduct its financial analysis of the Company and assess the offer. The Special Committee then authorized Houlihan Lokey to commence its due diligence on the Company as necessary for Houlihan Lokey to conduct its financial analysis of the Company. The Special Committee then discussed draft communications and confidentiality guidelines prepared by Hogan Lovells for directors, officers and employees of the Company to follow in light of and in connection with the Proposed Transaction and any alternative transaction. The guidelines were adopted by the Special Committee and subsequently delivered to the management of the Company on November 29, 2020.

During the meeting, the Special Committee also requested that Hogan Lovells and Houlihan Lokey seek to obtain clarification from the Buyer Group as to whether the Buyer Group intends to participate in any alternative transaction involving third parties.

On November 30, 2020, the Company issued a press release regarding its receipt of the Proposal, the establishment of the Special Committee and the appointment of Hogan Lovells as its U.S. legal advisor and the appointment of Houlihan Lokey as its financial advisor, and furnished the press release as an exhibit to its current report on Form 6-K.

On November 30, 2020, representatives of Houlihan Lokey reached out to the Company to commence its financial due diligence with respect to the Company.

On December 5, 2020, Houlihan Lokey and Hogan Lovells held a telephonic meeting with Mr. Debao Wang, the representative of the Buyer Group. Mr. Debao Wang confirmed that the Buyer Group would be open to third party participating in the Buyer Group, but would not consider selling their shares in the Company to any third party. Later on the same day, the Special Committee held a telephonic meeting with Hogan Lovells and Houlihan Lokey. The Special Committee considered the Buyer Group’s unwillingness to potentially sell their shares to any third party and further discussed how to best assess whether the Proposed Transaction is likely the best alternative available.

On December 7, 2020, the Chairman, Mr. Qingmao Zhang, Mr. Debao Wang jointly filed a Schedule 13D with the SEC announcing the execution of the Initial Consortium Agreement and the execution and the submission of the Proposal to the Board.

On December 10, 2020, Houlihan Lokey presented to the Special Committee a letter from a private equity firm (“Party A”) that it received on December 3, 2020, which expresses Party A’s interest in the Company.

On December 12, 2020, the Special Committee held a telephonic meeting with Hogan Lovells and Houlihan Lokey. The Special Committee considered the letter from Party A and instructed Houlihan Lokey to get in touch with Party A to further understand Party A’s interest and in potentially making an offer to acquire the Company. The Special Committee further discussed with its advisors whether to perform a market check. After robust discussion with its advisors, and taking into consideration all available facts, including (i) the Buyer Group owned shares in the Company representing approximately 43% of the outstanding voting power, (ii) the Buyer Group’s clear indication that it was committed to the current proposal and not any potential proposal from a third party, (iii) third parties may approach the Special Committee proactively to express an interest in a transaction with the Company, the Special Committee then came to the view that although it would not pursue a market check at this stage of the privatization process, it would remain open to any competing bids received or alternative transactions available.

On December 16, 2020, Houlihan Lokey had a telephonic meeting with Party A to discuss Party A’s interest and determine whether they were prepared to make a proposal to acquire the Company, including their proposed financing plan for an acquisition.

On December 19, 2020, the Special Committee held a telephonic meeting with Hogan Lovells and Houlihan Lokey. Houlihan Lokey reported that Party A indicated it was interested in acquiring the Company and had sufficient funds available to immediately fund a potential transaction. The Special Committee noted that the indication expressed by Party A, once formalized, would need to be evaluated by the Special Committee, together with the proposal by the Buyer Group and other strategic alternatives, as to which alternative would be in the best interest of the public shareholders of the Company. After robust discussions with its advisors, the Special Committee instructed Houlihan Lokey to convey the message to Party A that the Special Committee would be open to an alternative transaction, and that if Party A were interested in making an offer, they should do so in writing with specific conditions of their offer and demonstrate ability to fund their proposed transaction. On December 21, 2020, Houlihan Lokey relayed such message to Party A through a telephone call.

On December 22, 2020, C&F sent an initial draft of the merger agreement to Hogan Lovells.

On December 26, 2020, the Special Committee held a telephonic meeting with Hogan Lovells and Houlihan Lokey. Houlihan Lokey reported that it had not received any further update from Party A since December 21, 2020, and did not hear back from Party A thereafter.

At the same meeting, Hogan Lovells provided the Special Committee with an overview of principal issues contained in the first draft of the merger agreement that Hogan Lovells received from C&F on December 22, 2020, which include, among other things: (i) the Buyer Group’s plan to finance the Proposed Transaction through a combination of rollover financing from the rollover shareholders and debt financing, (ii) the absence of a “majority of the minority vote” requirement, (iii) the closing condition for the benefit of the Buyer Group that shareholders representing no more than 10% of the outstanding shares had exercised dissenters rights, and (iv) certain trigger events for the termination of the merger agreement and the payment of termination fees. After lengthy discussion and considering the views of its advisors, the Special Committee agreed on a proposed response to the key issues in the merger agreement, including, among other things, requesting the “majority of the minority vote”, rejecting the closing condition relating to the exercise of dissenters rights, requesting the ability for the Company to terminate the agreement if it received a superior proposal following execution of a definitive agreement or an intervening event occurs, etc.

On December 31, 2020, Hogan Lovells sent the revised draft merger agreement to C&F.

On January 15, 2021, C&F sent the revised draft of the merger agreement, the first draft of the limited guarantee to be issued by the members of the Buyer Group to the Company, and the first draft of the rollover and support agreement to Hogan Lovells.

On January 16, 2021, the Special Committee held a telephonic meeting with Hogan Lovells and Houlihan Lokey. Houlihan Lokey conveyed to the Special Committee the key assumptions and outputs of the management projections for the years 2020 to 2025 that it had received from the Company. The Special Committee discussed the management projections with its advisors thoroughly, in particular the underlying assumptions in relation to revenue grow rates, methodologies utilized, and the reasons for the projected profit margin decrease. The Special Committee further discussed with its advisors the revised draft of the merger agreement sent from C&F on January 15, 2021.

On January 23, 2021, the Special Committee held a telephonic meeting with Hogan Lovells and Houlihan Lokey. Houlihan Lokey provided an update on Houlihan Lokey’s discussions with the Company regarding the management projections, in particular, the underlying assumptions of revenue growth rates and reasons for the projected gross profit margin decrease. After robust discussions with its advisors, the Special Committee authorized Houlihan Lokey to adopt the management projections for use in its financial analysis.

On January 26, 2021, Hogan Lovells sent C&F revised drafts of the merger agreement, rollover and support agreement and limited guarantee.

On January 28, 2021, the Special Committee held a telephonic meeting with Hogan Lovells and Houlihan Lokey. Houlihan Lokey reported that based on its still-in-process preliminary financial analysis, the offer price proposed by the Buyer Group is at the lower end of its valuation range of the Company. After discussion, the Special Committee then instructed its advisors to communicate with Buyer Group that the Special Committee is requesting a price increase.

On January 29, 2021, Houlihan Lokey had a telephonic meeting with Mr. Debao Wang, a representative of the Buyer Group, and conveyed the Special Committee’s view that the current offer price was insufficient and were requesting that the Buyer Group increase its offer price. The request was not made for a specific price or range of prices.

On February 6, 2021, representative of the Buyer Group had a telephonic meeting with Houlihan Lokey offering to increase the offer price to US$5.60 per share.

On February 10, 2021, C&F sent Hogan Lovells revised drafts of the merger agreement, rollover and support agreement and limited guarantee.

On February 25, 2021, the Special Committee held a telephonic meeting with Hogan Lovells and Houlihan Lokey. Houlihan Lokey reported to the Special Committee that the Buyer Group had offered to increase the offer price to US$5.60 per share. Houlihan Lokey also communicated to the Special Committee with respect to its preliminary financial analysis. The Special Committee engaged in robust discussions about the factors surrounding the updated financial analysis, including the business operations of the Company, the valuation methodologies adopted, any in-bound interest in relation to the take-private transaction, etc. The Special Committee believed that there was room for an additional price increase and instructed Houlihan Lokey to request a further price increase with the Buyer Group. Hogan Lovells then reported to the Special Committee that Hogan Lovells had received the revised merger agreement and other ancillary transaction documents from the Buyer Group on February 10, 2021. The Buyer Group had agreed to most of the terms proposed by the Special Committee and the only remaining key item is the “majority of minority approval”.

Following the meeting, Houlihan Lokey reached out to the representative of the Buyer Group requesting the Buyer Group to an increase in the offer price. The request was not made for a specific price or range of prices. Later on the same day, the representative of the Buyer Group offered to increase the offer price to US$6.00 per share.

On February 27, 2021, the Special Committee held a telephonic meeting with Hogan Lovells and Houlihan Lokey. Houlihan Lokey reported to the Special Committee that the Buyer Group had offered to increase the offer price to US$6.00 per share. After discussion with its advisors, the Special Committee believed that there was room for an additional price increase and instructed Houlihan Lokey to request a further price increase with the Buyer Group.

Following the meeting, Houlihan Lokey reached out to the representative of the Buyer Group requesting the Buyer Group to increase the offer price. The request was not made for a specific price or range of prices.

On March 2, 2021, the Special Committee held a telephonic meeting with Hogan Lovells and Houlihan Lokey. Houlihan Lokey presented its preliminary financial analysis to the Special Committee and the Special Committee discussed various aspects of the financial analysis with Houlihan Lokey. The Special Committee instructed Houlihan Lokey to continue negotiating the offer price with the Buyer Group.

On the same day, Hogan Lovells sent the revised draft merger agreement to C&F.

In the evening of March 2, 2021, representative of the Buyer Group had a telephonic meeting with Houlihan Lokey offering its final and best offer of US$6.50 per share.

On March 3, 2021, the Special Committee held a telephonic meeting with Hogan Lovells and Houlihan Lokey. During the meeting, Houlihan Lokey reported to the Special Committee that the Buyer Group has offered their “final and best offer” at US$6.50 per share. After discussion, the Special Committee considered accepting such price, subject to the receipt of the debt commitment letter to the satisfaction of the Special Committee and the finalization of the definitive agreements.

The Initial Consortium Members intended to invite more shareholders to join the consortium to consummate the merger. On March 11, 2021, the Initial Consortium Agreement was terminated by the Initial Consortium Members in its entirety.

On March 11, 2021, the Board convened a meeting. After fully disclosing the directors’ interests in the proposed transaction (which interests are described under the heading titled “Special Factors –Interests of Certain Persons in the Merger”), Mr. Zhili Wang, Mr. Debao Wang, Mr. Guoan Xu have recused themselves from the rest of the meeting after answering questions raised by other directors of the Company. The directors of the Company then appointed Mr. Tianjun Zhang as the substitute chairman of the meeting and had a discussion regarding the proposed transaction and the New Consortium Agreement (as defined below) and determined that it is advisable and in the best interests of the Company to approve the New Consortium Agreement, and approved the execution, delivery and performance of the New Consortium Agreement by the parties thereto.

Upon the approval of the Board, on March 11, 2021, Mr. Yipeng Wang, Mr. Ruixiu Wang, Mr. Qiaolin Wang, Ms. Yan Lyu, Mr. Xianghui Li, Ms. Ning Zou, Mr. Liping Gao, Ms. Yuxiang Qi, Ms. Yanli Xu and the Initial Consortium Members entered into the New Consortium Agreement (the “New Consortium Agreement”).

On March 11, 2021, China Merchants Bank Co., Ltd. issued a debt commitment letter to Parent, a copy of which was provided by C&F to Hogan Lovells on March 11, 2021.

During the ensuing days, C&F and Hogan Lovells continued to negotiate and finalize the merger agreement and the related documentation.

On March 12, 2021, the Special Committee held a telephonic meeting with Hogan Lovells and Houlihan Lokey. Hogan Lovells reviewed the fiduciary duties applicable to the Special Committee in connection with the Proposed Transaction and the key terms in the merger agreement and the related transaction documents. Houlihan Lokey then presented its financial analysis to the Special Committee and provided its oral opinion, which was subsequently confirmed in writing and is attached hereto as Annex B, to the effect that, as of March 12, 2021, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the $6.50 per share cash merger consideration (without interest thereon and less any required withholding taxes) to be received by the holders of Shares (other than holders of Excluded Shares), pursuant to the merger agreement was fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of Shares other than in its capacity as a holder of Shares). Please see “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 44 for additional information regarding the financial analysis performed by Houlihan Lokey and the opinion rendered by Houlihan Lokey to the Special Committee. After considering the presentations of Hogan Lovells and Houlihan Lokey, including Houlihan Lokey’s fairness opinion, and taking into account the other factors described below under the heading titled “Special Factors–Reasons for the Merger and Recommendation of the Special Committee and the Board”, the Special Committee then unanimously (a) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Shareholders and their affiliates), and declared it advisable, to enter into the merger agreement, the plan of merger, the articles of merger and the transactions contemplated thereby, (b) approved the execution, delivery and performance of the merger agreement, the plan of merger, the articles of merger and the consummation of the transactions contemplated under the merger agreement and thereby, including the merger, and (c) resolved to recommend that the shareholders of the Company authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated under the merger agreement, including the merger (and including, without limitation, the amended and restated memorandum of association and articles of association of the surviving company in the form attached as Appendix B of the plan of merger), in each case in accordance with the BVI Business Companies Act.

Following the meeting of the Special Committee, the Board convened a meeting with Hogan Lovells and Houlihan Lokey. After fully disclosing his interests in the proposed transaction (which interests are described under the heading titled “Special Factors –Interests of Certain Persons in the Merger”), the Chairman, Mr. Debao Wang and Mr. Guoan Xu left the meeting and did not participate in or vote upon any matters discussed during the meeting. The Special Committee then provided to the Board an overview of the proposed transaction and presented its recommendation to the Board. After considering the proposed terms of the merger agreement, the other transaction agreements and the unanimous determination and recommendation of the Special Committee, the Board, on behalf of the Company, (a) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Shareholders and their affiliates), and declared it advisable, to enter into the merger agreement, the plan of merger, the articles of merger and the transactions contemplated thereby, (b) approved the execution, delivery and performance of the merger agreement, the plan of merger, the articles of merger and the consummation of the transactions contemplated under the merger agreement and thereby, including the merger, and (c) resolved to recommend that the shareholders of the Company authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated under the merger agreement, including the merger (and including, without limitation, the amended and restated memorandum of association and articles of association of the surviving company in the form attached as Appendix B of the plan of merger), in each case in accordance with the BVI Business Companies Act. See “Special Factors – Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 32 for a full description of the resolutions of the Board at this meeting.

Later in the evening on March 12, 2021, the Company, Parent and Merger Sub executed the merger agreement. Other transaction documents, including the limited guarantee and the rollover and support agreement were also executed on March 12, 2021. The Company then issued a press release announcing the execution of the merger agreement and the ancillary documents, and furnished the press release as an exhibit to its current report on Form 6-K.

Reasons for the Merger and Recommendation of the Special Committee and the Board

The Special Committee and the Board believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.

Additionally, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company. As a result, the Company’s actual or potential competitors, customers, suppliers, lenders and vendors all have access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

Our Board, acting upon the unanimous recommendation of the Special Committee, which the Special Committee acted with the advice and assistance of our management (other than the Chairman, Mr. Debao Wang and Mr. Guoan Xu, members of the Buyer Group, owing to their respective interests in the proposed transaction) and its financial and legal advisors, and on behalf of the Company, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on March 12, 2021, the Special Committee unanimously recommended that the Company’s Board adopt resolutions that:

●	determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement;

●	authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the transactions contemplated thereby, including the merger; and

●	resolved to direct that the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated under the merger agreement, including the merger.

On March 12, 2021, the Board (other than the Chairman, Mr. Debao Wang and Mr. Guoan Xu, members of the Buyer Group, who did not attend, participate in or vote upon any matters discussed during the Board meeting, owing to their respective interests in the proposed transaction) approved and adopted the resolutions recommended by the Special Committee.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the merger, each of which the Special Committee and the Board believed supported their respective decisions, but which are not listed in any relative order of importance:

●	the current and historical market prices of the Shares, including the fact that per Share merger consideration of $6.50 representing a premium of 37.7% over the Company’s closing price of $4.72 per Share on November 27, 2020, the last trading day prior to November 30, 2020, the date that it announced that it had received a going-private proposal, and a 35.4% and 37.8% premium over the Company’s 30 and 60 trading day volume-weighted average closing prices as quoted by the NASDAQ on November 27, 2020;

●	the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain a per Share price equal to or greater than the per Share merger consideration of $6.50, as adjusted for present value, particularly in light of (i) the trading price of the Company’s Shares prior to announcing the receipt of the going-private proposal, and (ii) the Board’s recognition of the challenges involved in increasing shareholder value as an independent publicly traded company; (iii) the material adverse impact on the Company’s performance and operations caused by the outbreak of COVID-19 which is expected to continue throughout 2021; and (iv) the recent statement given by the chairman of the SEC and chairman of the Public Company Accounting Oversight Board warning the disclosure, financial reporting and other risks of Chinese listed companies, as well as the evolving trade tension between the U.S. and China, which are expected to lead to lower valuation of China-based companies by the U.S. stock markets;

●	the all-cash merger consideration, which will allow the unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares;

●	the negotiations with respect to the merger consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Group and the multiple increases in the merger consideration by the Buyer Group, $6.50 per Share was the highest price that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration, tenor and process of negotiations and the experience of the Special Committee’s advisors;

●	the fact that the Rollover Shareholders, who collectively own approximately 71.1% of the total outstanding Shares of the Company, have agreed, (i) to participate in the proposed transaction, (ii) to vote for the proposed transaction and vote against any competing proposal, and (iii) not to sell their respective Shares in the Company;

●	the financial analysis reviewed and discussed with the Special Committee by representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey to the Special Committee on March 12, 2021 (which was subsequently confirmed by delivery of a written opinion of Houlihan Lokey dated the same date) with respect to the fairness, from a financial point of view, the $6.50 per Share cash merger consideration to be received by the holders of Company’s Shares, respectively (other than holders of Excluded Shares), pursuant to the merger agreement, as of March 12, 2021, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing their opinion. Please see “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 44 for additional information; The Special Committee notes that the opinion delivered by Houlihan Lokey addresses the fairness, from a financial point of view, of the $6.50 per share merger consideration to be received by holders of the Shares (other than the Excluded Shares), including the Company’s director and officer security holders (other than the Chairman, Mr. Debao Wang and Mr. Guoan Xu). These director and officer security holders who may receive consideration as a result of the merger (other than the Chairman, Mr. Debao Wang and Mr. Guoan Xu) are treated in the same way as the unaffiliated security holders in connection with the merger, and will receive the same amount of per share merger consideration as the unaffiliated security holders. The Special Committee does not believe the inclusion of these director and officer security holders (other than the Chairman, Mr. Debao Wang and Mr. Guoan Xu) in the opinion affects its ability to rely on the opinion of Houlihan Lokey as one of the factors, based on which the Special Committee determines that the merger is fair to the unaffiliated security holders. However, the Special Committee has not made any determination, nor does it intend to express any view, as to the fairness of the merger to any security holder who is an affiliate of the Company, such as the director and officer stockholders identified in the preceding sentence (including, the Rollover Shareholders). The Special Committee and the Board expressly adopted these analyses and opinions of Houlihan Lokey as their own, among other factors considered, in reaching their respective determination as to the fairness of the transactions contemplated by the merger agreement, including the merger;

●	potential adverse effects on the Company’s business, financial condition and results of operations caused by recent economic conditions in the PRC, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing and reduced market confidence;

●	the increased costs of regulatory compliance for public companies;

●	the trends in the Company’s industry, including competition;

●	the recognition that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long term financial performance without the pressures caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;

●	the recognition that, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance;

●	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered proprietary and competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help our actual or potential competitors, customers, lenders and vendors compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be;

●	the belief of the Special Committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

●	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

●	the absence of a financing condition in the merger agreement;

●	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion; and

●	the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $3,000,000 termination fee and the guarantee of such payment obligation by the Guarantors;

●	the Special Committee’s belief that it was unlikely that any transaction with a third party could be completed at this time in light of the Rollover Shareholders’ express intent not to sell or offer to sell their Shares to any third party;

●	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to the unaffiliated security holders and to permit the Special Committee and the Board to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

●	in considering the merger with the Buyer Group, the Special Committee, which consists of three independent directors, acted solely to represent the interests of the unaffiliated security holders, and the Special Committee had independent control of the negotiations with the Buyer Group and its legal advisor on behalf of such unaffiliated security holders;

●	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee’s or Board’s recommendation of the merger), and (iii) the director’s indemnification and liability insurance rights under the merger agreement;

●	following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Houlihan Lokey as its financial advisor and Hogan Lovells, as its legal advisors, each reporting solely to the Special Committee;

●	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval unless the Special Committee had recommended such action to the Board;

●	there are no limitations placed on the Special Committee’s authority, including the authority to reject the terms of any strategic transaction, including the merger;

●	the Special Committee held 13 telephonic meetings to consider and review the terms of the merger agreement and the merger;

●	the recognition by the Special Committee and the Board that it had no obligation to recommend the authorization and approval of the proposal from the Buyer Group or any other transaction;

●	the recognition by the Special Committee and the Board that, under the terms of the merger agreement, it has the ability to consider any proposal regarding a competing transaction that is reasonably likely to lead to a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – No Solicitation” beginning on page 83) until the date the Company’s shareholders vote upon and authorize and approve the merger agreement;

●	the ability of the Company to terminate the merger agreement in connection with a “superior proposal” or an “intervening event” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – No Solicitation” beginning on page 83) subject to compliance with the terms and conditions of the merger agreement; and

●	the availability of appraisal rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by independent appraisers.

The Special Committee and the Board also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

●	the fact that authorization and approval of the merger agreement are not subject to approval of at least a majority of unaffiliated security holders;

●	the fact that the Company’s shareholders, other than the Rollover Shareholders, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

●	the restrictions on the conduct of the Company’s business prior to the completion of the merger. See “The Merger Agreement and Plan of Merger – Conduct of Business Pending the Merger” beginning on page 81 for additional information;

●	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

●	the Company will be required to, under certain circumstances, pay Parent a termination fee of $1,500,000 in connection with the termination of the merger agreement;

●	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets, and that the Company’s legal remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a termination fee of $3,000,000 under certain circumstances, and that the Company may not be entitled to a termination fee at all if, among other things, the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting. See “The Merger Agreement and Plan of Merger – Termination of the Merger Agreement” beginning on page 88 and “The Merger Agreement and Plan of Merger – Termination Fee” beginning on page 90 for additional information;

●	the merger agreement precludes the Company from actively soliciting alternative transaction proposals;

●	the fact that the Chairman, Mr. Debao Wang and Mr. Guoan Xu may have interests in the transaction that are different from, or in addition to, those of the unaffiliated security holders, as well as the other interests of the Company’s directors and officers in the merger. Please see “Special Factors – Interests of Certain Persons in the Merger” beginning on page 59 for additional information;

●	the rights of Parent under the merger agreement not to consummate the merger and/or to terminate the merger agreement if certain events that are not within the Company’s control take place, including, among other events, the occurrence of any material adverse effect or the holders of more than 20% of the outstanding Share having validly served notice of objection prior to the vote on the merger at the extraordinary general meeting;

●	that while the Special Committee expects to complete the merger, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, it is possible that the merger may not be completed even if Company shareholders approve it;

●	the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on the Company’s sales and operating results and the Company’s ability to attract and retain key management, marketing and technical personnel; and

●	the taxability of an all-cash transaction to the unaffiliated security holders.

The Special Committee and the Board noted that, as a result, the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, are not subject to approval by a majority of unaffiliated security holders. Nevertheless, the Special Committee and the Board believe the merger is procedurally fair to unaffiliated security holders because, among other things and in addition to all the procedural safeguards described above, (i) the majority-of-the-minority voting requirement is not customary in going-private transactions involving British Virgin Islands companies, and (ii) various safeguards and protective steps have been adopted to ensure the procedural fairness of the transactions, including without limitation (a) the Board's formation of the Special Committee and granting to the Special Committee of the authority to review, evaluate, and negotiate (and to ultimately either authorize or reject) the terms of the merger agreement, (b) the Special Committee's retention of, and receipt of advice from, unaffiliated, competent and experienced legal counsel and financial advisor, and (c) the right of the Company to evaluate bona fide, unsolicited alternative acquisition proposals that may arise between the date of the merger agreement and the Effective Time of the merger.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, the Special Committee considered financial analyses presented by Houlihan Lokey as an indication of the going concern value of the Company. These analyses included, among others, an illustrative selected public companies analysis and a discounted cash flow analysis. The Special Committee and the Board noted that the financial analyses performed by Houlihan Lokey relied only on a discounted cash flows analysis while also presenting information with respect to selected companies for illustrative purposes. The Special Committee and the Board also noted Houlihan Lokey’s view that the results derived from the selected companies analysis and selected transactions analysis do not provide a meaningful comparison to the Company because (i) there were not a sufficient number of meaningfully comparable companies to the Company to serve as a basis of comparison for the selected companies analysis, and (ii) there were not a sufficient number of transactions involving target companies that were meaningfully comparable to the Company for the selected transactions analysis. After reviewing the information with respect to selected companies presented by Houlihan Lokey and making inquiries about the availability of comparable companies and transactions for which financial information was publicly available, the Special Committee and the Board concluded that the results derived from the selected company analysis and selected transactions analysis would not provide a meaningful comparison to the Company. The Special Committee and the Board adopted Houlihan Lokey’s financial analyses as a whole, including its determinations that the selected companies analysis and transactions analysis did not result in meaningful comparisons with respect to the Company and the merger. All of the material analyses as presented to the Special Committee on March 12, 2021 are summarized below under the caption “Special Factors – Opinion of the Special Committee’s Financial Advisor” beginning on page 44. The Special Committee expressly adopted these analyses and the opinion of Houlihan Lokey, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

Neither the Special Committee nor the Board considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value on the following grounds: (i) the realization of value in a liquidation would involve selling many distinct operating entities and such a process would likely be complex and time consuming, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern, (iv) neither the Special Committee nor the Board were aware of any precedents of U.S.-listed PRC companies liquidating their entire business and returning the proceeds to shareholders and (v) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to build and attract new business.

Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going concern value. The Board and management of the Company have been dedicated to maximizing shareholder value. Taking into account the historical trading prices of Shares and the current condition of the U.S. stock market, each of the Special Committee and the Board believes that the per Share merger consideration offered by the Buyer Group appropriately reflects the intrinsic present value of Shares, while allowing sufficient potential for future growth to attract the Buyer Group to enter into the merger agreement and complete the merger. Each of the Special Committee and the Board also considered the purchase prices paid in previous purchases as described under the caption “Transactions in the Shares” beginning on page 96. Neither the Special Committee nor the Board considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of June 30, 2020 was $4.05, based on the 18,329,600 issued and outstanding Shares as of June 30, 2020. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to e-commerce and financial services business process outsourcing or the business risks inherent in competing with other companies in that industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

In reaching its determination that the merger agreement, the plan of merger, the articles of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and the unaffiliated security holders and its decision to authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated thereby, including the merger, and recommend the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated thereby, including the merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under “Special Factors – Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the merger agreement, the plan of merger and the consummation of the transactions, including the merger, the Board was also aware that some of the Company’s directors and shareholders, including the Chairman, and other employees of the Company, have interests with respect to the merger that are, or may be, different from, or in addition to those of the unaffiliated security holders generally, as described under the section entitled “Special Factors —Interests of Certain Persons in the Merger” beginning on page 59.

For the foregoing reasons, each of the Company and the Board believes that the merger agreement, the plan of merger, the articles of merger and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to and in the best interests of the Company and the unaffiliated security holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Group is deemed to be an affiliate of the Company and is required to express its beliefs as to the fairness of the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how to vote on the proposal to authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the unaffiliated security holders of the Company by virtue of its continuing interests in the surviving company after the consummation of the merger. These interests are described under the caption “— Interests of Certain Persons in the Merger —Interests of the Buyer Group” beginning on page 59.

The Buyer Group believes that the interests of the Company’s unaffiliated security holders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement with the assistance of its legal and financial advisors. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee’s advisors as to, the fairness of the merger to the Company’s unaffiliated security holders. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Company’s unaffiliated security holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The members of the Buyer Group did not perform, or engage a financial advisor to perform, any special valuation or other analysis to assist them in assessing the substantive and procedural fairness of the merger consideration to the Company’s unaffiliated security holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s management regarding the Company and its business, and the factors considered by, and the conclusions of, the Special Committee and the Board discussed in “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 32, the Buyer Group believes the merger is both substantively and procedurally fair to the Company’s unaffiliated security holders based upon the following factors, which are not listed in any relative order of importance:

●	in considering the merger with the Buyer Group, the Special Committee, which consists of three independent directors, acted solely to represent the interests of the unaffiliated security holders, and the Special Committee had independent control of the negotiations with the Buyer Group and its legal advisor on behalf of such unaffiliated security holders;

●	all of the directors serving on the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee’s or Board’s recommendation of the merger), and (iii) the director’s indemnification and liability insurance rights under the merger agreement;

●	the Special Committee retained and was advised by legal and financial advisors experienced in assisting committees such as the Special Committee in similar transactions;

●	neither the Special Committee nor the Board had any obligation to recommend authorization or approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated thereby, including the merger, or any other transaction;

●	the current and historical market prices of the Shares, including the fact that per Share merger consideration of $6.50 representing a premium of 37.7% over the Company’s closing price of $4.72 per Share on November 27, 2020, the last trading day prior to November 30, 2020, the date that it announced that it had received a going-private proposal, and a 35.4% and 37.8% premium over the Company’s 30 and 60 trading day volume-weighted average closing prices as quoted by the NASDAQ on November 27, 2020;

●	the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Share held by, and liquidity to, unaffiliated security holders and allows the unaffiliated security holders not to be exposed to risks and uncertainties relating to the prospects of the Company;

●	the fact that the Special Committee received from its financial advisor an opinion, dated March 12, 2021, as to the fairness, from a financial point of view and as of such date, of the per Share merger consideration to be received by holders of Shares (other than holders of Excluded Shares);

●	the fact that, under the terms of the merger agreement, the Company has the ability to consider any proposal regarding a competing transaction that is reasonably likely to lead to a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – No Solicitation” beginning on page 83) until the date the Company’s shareholders vote upon and authorize and approve the merger agreement;

●	the ability of the Company to terminate the merger agreement in connection with a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger – No Solicitation” beginning on page 83) subject to compliance with the terms and conditions of the merger agreement;

●	the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the independent appraisers;

●	the fact that the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the merger is subject to approval by a resolution approved by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon in respect of which the shareholders holding the Shares were present at the extraordinary general meeting of the shareholders or an adjournment thereof in person or by proxy and being Shares in respect of which the votes were voted in accordance with the BVI Business Companies Act and the memorandum and articles of the Company;

●	that the Board was fully informed about the extent to which the interests of the Rollover Shareholders in the merger differed from those of the Company’s unaffiliated security holders; and

●	the fact that none of the directors related to the Rollover Shareholders or the management of the Company participated in or sought to influence the deliberative process of the Special Committee.

The Buyer Group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, as a factor because it believed that net book value is not a material indicator of the Company’s value as a going concern.

In its consideration of the fairness of the proposed merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Company’s unaffiliated security holders due to the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, since it considered the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the merger.

The Buyer Group did not seek to establish a pre-merger going concern value for the Company’s Shares to determine the fairness of the merger consideration to the Company’s unaffiliated security holders because following the merger the Company will have a significant different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s Shares, the merger consideration represented a premium to the going concern value of the Company.

The Buyer Group believes that the merger is procedurally fair to the Company’s unaffiliated security holders, notwithstanding the fact that the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, are not subject to the approval by a majority of unaffiliated security holders, in view of (i) the majority-of-the-minority voting requirement is not required under the BVI Business Companies Act, and is not customary in going-private transactions involving British Virgin Islands companies; (ii) the Special Committee’s approval of the terms of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger; (iii) the merger agreement, the plan of merger and the consummation of the merger and the other transactions relating thereto, have been approved by all of the directors who are neither employees of the Company nor affiliated to Buyer Group; and (iv) the fact that the Special Committee received an opinion from Houlihan Lokey regarding the fairness, from a financial point of view, of the per Share merger consideration to the Company’s unaffiliated security holders.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public financial projections. However, in connection with Houlihan Lokey’s financial analysis of the consideration to be paid in the merger, the Company’s management provided financial projections for the fiscal year ending December 31, 2020 through the fiscal year ending December 31, 2025 (the “Management Projections”) to Houlihan Lokey, as the financial advisor to the Special Committee, on January 11, 2021. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company.

	Management Projections
	Fiscal Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E
	(in RMB million except percentage)
Net revenue	1,637.4	1,911.8	2,110.3	2,269.4	2,368.1	2,439.8
Growth rate	36.7%	16.8%	10.4%	7.5%	4.3%	3.0%

Cost of revenues	1,216.4	1,485.2	1,655.2	1,806.4	1,906.6	1,988.7

Gross profit	421.0	426.6	455.1	463.0	461.4	451.1
% margin	25.7%	22.3%	21.6%	20.4%	19.5%	18.5%

Total operating expenses	245.6	275.3	304.5	327.9	348.6	370.7

Depreciation & amortization	29.3	26.8	30.1	32.9	40.8	53.5

EBITDA	204.7	178.1	180.8	168.0	153.6	133.9
% margin	12.5%	9.3%	8.6%	7.4%	6.5%	5.5%

Income from operations	175.4	151.3	150.7	135.1	112.8	80.4
% margin	10.7%	7.9%	7.1%	6.0%	4.8%	3.3%

Total other income	15.0	10.0	5.0	3.0	2.0	0.0

Income before provision for income taxes	190.4	161.3	155.7	138.1	114.8	80.4

Income tax provisions	28.6	24.2	23.4	20.7	17.2	12.1

Net Income	161.8	137.1	132.3	117.4	97.6	68.4
% margin	9.9%	7.2%	6.3%	5.2%	4.1%	2.8%

For the reasons discussed in this proxy statement, including the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee and its advisors or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information prepared in accordance with U.S. GAAP.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause the Company’s future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 98, and “Item 3. Key Information— D. Risk Factors” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

The Special Committee retained Houlihan Lokey to act as its financial advisor in connection with the merger, and on March 12, 2021, Houlihan Lokey rendered its oral opinion, which it subsequently confirmed in writing, to the Special Committee as to the fairness, from a financial point of view, of the per Share merger consideration to be received by the Unaffiliated Shareholders in the merger pursuant to the Merger Agreement and the Plan of Merger, as of the date of such opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, of the per Share merger consideration to be received by the Unaffiliated Shareholders in the merger pursuant to the merger agreement and the plan of merger, as of the date of such opinion and did not address any other aspect or implication of the merger or any other agreement, arrangement, or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any shareholder or any other person as to how to act or vote with respect to any matter relating to the merger.

In arriving at its opinion, Houlihan Lokey, among other things:

●	reviewed the draft dated March 12, 2021 of the merger agreement and plan of merger by and among Parent, Merger Sub and the Company;

●	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

●	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including Management Projections (and adjustments thereto) prepared by the management of the Company;

●	spoke with certain members of the management of the Company regarding the respective businesses, operations, financial condition and prospects of the Company, the merger and related matters;

●	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

●	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

●	reviewed certificates and/or confirmation emails addressed to Houlihan Lokey from senior management of the Company which contained, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of the Company; and

●	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

In giving its opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the Management Projections (and adjustments thereto) reviewed by it were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed without independent verification, that the management of the Company expected certain regulations in China related to the payment of social insurance benefits for its employees would be more strictly enforced over the next few years and therefore the Management Projections provided by the management of the Company assumed increasing compliance over the forecast with full compliance assumptions reached in 2025. The credit, financial and stock markets have recently been experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the merger, and its opinion did not purport to address potential developments in any such markets. In addition, Houlihan Lokey expressed no view as to, and its opinion did not address, foreign currency exchange risks (if any) associated with the merger, the Management Projections or otherwise.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that were referred to therein were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, and (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable foreign, federal, and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Parent, or otherwise have an effect on the merger, or the Company that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the per Share merger consideration pursuant to the merger agreement would not be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the plan of merger would not differ in any respect from the form attached as an annex to the merger agreement.

Furthermore, in connection with such opinion, Houlihan Lokey was not requested to make and did not make any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, or other contingent liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject.

Houlihan Lokey was not requested to, and did not, (a) initiate any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the merger, or the securities, assets, business or operations of the Company or any other party, or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise the Special Committee, the Board, the Company, or any other party with respect to alternatives to the merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of such opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm, or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of such opinion.

Houlihan Lokey’s opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with the Special Committee’s evaluation of the merger, and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Special Committee, the Board, any security holder, or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise. Houlihan Lokey has consented to the inclusion in the Schedule 13E-3 and this proxy statement of its opinion in its entirety and the description thereof and the related disclosure content.

The discussion materials (the “Discussion Materials”), as set out in Exhibit (c)-(2) and Exhibit (c)–(3) to the Schedule 13E-3, were prepared by Houlihan Lokey for the information of the Special Committee in connection with the Special Committee’s consideration of the merger. Subject to the assumptions and qualifications set forth in the Discussion Materials, the Unaffiliated Shareholders may rely upon the information disclosed in the Discussion Materials. Houlihan Lokey has consented to the inclusion of the Discussion Materials in its entirety as exhibits to the Schedule 13E-3.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, the Company, or Parent, their respective security holders, or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements, or documents related to, or the form, structure, or any other portion or aspect of, the merger or otherwise (other than the per Share merger consideration to the extent expressly specified in Houlihan Lokey’s opinion), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the merger to any one class or group of the Company’s, Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company or its security holders, Parent, or its security holders, or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness, or fair value of the Company, Parent, or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature, or any other aspect of any compensation to or consideration payable to or received by any officers, directors, or employees of any party to the merger, any class of such persons or any other party, relative to the per Share merger consideration or otherwise. Furthermore, no opinion, counsel, or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel, or interpretations were or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, the Company, Parent, and their respective advisors as to all legal, regulatory, accounting, insurance, tax, and other similar matters with respect to the Company and the merger or otherwise.

In performing its analyses, Houlihan Lokey considered general business, economic, industry, and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Management Projections prepared by members of the management of the Company and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses, or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Special Committee and the Board in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the per Share merger consideration or of the views of the Special Committee or the Board with respect to the merger or the per Share merger consideration. Under the terms of its engagement by the Company, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed merger or otherwise should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Special Committee, the Board, the Company, Parent, any security holder or creditor of the Company, Parent, or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the merger were determined through negotiation between the Special Committee on the one hand and the Buyer Group on the other hand, and the decision to enter into the Merger Agreement was solely that of the Special Committee and the Board.

Financial Analyses

In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses are readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology, or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies, and factors, without considering all analyses, methodologies, and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Special Committee on March 12, 2021. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

●	Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable, or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, capital lease obligations, and non-controlling interests less the amount of cash and cash equivalents on its balance sheet) less the amount of its equity-method investments.

●	EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

●	Adjusted EBITDA — generally, EBITDA adjusted for certain non-recurring items.

The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Management Projections.

Selected Companies Analysis. Houlihan Lokey considered performing a selected companies analysis. However, due to the limited comparability of the Company to other public companies, Houlihan Lokey concluded that it would not be able to derive a meaningful result for which an implied valuation range could be concluded based on an analysis of comparable companies.

Selected Transactions Analysis. Houlihan Lokey considered performing a selected transactions analysis. However, due to the limited comparability of the Company to other companies subject to transactions for which financial information was made publicly available, Houlihan Lokey concluded that it would not be able to derive a meaningful result for which an implied valuation range could be concluded based on an analysis of comparable transactions.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the Management Projections. Houlihan Lokey calculated terminal values for the Company by applying a range of terminal value Adjusted EBITDA multiples of 4.0x to 6.0x to the Company’s 2025 Adjusted EBITDA. The net present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 15.0% to 20.0%, which was derived based on certain financial metrics, including betas, capital structures and tax rates for the Company and the selected companies as presented in Houlihan Lokey’s discussion materials for the Special Committee, as well as risk-free rates for the U.S. and China, and size premium data as provided by third party sources. The discounted cash flow analysis indicated an implied per Share reference range of $5.87 to $7.61 per Share, as compared to per Share merger consideration of $6.50.

Houlihan Lokey was engaged by the Special Committee to act as its financial advisor in connection with the merger and provide financial advisory services to the Special Committee, including an opinion as to the fairness from a financial point of view of the per Share merger consideration to be received by the Unaffiliated Shareholders. The Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Special Committee, Houlihan Lokey is entitled to a fixed fee of US$400,000, US$200,000 of which was payable within seven business days upon execution of Houlihan Lokey’s engagement letter, US$200,000 of which became payable upon the earlier of the execution of Merger Agreement or the delivery of Houlihan Lokey’s opinion. No portion of Houlihan Lokey’s fee is contingent upon any conclusions set forth in Houlihan Lokey’s opinion. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates, and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold, or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent, or any other party that may be involved in the merger and their respective affiliates or security holders or any currency or commodity that may be involved in the merger.

Neither Houlihan Lokey nor any of its affiliates has in the past two years provided or is currently providing any investment banking, financial advisory and/or other financial or consulting services to the Company, Parent and their respective affiliates. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Parent, other participants in the merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, the Parent, other participants in the merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the Company, the Parent, other participants in the merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Parent, other participants in the merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Buyer Group’s Purpose of and Reasons for the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Group is deemed to be engaged in a “going private” transaction and is required to express its reasons for the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the merger is to enable Parent to acquire 100% control of the Company, in a transaction in which unaffiliated holders of the Shares will be cashed out in exchange for $6.50 per share, without interest and net of any applicable withholding taxes, so Parent will bear the rewards and risks of the sole ownership of the Company after all of the Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.

The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering. There is greater domestic competition in the businesses in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

The Buyer Group decided to undertake the “going private” transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the “going private” transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effect of the Merger on the Company

Private Ownership

Shares of the Company are currently listed on the NASDAQ under the symbol “CCRC.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company beneficially owned by the Buyer Group. Following the completion of the merger, the Shares will cease to be listed on the NASDAQ, and price quotations with respect to sales of the Shares in the public market will no longer be available. In addition, registration of the Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 registered holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley Act, applicable to public companies. After the completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

Under the terms of the merger agreement, if the merger is completed, at the Effective Time, each of the Shares, issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, will be cancelled in exchange for the right to receive $6.50 in cash per Share without interest and net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value determined in accordance with the BVI Business Companies Act.

In addition, at the Effective Time, the Company will terminate the Share Incentive Plan and any relevant award agreements entered into under the Share Incentive Plan.

Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company

If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association in the form attached as Appendix B to the plan of merger (which is substantially the form of the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger, except that at the Effective Time, the memorandum and articles of association shall refer to the name of the surviving company as “China Customer Relations Centers, Inc.”). In addition, the director(s) of Merger Sub immediately prior to the effective time (identified below in “Annex D – Directors and Executive Officers of each Filing Person”) will become the director(s) of the surviving company and the officers of the Company immediately prior to the effective time will become the officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the unaffiliated security holders include, without limitation, the following:

●	the receipt by such security holders of $6.50 per Share in cash, representing a premium of 37.7% over the Company’s closing price of $4.72 per Share on November 27, 2020, the last trading day prior to November 30, 2020, the date that it announced that it had received a going-private proposal, and a premium of 37.8% over the 60 trading day volume-weighted average trading price prior to November 30, 2020; and

●	the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value, and the risks related to the Company’s substantial leverage, following the merger.

The primary detriments of the merger to the unaffiliated security holders include, without limitation, the following:

●	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

●	in general, for a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”), the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors – Material U.S. Federal Income Tax Consequences”) of the Shares who receives cash in exchange for all of such U.S. Holder’s Shares in the merger generally will be required to recognize gain or loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s aggregate adjusted tax basis in such Shares.

The primary benefits of the merger to the Company’s directors and executive officers (other than the Chairman) include, without limitation, the following:

●	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company provided under the merger agreement;

●	the monthly compensation of RMB5,000 (equivalent to US$775) of members of the Special Committee in exchange for their services in such capacity (or, in the case of the chairman of the Special Committee, monthly compensation of RMB10,000 (equivalent to US$1,549)) (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the board’s recommendation of the merger); and

●	the expected continuation of service of certain executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The primary detriments of the merger to the Company’s directors and executive officers (other than the Chairman, Mr. Debao Wang and Mr. Guoan Xu) include, without limitation, the following:

●	certain directors and officers, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and

●	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the merger to the Buyer Group include the following:

●	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

●	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;

●	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

●	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

●	the Company will be able to introduce new products or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and

●	there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements. In 2021, such costs that would be reduced as a result of the Company no longer being publicly listed totaled approximately $600,000 and included, but were not limited to, (i) fees and expenses related to Sarbanes-Oxley compliance and valuation services, (ii) fees and expenses of U.S. securities counsel and investor relations firm, (iii) printing costs and (iv) and directors’ and officers’ liability insurance. Such cost savings will directly benefit the Buyer Group following the closing, and will be recurring in nature if and for so long as the Company remains private.

The primary detriments of the merger to the Buyer Group include the following:

●	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the merger will be borne by the Buyer Group;

●	risks associated with pending legal and regulatory proceedings against the Company will be borne by the Buyer Group;

●	the business risks facing the Company will be borne by the Buyer Group;

●	an equity investment in the surviving company by the Buyer Group following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

●	following the merger, there will be no trading market for the surviving company’s equity securities.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

Following consummation of the merger, Parent will own 100% of the issued shares of the Company and will have a corresponding interest in our net book value and net earnings.

Our net income attributable to our shareholders as of and for the year ended December 31, 2020 was approximately $24,860,799 and our net tangible book value as of and for the year ended December 31, 2020 was approximately $95,515,798.

The Table below sets out the direct or indirect interest in the Company’s net earnings and net tangible book value for the Rollover Shareholders before and immediately after the merger, based on the historical net tangible book value and net earnings of the Company as of and for the year ended December 31, 2020.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Earnings		Net Tangible Book Value		Earnings		Net Tangible Book Value
Name	$’000%		$’000%		$’000%		$’000%
Rollover Shareholders	17,666.6	71.1	67,875.4	71.1	24,860.8	100.0	95,515.8	100.0

(1)	Ownership percentages are based on 18,329,600 Shares issued and outstanding as of the date of this proxy statement.

(2)	Ownership percentages are subject to adjustment pursuant to the terms and conditions of the merger agreement and the Support Agreement and are on a fully diluted basis.

Plans for the Company after the Merger

After the Effective Time, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in any of the following:

●	an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations;

●	sale or transfer of a material amount of assets; or

●	any other material changes in the Company’s business.

However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on November 28, 2020, in response to the receipt of the going-private proposal letter from the Buyer Group (which at that time comprised of the Guarantors and their respective affiliated entities) on November 27, 2020. In light of (i) the Buyer Group’s intention to work together exclusively in pursuit of any acquisition of the Company and its combined beneficial ownership of approximately 71.1% of the total issued and outstanding Shares (as of the dates of this proxy statement), (ii) no attempt was made to contact third parties who might otherwise consider an acquisition of the Company, and (iii) since the Company’s receipt of the proposal letter from the Buyer Group (which at that time comprised of the Guarantors and their respective affiliated entities) on November 30, 2020, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group.

The Special Committee also took into account that, prior to the receipt of shareholder approval, the Company, subject to compliance with the terms and conditions of the merger agreement, can terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee to the extent provided in the merger agreement. In this regard, the Special Committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered the alternative for the Company to remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market. The Special Committee has concluded that it is more beneficial to the unaffiliated security holders to enter into the merger agreement and pursue the consummation of the transactions, including the merger, and become a private company rather than to remain a public company.

Effects on the Company if the Merger is not Completed

If the merger agreement and the plan of merger are not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares in connection with the merger. Instead, the Company will remain a publicly traded company, the Shares will continue to be listed and traded on the NASDAQ, provided that the Company continues to meet the NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares, including the risk that the market price of the Shares may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $1,500,000, or Parent may be required to pay the Company a termination fee of $3,000,000 (which amount is reduced to $1,500,000 if such circumstances are in connection with the failure of the condition regarding the amount of Dissenting Shares represent no less than 20% of the total outstanding Shares immediately prior to the Effective Time), in each case, as described under the caption “The Merger Agreement and Plan of Merger—Termination Fee” beginning on page 90.

If the merger is not completed, from time to time, the Board will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Buyer Group estimates that the total amount of funds necessary to complete the transactions contemplated under the merger agreement, including the merger, will be approximately US$34.5 million, assuming no exercise of dissenters’ rights by shareholders of the Company. This amount includes the cash to be paid to the shareholders (other than the Rollover Shareholders), as well as the related costs and expenses, in connection with the merger and other transactions contemplated under the merger agreement. It does not include the value of the Excluded Shares (which includes the Rollover Shares), which will be cancelled for no consideration in the merger. For a discussion of the Rollover Shares and the transactions contemplated by the Support Agreement, please see “Special Factors—Interests of Certain Persons in the Merger—Interests of Rollover Shareholders” beginning on page 60.

The total amount of funds necessary to consummate the transactions contemplated under the merger agreement, including the merger, is expected to be provided through the aggregate debt financing commitments of up to US$42.0 million as set forth in the Debt Commitment Letter (as discussed below). As of the date of this proxy statement, there are no alternative financing arrangements or plans in place to obtain the funds necessary for the consummation of transactions contemplated under the merger agreement, including the merger.

On March 11, 2021, Parent received the Debt Commitment Letter from China Merchants Bank Co., Ltd. (the “Commitment Party”), pursuant to which and subject to the conditions set forth therein, the Commitment Party committed to arrange and provide a secured term facility of up to US$42.0 million in aggregate principal amount (the “Facility”) for Parent to finance the merger.

The Debt Commitment Letter shall terminate upon the earlier of (i) a notice to terminate the Debt Commitment Letter by the Commitment Party, only if (a) Parent informs the Commitment Party in writing that Parent is withdrawing the offer for the merger or is otherwise abandoning the merger; (b) the offer for the merger is rejected or the merger process of the merger is terminated; (c) the merger agreement is terminated in accordance with its terms; or (d) the Effective Time does not occur by September 30, 2021, (ii) the date falling 12 months after the date of the Debt Commitment Letter and (iii) the date on which a facility agreement is duly executed by Parent and the Commitment Party (the “Facility Agreement”).

The Commitment Party’s commitments to provide the debt financing to Parent are subject to, among other things:

(a)	execution of the Facility Agreement as soon as reasonably practicable following the issuance of the Debt Commitment Letter and in any event by or on the date falling six (6) months after the date of the Debt Commitment Letter;

(b)	satisfaction of (or waiver by Parent) (i) all conditions precedent to the availability and funding of the Facility set out in the Debt Commitment Letter; (ii) the conditions precedent as specified in the term sheet annexed thereto; and (iii) the conditions precedent set out in the Facility Agreement; and

(c)	after the date of the Debt Commitment Letter, it will not become unlawful for the Commitment Party (or any of its affiliates) in an applicable jurisdiction to fund and make available the Facility and perform its obligations under the Debt Commitment Letter and the Facility Agreement.

The Debt Commitment Letter and the commitments thereunder will not be assignable by any party thereto without the prior written consent of each other party thereto.

The foregoing summary of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter.

Limited Guarantee

Concurrently with the execution and delivery of the merger agreement, the Guarantors entered into a limited guarantee (the “Limited Guarantee”) with the Company, pursuant to which each Guarantor guaranteed, severally but not jointly, to the Company, on the terms and subject to the conditions set forth therein, the due and punctual payment, performance and discharge of its respective percentage as set forth opposite to such Guarantor’s name on Schedule A thereto (for each such Guarantor, the “Guaranteed Percentage”) of the obligations of Parent, to pay the Company (i) the Parent termination fee if and when required pursuant to Section 8.2(c) of the merger agreement and (ii) the costs and expenses actually incurred or accrued in connection with the collection under and the enforcement of Section 8.2(c) of the merger agreement if and when required pursuant to Section 8.2(d) of the merger agreement (collectively, the “Guaranteed Obligation”).

A Guarantor’s liability under the Limited Guarantee shall not exceed an amount equal to its Guaranteed Percentage of the Guaranteed Obligation.

The Limited Guarantee will terminate upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Guaranteed Obligation, (c) the termination of the merger agreement in accordance with its terms by mutual consent of Parent and the Company or under circumstances in which Parent and Merger Sub would not be obligated to pay the Parent termination fee in accordance with the merger agreement. Notwithstanding the immediately preceding parenthetical, all obligations of the Guarantors thereunder shall expire automatically three months after the termination of the merger agreement for any reason without any further obligations of the Guarantors thereunder, unless a claim for payment of the Guaranteed Obligation is made prior to the end of such three-month period.

Support Agreement

Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders entered into the Support Agreement with Parent. Pursuant to the Support Agreement, each of the Rollover Shareholders agreed that, in connection with the consummation of the transactions contemplated by the merger agreement, he, she or it agrees to the cancellation of the Rollover Shares in accordance with the terms of the Support Agreement for no consideration at the Effective Time. Immediately prior to or simultaneously with the closing of the merger, each Rollover Shareholder will subscribe, or cause a party designated by him, her or it to subscribe, as the case may be, for a corresponding number of newly issued ordinary shares of Parent in accordance with the terms of the Support Agreement so that upon the issuance of such shares of Parent each Rollover Shareholder’s or his/her/its designee’s ownership percentage in Parent shall be based on his/her/its Rollover Shares.

Each Rollover Shareholder further agreed, with respect to the Rollover Shares beneficially owned by such Rollover Shareholder, to vote, (i) in favor of the authorization and approval of the merger agreement, the merger and other transactions contemplated by the merger agreement and any actions required in furtherance thereof, (ii) against any alternative acquisition proposal or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the merger, (iii) against any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interface with, delay or postpone, discourage or adversely affect the transaction contemplated by the merger agreement or the performance by such Rollover Shareholder of its/his/her obligations under the Support Agreement, (iv) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company contained in the merger agreement, or of any Rollover Shareholder contained in the Support Agreement, (v) in favor of any adjournment or postponement of the extraordinary general meeting of the Company’s shareholders as may be reasonably requested by Parent, and (vi) in favor of any matters necessary for the consummation of the transactions contemplated by the merger agreement. Subject to applicable laws, each Rollover Shareholder irrevocably appoints Parent and any designee of Parent as its/his/her proxy and attorney-in-fact in connection with the voting of the Rollover Shares beneficially owned by such Rollover Shareholder.

In addition, from the date of the Support Agreement until its termination, each Rollover Shareholder will not, without the prior approval of the other Rollover Shareholders, directly or indirectly, (i) sell (constructively or otherwise) or transfer any of the securities of the Company owned by such Rollover Shareholder, or enter into any contract, option or other arrangement or understanding with respect to the sale or transfer of any of the securities of the Company owned by such Rollover Shareholder, including, without limitation, through any derivative transaction that involves any of the securities of the Company owned by such Rollover Shareholder and (x) has, or would reasonably be expected to have, the effect of reducing or limiting such Rollover Shareholder’s economic interest in such securities of the Company owned by such Rollover Shareholder and/or (y) grants a third party the right to vote or direct the voting of such securities of the Company owned by such Rollover Shareholder, (ii) deposit any securities into a voting trust or enter into a voting agreement or grant any voting proxy that is inconsistent with the Support Agreement, (iii) convert or exchange, or take any action which would result in the conversion or exchange, of any of the securities of the Company owned by such Rollover Shareholder, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in the Support Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of its/his/her obligations under the Support Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv).

The Support Agreement will terminate immediately upon the earlier to occur (a) the Effective Time, or (b) the valid termination of the merger agreement.

Remedies

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to seeking an injunction, specific performance or other equitable remedies to enforce Parent’s or Merger Sub’s obligation to cause the financing for the merger to be funded at the Effective Time, and shall be subject to the satisfaction of the following conditions: (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the merger (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) the Company has irrevocably confirmed in writing that if the financing is funded, then it would take such actions that are within its control to cause the consummation of the transactions contemplated by the merger agreement, and (iii) the financing has not been funded and Parent and Merger Sub fail to consummate the merger.

While the parties may pursue both a grant of specific performance and payment of termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance and termination fee (or any other monetary damages).

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $3,000,000 and the Company termination fee of $1,500,000, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and our Board with respect to the merger, you should be aware that each of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

As a result of the merger, Parent will own 100% of the equity interest in the surviving company and the Buyer Group will own, directly or indirectly, 100% of the equity interest in Parent immediately following the completion of the merger. Because of Parent’s equity interest in the surviving company, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The Buyer Group’s investment in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover its investment.

The merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Interests of the Rollover Shareholders

Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders entered into the Support Agreement with Parent. Pursuant to the Support Agreement, at the Effective Time, the Rollover Shares will be cancelled pursuant to the merger agreement. Immediately prior to or simultaneously with the Closing, each Rollover Shareholder will subscribe, or cause any party designated by him, her or it to subscribe, as the case may be, for a corresponding number of newly issued ordinary shares of Parent in accordance with the terms of the Support Agreement.

Given the Company will become a privately-held company following the completion of the merger, the Rollover Shareholders’ interests in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty of an opportunity to sell their beneficial interests in the surviving company at an attractive price, or that any dividends paid by the surviving company will be sufficient to recover their investment. Each of the Rollover Shareholders may also enjoy benefits from future earnings and growth of the surviving company.

Shares Held by Officers and Directors

As of the date of this proxy statement, none of the Company’s directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 97), as a group and excluding the Chairman, Mr. Debao Wang and Mr. Guoan Xu, held of record or beneficially own any Shares or options to purchase shares.

At the Effective Time, the Company will terminate the Share Incentive Plan and any relevant award agreements entered into under the Share Incentive Plan.

The table below sets forth for each of our directors and officers:

●	the number of issued and outstanding Shares beneficially held by such person as of the date of this proxy statement;

●	the maximum amount of cash payment to be received by such person, calculated by adding the product of (i) the number of issued and outstanding Shares beneficially held by such person as of the date of this proxy statement and (ii) $6.50 per Share.

Name	Shares	Maximum Cash Consideration Upon Completion of the Merger
Zhili Wang (1)	3,958,763	Nil
Debao Wang	1,069,936	Nil
Guoan Xu	122,400	Nil
Qingbo Zhao	Nil	Nil
Tianjun Zhang	Nil	Nil
Weixin Wang	Nil	Nil
Jie Xu	Nil	Nil
Owens Meng	Nil	Nil
All directors and executive officers as a group	5,151,099	Nil

(1)	Mr. Zhili Wang, Mr. Debao Wang and Mr. Guoan Xu will rollover all the Shares beneficially held by each of them in exchange for a right to receive the shares of Parent at the Effective Time.

After the completion of the merger, the maximum amount of cash payments our directors and executive officers (other than Mr. Zhili Wang, Mr. Debao Wang and Mr. Guoan Xu being members of the Buyer Group) may receive in respect of their Shares is $Nil.

Indemnification and Insurance

Pursuant to the merger agreement, it has been agreed, among other provisions, that:

●	From and after the Effective Time, the surviving company will comply with all of its obligations under the memorandum and articles of association of any Group Company to indemnify and hold harmless the present and former officers and directors thereof against all kinds of liabilities incurred in connection with any action arising out of or relating to the services performed by such officers or directors at request of the Group Company.

●	The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation and indemnification that are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification is required by law.

●	Prior to the Effective Time, to the extent practicable, the Company will, and, if the Company is unable to, Parent will cause the surviving company, as of the Effective Time to, obtain and maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring at or prior to the Effective Time, with terms at least as favorable as the coverage provided under the Company’s existing policy, provided that neither Parent or the surviving company will be required to expend for such policy an annual premium in excess of 300% of the current annual premium paid by the Company.

The Special Committee

On November 28, 2020, the Board established a Special Committee to consider the proposal from the Buyer Group (which at that time comprised of the Guarantors and their respective affiliated entities) and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee is composed of independent directors Mr. Tianjun Zhang, Mr. Owens Meng and Mr. Jie Xu. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the Special Committee’s or Board’s recommendation of the merger), and (iii) the director’s indemnification and liability insurance rights under the merger agreement. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the merger.

The Company has compensated the members of the Special Committee in exchange for their service in such capacity a monthly amount of RMB5,000 (equivalent to US$775) per member (or, in the case of the chairman of the Special Committee, a monthly amount of RMB10,000 (equivalent to US$1,549), the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger.

Position with the Surviving Company

After completion of the merger, the Chairman expects to continue to serve as chairman of the board of directors of the surviving company and chief executive officer of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

The related parties had transactions for the years ended December 31, 2020, 2019 and 2018 consist of the following:

Name of Related Party	Nature of Relationship
Beijing Taiying Anrui Holding Co., Ltd. (“Beijing Taiying”)	Sole Shareholder

Guangxi Shenggu Human Resource Management Co., Ltd. (“GSHR”)	Controlled by Gary Wang (the Chairman)

Beijing Jiate Information Technology Co., Ltd. (“Jiate”)	Noncontrolling shareholder of HTCC prior to November 8, 2020

Jiangsu Sound Valley Human Resource Management Co., Ltd. (“JSVH”)	Controlled by Gary Wang (the Chairman)

Beijing Shenggu Education Investment Co., Ltd. (“BSEI”)	Controlled by Gary Wang (the Chairman)

Shenzhen Shenggu Human Resources Management Co., Ltd. (“SSHR”)	Controlled by Gary Wang (the Chairman)

Tai’an Taiying Wealth and Equity Investment and Management Co., Ltd. (“TWIC”)	David Wang (Mr. Debao Wang) being the legal person of TWIC

Significant balances and transactions with related parties are as follows:

	December 31,
Name of Related Party	2020	2019	Nature of Transaction Associated with the Balance
PREPAYMENTS - RELATED PARTIES
Beijing Taiying	$81,192	$90,429	Prepayment for services
SSHR	277,950	-	Prepayment for services
Prepayments - related parties, total	$359,142	$90,429

DUE FROM RELATED PARTIES, CURRENT
JSVH	$240,286	$-	A loan bearing annual interest of 4.35%. Loan matures on December 14, 2021.
Beijing Taiying	229,790	-	Interest-free loan payable on demand
Due from related parties, current, total	$470,076	$-

DUE FROM RELATED PARTY, NON-CURRENT
JSVH	$-	$215,307	A loan bearing annual interest rate of 4.35%
Due from related party, non-current, total	$-	$215,307

ACCOUNTS PAYABLE - RELATED PARTIES
JSVH	$18,775	$60,664	Outstanding unpaid human resource service fee
SSHR	242,015	88,994	Outstanding unpaid human resource service fee
Accounts payable - related parties, total	$260,790	$149,658

EQUITY INVESTMENT
TWIC	$1,532	$1,435	Equity investment (See Note 4)
Equity investment, total	$1,532	$1,435

Related party lease

BSEI leased certain office space at Zaozhuang Software and Service Industrial Park with a total area of 18,000 square meters, of which 6,500 square meters were subleased to ZSEC at a price of RMB0.5 per square meter per day, from July 1, 2018 to January 1, 2021 and the Company anticipates to renew the lease for another year. Lease expense incurred associated with the BSEI lease for the years ended December 31, 2020, 2019 and 2018 was approximately $170,000, $164,000 and $88,000, respectively. The Company does not have any outstanding balance owed to BSEI as of December 31, 2020 and 2019.

Related party advances

For the year ended December 31, 2020, the Company made RMB2 million (approximately $294,000) loan to Beijing Taiying. The loan is interest-free and due on demand. During the year ended December 31, 2020, Beijing Taiying repaid RMB500,000 (approximately $77,000) to the Company, with the remainder paid in full in January 2021.

For the year ended December 31, 2020, the Company made RMB617,400 (approximately $89,000) loan to SSHR. The loan is interest-free and due on demand. During the year ended December 31, 2020, SSHR repaid the loan in full.

The Company has adopted an audit committee charter, which requires the audit committee to review and approve all proposed related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. For a description of our related party transactions, please see “Item 7. Major Shareholders and Related Party Transactions” included in our annual report on Form 20-F for the fiscal year ended December 31, 2020, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” for a description of how to obtain a copy of our annual report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount
(US$ in ‘000)

Legal fees and expenses	$975

Financial advisory fees and expenses	$440

Special Committee fees	$10

Miscellaneous (including printing, filing fees, and mailing costs)	$22

Total	$1,447

These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the Company. As of the Share record date, the Rollover Shareholders collectively beneficially owned, in the aggregate, approximately 13,025,356 outstanding Shares, which represents approximately 71.1% of the total outstanding Shares entitled to vote.

Litigation Related to the Merger

The Company is not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The merger is expected to be accounted for, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than (i) the approvals, filings or notices required under the federal securities laws, and (ii) the registration of the articles of merger (and supporting documentation as specified in the BVI Business Companies Act) with the Registrar of Corporate Affairs of the British Virgin Islands.

Appraisal Rights

Please see “Appraisal Rights” beginning on page 92.

Material U.S. Federal Income Tax Consequences

The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) that exchange Shares for cash pursuant to the merger agreement. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, the income tax treaty between the United States and the PRC (the “Treaty”), administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies, regulated investment companies, mutual funds, or real estate investment trusts, brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock, (ix) S corporations, (x) partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or (xi) holders that dissent from the merger. This discussion assumes that Shares are held as “capital assets” (generally, property held for investment) under the Code.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenter Rights

The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Dissenter Rights (as described under the section entitled “Appraisal Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “—Material PRC Income Tax Consequences”) or you are subject to PRC income tax pursuant to Bulletin 7 as described below under the “—Material PRC Income Tax Consequences,” you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the “Treaty”). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

We believe that we were not a passive foreign investment company or “PFIC” for our taxable year ended December 31, 2020 or any previous taxable years, and we do not expect to be a PFIC in the current taxable year. However, our PFIC status is tested each year and is dependent on the composition of our assets and income and the value of our assets from time to time. Because we currently hold, and expect to continue to hold, a substantial amount of cash and other passive assets, and because the value of our assets is to be determined in large part by reference to the market price of our Shares, which is likely to fluctuate over time, there can be no assurance that we will not be a PFIC for 2021.

In general, we will be a PFIC for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. The determination of whether we are a PFIC is made annually. Our actual PFIC status for the current taxable year will not be determinable until the close of the current taxable year. As described below, the U.S. federal income tax treatment of a U.S. Holder’s disposition of Shares pursuant to the merger or exercise of Appraisal Rights will depend on whether we have been a PFIC in any taxable year in which the U.S. Holder held Shares.

Disposition of Shares Pursuant to the Merger or Exercise of Appraisal Rights

The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Appraisal Rights, in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder will be taxed in the same manner as with respect to any other sale or taxable disposition of Shares, including a sale on a securities exchange. A U.S. Holder that receives cash, either as consideration in the merger or as a result of the U.S. Holder exercising its Appraisal Rights, will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

If we are a PFIC and the U.S. Holder has not made a valid mark-to-market election, as discussed below, or we were a PFIC in a prior taxable year during which a U.S. Holder held Shares and the U.S. Holder did not make a deemed sale election when we ceased to be a PFIC, any gain recognized by a U.S. Holder on the disposition of Shares pursuant to the merger or the exercise of Appraisal Rights would be allocated ratably over such U.S. Holder’s holding period for the Shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. The tax liability for amounts allocated to years prior to the year of disposition cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Shares cannot be treated as capital gains, even if a U.S. Holders holds the Shares as capital assets.

If a U.S. Holder has made a valid mark-to-market election with respect to its Shares, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. Our Shares are traded on the NASDAQ Capital Market, or NASDAQ, which should be a qualified exchange for purposes of the applicable U.S. Treasury Regulations. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder would have continued to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as equity interest in a PFIC for U.S. federal income tax purposes even if it had made a valid mark-to-market election. A timely mark-to-market election is made by filing IRS Form 8621 with an original or amended U.S. federal income tax return for the first taxable year in which a non-U.S. corporation is a PFIC and a U.S. Holder holds an equity interest in the PFIC by the due date of the return (including extensions). A U.S. Holder who directly holds our Shares, should consult its tax advisors as to the availability of a mark-to-market election and the application of the mark-to-market election to a disposition of shares pursuant to the merger or an exercise of Appraisal Rights.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder would be required to file IRS Form 8621 (or any other form specified by the U.S. Department of the Treasury) with respect to the disposition of Shares, generally with the U.S. Holder’s federal income tax return for the year of merger. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the applicable consequences of the merger to it if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Subject to certain limitations, a U.S. person may make a “qualified electing fund” election (“QEF Election”), which serves as a further alternative to the foregoing rules, with respect to such person’s investment in a PFIC in which such person owns shares (directly or indirectly) of the PFIC. Because we did not and do not intend to provide U.S. Holders with the information needed to make such an election, the QEF election has not been and will not be available to U.S. Holders.

If we are not a PFIC for the current taxable year and have not been a PFIC in any previous taxable year in a U.S. Holder’s holding period for its Shares, any gain or loss recognized will be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time. Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code.

Any gain or loss recognized by a U.S. Holder generally should be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes. As discussed below under Material PRC Income Tax Consequences” beginning on page 68, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a PRC “resident enterprise” under the EIT Law. However, in the event that we are deemed to be a PRC resident enterprise and gain from the disposition of the Shares is subject to tax in the PRC, a U.S Holder may be eligible to treat such gain as PRC-source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, or the “Treaty”). If a U.S. Holder is not eligible for the benefits of the Treaty, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Consequences to the Company

No gain or loss is expected to be recognized by the Company.

Material PRC Income Tax Consequences

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, and was amended on December 29, 2018, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, and as amended on April 23, 2019, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015 and the Bulletin on the Source of Deduction of Income Tax for Non-resident Enterprises (“Bulletin 37”) issued by the State Administration of Taxation of PRC, which became effective on December 1, 2017, if a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement. According to Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as transferee and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares, then any gain recognized on the receipt of consideration for such Shares pursuant to the merger by the Company’s non-PRC-resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material British Virgin Islands Tax Consequences

The British Virgin Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the British Virgin Islands under the laws of the British Virgin Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that registration fees will be payable to the Registrar of Corporate Affairs of the British Virgin Islands to file and/or register the articles of merger, the amended and restated memorandum and articles of association of the surviving company in the form attached as Appendix B of the plan of merger) together with a copy of the resolution of the Company’s shareholders adopting the same and the updated register of directors of the surviving company.

MARKET PRICE OF THE SHARES, DIVIDENDS AND OTHER MATTERS

Market Price of the Shares

The following table provides the high and low sales prices for the Shares on the NASDAQ under the symbol “CCRC” for the periods indicated:

	Sales Price Per Share (in $)
	High	Low
Quarterly:
2019
First quarter	13.5	10.09
Second quarter	12.88	9.63
Third quarter	16.05	8.7252
Fourth quarter	16.14	8.6808
2020
First quarter	10.99	3.32
Second quarter	6.5	4.1101
Third quarter	5.6	3.704
Fourth quarter	10	3.34
2021
First quarter	6.28	3.45
Second quarter (through May 19, 2021)	6.32	6.01

On November 27, 2020, the last trading day immediately prior to the Company’s announcement on November 30, 2020 that it had received a preliminary going private proposal, the reported closing price of our Shares on the NASDAQ was $4.72 per Share. The merger consideration of $6.50 per Share, represents a premium of 37.7% over the closing price of $4.72 per Share on November 27, 2020, and a 35.4% and 37.8% premium over the Company’s 30 and 60 trading day volume-weighted average closing price as quoted by the NASDAQ on November 27, 2020, respectively. On May 19, 2021, the most recent practicable date before the date of this proxy statement, the high and low reported sales prices of our Shares were $6.25 and $6.17, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

The Company has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. The Company currently intends to retain the Company’s available funds and any future earnings to operate and expand the Company’s business.

Under the terms of the merger agreement, the Company is not permitted to pay any dividends (whether payable in cash, stock, property or a combination thereof) with respect to any of its shares (other than dividends paid by a Company Subsidiary to the Company or to any other Company Subsidiary wholly-owned by Company) or repurchase any of the Shares pending consummation of the merger.

In the event the merger agreement is terminated for any reason and the merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the British Virgin Islands. We rely substantially on dividends from our subsidiaries in the PRC to fund our payment of dividends, if any, to our shareholders. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its accumulated after-tax profits, if any, based on PRC accounting standards each year to their general reserves until the accumulative amount of such reserves reach a certain percent of their registered capital, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Cash transfers from our PRC subsidiaries to us are subject further to the PRC government’s foreign exchange control policy, and our PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to us. Any failure by any of the Company’s shareholders or any beneficial owner of Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in us could also subject us to legal sanctions, including a restriction on our PRC subsidiaries’ ability to distribute dividends to us. Furthermore, the EIT Law eliminates the exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on our subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on June 18, 2021, at 9:00 a.m. (Beijing Time) at the Company’s office at 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

THAT the agreement and plan of merger, dated as of March 12, 2021 (the “merger agreement”) among the Company, Parent and Merger Sub (such merger agreement being in the form attached as Annex A to this proxy statement, which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and the articles of merger and among the Company and Merger Sub required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands for the purposes of the merger and any and all transactions contemplated by the merger agreement, including the merger (the “merger”) and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Appendix B to the plan of merger, be authorized and approved;

THAT each of the members of the Special Committee be authorized to do all things necessary to give effect to the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger; and

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

If the merger is completed, at the Effective Time, each outstanding Share, other than (a) the Shares beneficially owned by the Rollover Shareholders (the “Rollover Shares”), (b) the Shares owned by Parent, Merger Sub, the Company (as treasury, if any) or any of their respective subsidiaries immediately prior to the Effective Time, (c) the Shares reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of Company Share Awards immediately prior to the Effective Time, and (d) the Dissenting Shares (Share described under (a) through (d) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $6.50 in cash without interest and net of any applicable withholding taxes. At the Effective Time, all of the Shares will be cancelled and cease to exist. Each Dissenting Share will be cancelled and thereafter represent only the right to receive the fair value of such Dissenting Share in accordance with the BVI Business Companies Act. At the Effective Time, each Excluded Share other than Dissenting Shares will be cancelled for no consideration. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.001 per share, of the surviving company.

Our Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee and on behalf of the Company:

●	determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement;

●	authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the contemplated transactions, including the merger; and

●	resolved to direct that the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated under the merger agreement, including the merger.

Quorum

The presence, in person or by proxy, of shareholders holding not less than 50% of the votes of the issued and outstanding Shares that are entitled to vote on the Share record date will constitute a quorum for the extraordinary general meeting.

Record Date; Shares Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the British Virgin Islands on May 17, 2021. Each outstanding Share on the Share record date entitles the holder to one vote for each Share on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. As of the Share record date, there were 18,329,600 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is June 16, 2021 at 9:00 a.m. (Beijing Time). Please see “—Shareholders Entitled to Vote; Voting Materials” below for additional information. If the merger is not completed, the Company would continue to be a public company in the U.S. and the Shares would continue to be listed on The NASDAQ Capital Market (“NASDAQ”). The Company’s Shares are not listed and cannot be traded on any stock exchange other than the NASDAQ.

Vote Required

We cannot complete the merger unless the merger agreement, plan of merger, and the transactions contemplated by the merger agreement are authorized and approved by a resolution approved by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon in respect of which the shareholders holding the Shares were present at the extraordinary general meeting of the shareholders or an adjournment thereof in person or by proxy and being Shares in respect of which the votes were voted in accordance with the BVI Business Companies Act and the memorandum and articles of the Company (the “Requisite Company Vote”). As of the date of this proxy statement, the Rollover Shareholders beneficially owned approximately 71.1% of the total issued and outstanding Shares of the Company entitled to vote. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger at the extraordinary general meeting of the Company.

Shareholders Entitled to Vote; Voting Materials

Only holders of Shares entered in the register of members of the Company at the close of business on May 17, 2021 (British Virgin Islands Time), the Share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share record date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder has one vote for each Share held as of the close of business on May 17, 2021 (British Virgin Islands Time). Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 9:00 a.m. on June 16, 2021 (Beijing Time). Shareholders can also attend the extraordinary general meeting and vote in person.

Persons who have acquired Shares and whose names are entered in the Company’s register of members before the close of business on May 17, 2021 (British Virgin Islands Time) will receive the proxy form (including the voting material) before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business on May 17, 2021 (British Virgin Islands Time), the Share record date, may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share record date who are unable to attend the extraordinary general meeting may appoint another person (including another shareholder, a third party or the chairman of the meeting) as their proxy to attend the meeting and to vote their Shares on their behalf, by completing and returning the proxy card in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the chairman as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, the chairman of the meeting intends to vote the Shares represented by that proxy card FOR the proposal to authorize and approve the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize each of the members of the Special Committee to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the resolutions to be proposed at the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. Shareholders who fail to cast their vote in person or by proxy will not have their votes counted.

Revocability of Proxies

Registered holders of the Company’s Shares may revoke their proxies in one of three ways:

●	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China;

●	second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

●	third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Registered shareholders (i.e. shareholders whose name is registered in the register of members of the Company) and wishing to dissent from the merger will be entitled to seek appraisal and have the right to receive payment of the fair value of their Shares in accordance with Section 179 of the BVI Business Companies Act if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, as amended regarding the exercise of appraisal rights, a copy of which is attached as Annex C to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

If you hold your shares through a financial intermediary such as a broker or bank and wish to dissent from the merger, you must make all necessary arrangements with the financial intermediary to ensure that your shares are registered in your own name in the register of members of the Company such that you become a registered shareholder in order for you to exercise dissenters’ rights. The financial intermediary is unlikely to exercise or attempt to exercise any dissenters’ rights with respect to any of the shares that it holds, even if a beneficial owner of the shares requests the financial intermediary to do so. You must contact your financial intermediary promptly to ensure that you become a registered shareholder in sufficient time ahead of the date of the extraordinary general meeting, as you must deliver to the Company a written objection to the merger before the vote to authorize and approve the merger is taken at the extraordinary general meeting. You must subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex C to this proxy statement. If the merger is not consummated, the Company will continue to be a publicly traded company in the United States and the shares will continue to be listed on NASDAQ. As a result, if you became a registered shareholder for purposes of exercising dissenters’ rights and the merger is not consummated, and you wish to transfer your shares back to a financial intermediary, you will need to contact the financial intermediary to make all necessary arrangements.

If you do not fully and precisely satisfy the procedural requirements of the Section 179 of the BVI Business Companies Act, you will lose your dissenters’ rights.

We encourage you to read the section of this proxy statement entitled “Appraisal Rights” beginning on page 92 as well as Annex C to this proxy statement carefully and we urge you to seek your own legal advice on BVI Business Companies Act in general from a licensed British Virgin Islands law firm if you wish to exercise your dissenters’ rights.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Investor Relations, China Customer Relations Centers, Inc., at +1-718-213-7386 or at shunyu.zheng@weitian-ir.com.

Solicitation of Proxies

The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies. Instead, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement, with the Company as the surviving company of the merger. If the merger is completed, the Company will cease to be a publicly traded company. Unless otherwise mutually agreed between the Company, Parent and Merger Sub, the closing will take place as soon as practicable after, and in any event no later than the fifth business day immediately after all the closing conditions have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing). At the closing, Merger Sub and the Company will execute a plan of merger and the articles of merger and file the articles of merger and other related documents with the Registrar of Corporate Affairs of the British Virgin Islands. The merger will become effective on the date specified in the articles of merger.

We expect that the merger will be completed during the second quarter of 2021, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, the parties intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

Upon completion of the merger, the current memorandum and articles of association of the Company would be replaced in their entirety by the memorandum and articles of association in the form attached to the plan of merger, which are substantially in the form of the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger except that at the Effective Time, all references to the name “Taiying International Inc. shall be amended to “China Customer Relations Centers, Inc.” and all references to the authorized share capital of Merger Sub will be amended as necessary to correctly describe the authorized share capital of the surviving company as provided in the plan of merger. In addition, the director(s) of Merger Sub immediately prior to the Effective Time will become the initial director(s) of the surviving company and the officers of the Company immediately prior to the Effective Time will become the initial officers of the surviving company.

Merger Consideration

Under the terms of the merger agreement, if the merger is completed, at the Effective Time, each of the Company’s Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, will be cancelled in exchange for the right to receive $6.50 in cash per Share without interest, net of any applicable withholding taxes. The Excluded Shares other than Dissenting Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the BVI Business Companies Act. Please see “Appraisal Rights” beginning on page 92 for additional information.

At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable ordinary share of the surviving company. Such conversion shall be effected by means of the cancellation of each such ordinary share of Merger Sub, in exchange for the right to receive one ordinary share of the surviving company.

Treatment of Company Share Awards

At the Effective Time, the Company will terminate the Share Incentive Plan and any relevant award agreements entered into under the Share Incentive Plan.

Exchange Procedures

At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the paying agent for the benefit of the holders of the Shares (other than the Excluded Shares (excluding the Dissenting Shares)) an amount in cash equal to the aggregate consideration to which holders of Company Shares (other than the Excluded Shares (excluding the Dissenting Shares)) become entitled under the merger agreement (with respect to Dissenting Shares, an amount equal to the number of Dissenting Shares multiplied by the per share merger consideration). Promptly after the Effective Time (and in any event not later than five business days following the Closing), Parent and the surviving company shall cause the paying agent to mail, to each person who was, as of immediately prior to the Effective Time, a registered holder of Shares entitled to receive the per Share merger consideration (i) a letter of transmittal in customary form specifying how the delivery of the merger consideration to registered holders of Shares (other than Excluded Shares) will be effected; and (ii) instructions for effecting the surrender of share certificates representing the Shares (the “Share Certificates”) or affidavits of loss in lieu of the Share Certificates, or non-certificated Shares represented by book entry (the “Uncertificated Shares”). Promptly after a dissenting shareholder has effectively withdrawn or lost his, her or its appraisal rights under the BVI Business Companies Act, Parent shall cause the paying agent to mail to such dissenting shareholder such letter of transmittal and instructions. Upon surrender of any Share Certificate (or affidavit of loss in lieu of the Share Certificate) or cancellation of Uncertificated Shares, each registered holder of Shares represented by such Share Certificate and each registered holder of Uncertificated Shares will receive an amount equal to (x) the number of Shares (other than the Excluded Shares) represented by such Share Certificate (or affidavit of loss in lieu of the Share Certificates) or the number of Uncertificated Shares multiplied by (y) the per share merger consideration.

No interest will be paid or accrued on any amount payable in respect of the Shares.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosures with the SEC since January 1, 2019 and prior to the date of the merger agreement and a disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of the merger agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

●	due organization, existence, good standing and authority to carry on the businesses of the Company and its subsidiaries;

●	the furnishing by the Company to Parent of accurate memorandum and articles of association, and its compliance with the terms thereof;

●	the capitalization of the Company and the absence of preemptive or other similar rights with respect to securities of the Company and its subsidiaries (any of which a “Group Company”), or any encumbrances on Company securities that would give their holders the right to vote with the Company’s shareholders;

●	the absence of contracts binding the any Group Company with respect to capital contribution and voting;

●	the absence of secured creditors;

●	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

●	the required vote of the Company’s shareholders to adopt the merger agreement;

●	the declaration of advisability and recommendation to the shareholders of the Company (other than the Rollover Shareholders) of the merger agreement, the plan of merger, the articles of merger and the merger (including without limitation, the amended and restated memorandum of association and articles of association of the surviving company in the form attached as Appendix B of the plan of merger by the Special Committee and by the Board (acting upon the unanimous recommendation of the Special Committee), and the authorization and approval of the merger agreement, the plan of merger, the articles of merger and the transactions contemplated under the merger agreement, including the merger, by the Board (acting upon the unanimous recommendation of the Special Committee);

●	the receipt of a fairness opinion from the financial advisor to the Special Committee;

●	the absence of violations of or conflict with the governing documents of the Company, applicable laws and certain agreements of the Company as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

●	the obtaining of all governmental consents and approvals in connection with the transactions contemplated by the merger agreement;

●	compliance with applicable laws (including anti-corruption laws) and possession of licenses and permits;

●	the completeness and accuracy of the Company’s SEC filings since January 1, 2019 and the financial statements included therein;

●	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

●	compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ;

●	the Company’s internal control over financial reporting;

●	the absence of undisclosed liabilities;

●	the absence of any “Company Material Adverse Effect” (as defined below) or certain other changes or events since June 30, 2020 (excluding any actions taken or not taken due to COVID-19);

●	labor and employment matters;

●	validity of material contracts and the absence of any breach thereof which would have a Company Material Adverse Effect;

●	the absence of material litigation against any Group Company;

●	environmental matters;

●	intellectual property;

●	tax matters;

●	insurance matters;

●	real property;

●	the absence of certain transactions with the directors, officers or certain shareholders of the Company;

●	the absence of any undisclosed broker’s or finder’s fees;

●	the absence of a shareholder rights or “poison pill” plan which the Company is a party to;

●	the Company’s subsidiaries incorporated under the PRC laws; and

●	the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the merger agreement.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, development, condition, occurrence, change or effect (“Effect”) that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, or the Company’s ability to timely perform its obligations under the merger agreement and consummate the transactions contemplated by the merger agreement. However, none of the followings will constitute a Company Material Adverse Effect itself, or will be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(a)	changes affecting the economy or financial markets generally in the PRC;

(b)	changes in GAAP or any interpretation thereof after the date of the merger agreement;

(c)	changes that are the result of factors generally affecting the principal industries in which the Group Companies operate;

(d)	the consummation of the transactions contemplated under the merger agreement or the public announcement of the merger agreement (including the initiation of a shareholder litigation or similar legal proceedings relating to the merger agreement or the transactions contemplated under the merger agreement);

(e)	any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, act of God or natural disasters, epidemics, pandemics (including COVID-19) or similar events;

(f)	changes in the market price or trading volume of Shares (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(g)	actions or omissions of any Group Company (a) that are required by the merger agreement, (b) taken with the consent of Parent or Merger Sub or (c) taken at the written request of Parent or Merger Sub;

(h)	any breach of the merger agreement by Parent or Merger Sub;

(i)	the failure by the Group Companies to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

(j)	any change resulting or arising from the identity of, or any facts, events, circumstances, developments, conditions, changes, occurrences or effects relating to Parent, Merger Sub or any of their respective affiliates (other than the Company and its subsidiaries);

provided, further, that the Effects set forth in clauses (a), (b), (c) and (e) above will be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur if and to the extent such Effects individually or in the aggregate have a materially disproportionate adverse impact on the Group Companies, taken as a whole, relative to the other participants in the same industries and geographic markets in which the Group Companies conduct their businesses.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

●	their due organization, existence and good standing;

●	their memorandum and articles of association being in full force and effect;

●	the capitalization of Parent and Merger Sub, Parent’s ownership of Merger Sub and the operations of Parent and Merger Sub;

●	their corporate power and authority to execute, deliver and perform their obligations under the merger agreement, plan of merger, the articles of merger and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

●	the absence of violations of, or conflicts with, the governing documents of Parent or Merger Sub, applicable laws and certain agreements of Parent or Merger Sub as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement by Parent and Merger Sub;

●	the obtaining of all governmental consents and approvals in connection with the transactions contemplated by the merger agreement;

●	the absence of material legal proceedings against Parent, Merger Sub;

●	the delivery of the financing documents and the absence of any breach or default under these financing documents;

●	sufficiency of funds to consummate the merger and the other transactions contemplated by the merger agreement, subject to certain conditions set forth in the financing documents;

●	the non-existence of any economic interest in the Company by Parent or Merger Sub other than interests contemplated by the transactions contemplated under the merger agreement or the Support Agreement;

●	the absence of any undisclosed broker’s or finder’s fees;

●	the execution and delivery of the limited guarantee;

●	solvency of and the surviving company at the Effective Time after payments of all amounts required to be paid in connection with the consummation of transactions contemplated by the merger agreement;

●	other than the merger agreement, the Support Agreement, the Limited Guarantee, the Debt Commitment Letter, the absence of any other agreements (i) between Parent, Merger Sub or any of their affiliates on one hand, and any member of the Group Company’s management, directors, employees or shareholders, on the other, that relate to the transactions contemplated by the merger agreement or (ii) pursuant to which any holder of Shares would be entitled to receive consideration different than the merger consideration or pursuant to which a shareholder agreed to vote to approve the merger agreement or against any superior proposal; and

●	the acknowledgment of the Parent and Merger Sub as to their non-reliance on any estimates, forecasts, projections, plans and budgets provided by the Group Companies.

Conduct of Business Pending the Merger

The Company has agreed that from the date of the merger agreement until the earlier of the Effective Time and the termination of the merger agreement, it will conduct its business in the ordinary course, use reasonable best efforts to keep available the service of its current officers, key employees and consultants, and preserve its current relationships with key customers, suppliers and any other persons with whom it has material relations.

From the date of the merger agreement until the earlier of the Effective Time and the termination of the merger agreement, without the prior written consent of Parent, the Company will not and will not permit any of its subsidiaries to, among other things:

●	amend its memorandum and articles of association or equivalent organizational documents;

●	issue, deliver, sell, pledge, transfer, encumber or otherwise dispose of any equity securities, or authorize, propose or agree to do the same or agree or commit to do the same, except for expressly required by any contract in effect on the date of the merger agreement;

●	declare, set aside, establish a record date for, or pay any dividend or other distribution with respect to any of its shares (other than dividends paid by any of its subsidiary to the Company or to any other subsidiary wholly-owned by the Company), or enter into any agreement with respect to the voting of its shares;

●	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its shares or other equity securities, except pursuant to employee severance, retention, termination, change of control and other contractual rights existing on the date of the merger agreement on the terms in effect on the date of the merger agreement;

●	acquire any interest in any person or any assets, or make any loan, advance or capital contribution to, or investment in, any person, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration not in excess of $10,000,000 individually and $10,000,000 in the aggregate for all such transactions by the Group Companies;

●	redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness or issue any debt securities or other contracts evidencing indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness, except for (i) indebtedness incurred under the Group Companies’ existing credit facilities as in effect on the date of the merger agreement in an aggregate amount up to the maximum amount authorized under the contracts evidencing such indebtedness, (ii) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices in a principal amount up to $10,000,000 for all such indebtedness by the Group Companies in the aggregate and (iii) indebtedness owed by any wholly-owned subsidiary of the Company to the Company or any other wholly-owned subsidiary;

●	sell, transfer, lease, license, assign or otherwise dispose of any entity, business, assets, rights or properties of the Group Companies having a current value in excess of $10,000,000 in the aggregate;

●	grant any lien on any of its assets, other than liens granted in connection with any indebtedness permitted under the merger agreement;

●	sell, transfer, assign, license, grant any other rights under, or otherwise dispose of, abandon, permit to lapse, permit to be subject to any lien, or fail to maintain or protect in full force and effect, any intellectual property exclusively owned by the Company, or disclose to any person any confidential information (except for disclosure of confidential information in the ordinary course of business consistent with past practice and pursuant to appropriate confidentiality agreements, and non-exclusive licenses of intellectual property granted by any Group Company in the ordinary course of business consistent with past practice);

●	authorize, or make any commitment with respect to, any single capital expenditure in excess of $10,000,000 or capital expenditures for the Group Companies in excess of $10,000,000 in the aggregate;

●	enter into any new line of business outside of its existing business segments that is material to the Group Companies taken as a whole;

●	(i) grant or announce incentive awards, (ii) increase the compensation payable by any Group Company to its employees, directors, shareholders or other service providers having a total annual compensation opportunity in excess of $10,000,000, except under certain permitted circumstances, (iii) hire any employees having a total annual compensation opportunity in excess of $10,000,000, (iv) pay or agree to pay any pension, severance pay, bonus or other employee benefit not required by any existing company benefit plan, or (v) adopt, renew, amend or terminate any existing company benefit plan;

●	change the Company’s methods of accounting, except as required by concurrent changes in GAAP or applicable law;

●	materially change any method of tax accounting, make or change any material tax election, adopt or change any material accounting method, file any amended material tax return, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, enter into any material closing agreement with respect to any tax, surrender any right to claim a material tax refund, fail to pay any material taxes as due and payable, or take any other similar action relating to the filing of tax return or the payment of tax;

●	settle, release, waive or compromise any pending or threatened action of or against any Group Company (i) for an amount in excess of $10,000,000 in the aggregate, (ii) entailing the incurrence of any obligation or liability of any Group Company in excess of such amount, or obligations that would impose material restrictions on the business of the Group Companies, or (iii) that is brought by or on behalf of any holder of securities of the any Group Company relating to the merger or other transactions contemplated by the merger agreement;

●	enter into, terminate or materially amend any material contract, VIE contract or contract that would have been a material contract if in effect on the date of the merger agreement, or waive any material default under, or release, settle or compromise any material claim against any Group Company or liability or obligation owing to any Group Company under any material contract or VIE contract;

●	fail to maintain material insurance policies covering the Group Companies and their properties, assets and businesses consistent with past practice;

●	adopt or enter into a plan of liquidation, merger or reorganization of any Group Company (other than the merger or any merger or consolidation among wholly-owned subsidiaries of the Company);

●	take any action that would result in failure of any condition to the merger or that would reasonably be expected to prevent, delay or impair the Company’s ability to consummate the merger; or

●	knowingly commit, authorize or agree to do any of the foregoing.

Shareholders’ Meeting

As promptly as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and proxy statement filed in connection with the transactions contemplated by the merger agreement, the Company will, subject to certain exceptions, take all action necessary to duly call, give notice of, set a record date for and convene a general meeting of its shareholders for the purpose of obtaining the Requisite Company Vote, which meeting shall be held within 45 days after the date on which this proxy statement is mailed to the shareholders. The Company may adjourn the general meeting of its shareholders (i) with the prior written consent of Parent, or (ii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure and such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to such adjourned meeting.

Unless the Board has (i) changed its recommendation to the shareholders relating to the approval of the merger in a manner adverse to Parent or Merger Sub, (ii) approved any acquisition proposal, (iii) failed to publicly recommend against any acquisition proposal, (iv) failed to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such acquisition proposal, (v) failed to include the recommendation to the shareholders of the Company to approve the merger agreement, the plan of merger and the transaction contemplated under the merger agreement in this proxy statement, (vi) entered into any letter of intent, contract, memorandum of understanding or similar document with respect to any acquisition proposal, or authorized the Company to enter into a definitive agreement with respect to such proposal, or (vii) taken any other action or made any other public statement that is inconsistent with its recommendation to the shareholders of the Company relating to the approval of the merger (any action described in above (i) through (vii), a “Company Adverse Recommendation Change”), in each case, in accordance with the merger agreement, the Board will (a) make a recommendation to the shareholders to approve the merger agreement, the plan of merger and the merger, and include such recommendation in this proxy statement and (b) will take all lawful actions to solicit the Requisite Company Vote. In the event that the Board has effected any Company Adverse Recommendation Change after the date of the merger agreement, the Company shall have the right not to submit the merger agreement, the plan of merger and the transactions to the shareholders of the Company for authorization and approval at the shareholders meeting.

No Solicitation

From the date of the merger agreement until the earlier of the Effective Time or the valid termination of the merger agreement, the Company will not, will instruct its subsidiaries and their respective representatives not to:

●	initiate, solicit, propose, encourage or take any action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

●	engage in, continue or otherwise participate in discussions or negotiations with, or provide any non-public information concerning the Company or its subsidiary to any person with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist any acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal;

●	grant any waiver, amendment or release under any standstill or confidentiality agreement to which the Company is a party or any anti-takeover law, or otherwise knowingly facilitate any effort or attempt by any person to make an acquisition proposal;

●	approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal, or that conflicts with or is inconsistent with the merger agreement or requires the Company to abandon the merger agreement or the merger; or

●	resolve, propose, agree or publicly announce an intention to do any of the above actions.

The Company will immediately cease and cause to be terminated all discussion with any third parties existing as of the date of the merger agreement regarding an acquisition proposal.

Prior to obtaining the Requisite Company Vote, if the Company receives an unsolicited, written and bona fide acquisition proposal from any person that did not result from a breach by the Company of its obligations set forth in the above paragraph, (i) the Special Committee may directly or indirectly through the Company and its representatives contact such person to clarify and understand the terms and conditions of the proposal so as to determine whether such proposal constitutes or is reasonably expected to result in a superior proposal, and (ii) if the Special Committee determines in good faith, after consultation with and based upon the advice of its financial advisor and outside legal counsel, that such proposal constitutes or is reasonably likely to result in a superior proposal, then the Special Committee may directly or indirectly through the Company and its representatives, pursuant to an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the merger agreement, furnish information to the person who has made such proposal, provided that the Company will concurrently make available to Parent any non-public information provided to such person that was not previously made available to Parent or its representatives.

Prior to obtaining the Requisite Company Vote, (a) if the Company has received a written bona fide acquisition proposal that did not arise or result from a breach of the Company’s “no solicitation” obligations described above that is not withdrawn and that the Board determines, upon the recommendation of the Special Committee and in its good faith judgment, that (i) such acquisition proposal constitutes a superior proposal, and (ii) the failure to change its recommendation to the Company’s shareholders would be inconsistent with its fiduciary duties to the Company and its shareholders under applicable law (after consultation with its financial advisor and outside legal counsel), the Board may change its recommendation and/or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal. However, prior to taking any such action, the Board must give Parent at least five business days’ prior written notice of its intention to take such action and a description of the material terms and conditions of such proposal and identifying the person making such proposal. Further, the Company must provide to Parent any confidential information disclosed to the person making the superior proposal but not previously disclosed to Parent, negotiate in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the merger agreement, so that the proposal would cease to constitute a superior proposal, and permit Parent to make a presentation of any amendments to the Board and the Special Committee (to the extent Parent wishes to make such presentation).

Prior to obtaining the Requisite Company Vote, the board of directors of the Company (based on the recommendation of the Special Committee) or the Special Committee may effect a Company Adverse Recommendation Change and direct the Company to terminate the merger agreement, if (a) a material development or change in circumstances has occurred or arisen after the date of the merger agreement that was not known to, nor reasonably foreseeable by, any member of the Special Committee as of or prior to the date of the merger agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, the merger agreement (an “Intervening Event”), (b) the failure to change its recommendation to the Company’s shareholders would reasonably be expected inconsistent with its directors’ duties to the Company and its shareholders under applicable law (after consultation with its outside legal counsel), (c) 5 business days have elapsed since the Company has given notice of its termination of the merger agreement in response to such Intervening Event to Parent advising that it intends to take such action and specifying the reasons, (d) during the notice period, the Company has considered and engaged in good faith discussions with Parent (if requested by Parent), any adjustment or modification to the merger agreement proposed by Parent, (e) following the notice period, taking into account any adjustment or modification to the terms of the merger agreement proposed by Parent, the failure to change its recommendation to the Company’s shareholders would reasonably be expected inconsistent with its directors’ duties to the Company and its shareholders under applicable law (after consultation with its outside legal counsel).

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the merger agreement, it has been agreed, among other provisions, that:

●	From and after the Effective Time, the surviving company will comply with all of its obligations under the memorandum and articles of association of any Group Company to indemnify and hold harmless the present and former officers and directors thereof against all kinds of liabilities incurred in connection with any action arising out of or relating to the services performed by such officers or directors at request of the Group Company.

●	The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation and indemnification that are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification is required by law.

●	Prior to the Effective Time, to the extent practicable, the Company will, and, if the Company is unable to, Parent will cause the surviving company, as of the Effective Time to, obtain and maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring at or prior to the Effective Time, with terms at least as favorable as the coverage provided under the Company’s existing policy, provided that neither Parent or the surviving company will be required to expend for such policy an annual premium in excess of 300% of the current annual premium paid by the Company.

Financing

As of the date of the merger agreement, Parent has delivered to the Company copies of (a) the Debt Commitment Letter, pursuant to which China Merchants Bank Co., Ltd. has agreed to provide a term loan to Parent in the aggregate amount set forth in such Debt Commitment Letter and the proceeds of which will be used to finance the consummation of the merger and the other transactions contemplated by the merger agreement, and (b) the Support Agreement from the Rollover Shareholders.

Parent and Merger Sub will use their reasonable best efforts to (a) maintain in full force and effect the Debt Commitment Letter, (b) satisfy all conditions in the Debt Commitment Letter on a timely basis that are within Parent and/or Merger Sub’s control, (c) fully enforce its rights under the Debt Commitment Letter, (d) negotiate and execute a definitive debt financing agreement substantially on the terms set out in the Debt Commitment Letter and (e) assuming all conditions precedent in the Debt Commitment Letter have been satisfied, subject to conditions of closing, draw upon and consummate the debt financing at or prior to the closing. However, Parent and/or Merger Sub may not amend the terms of any financing agreement without the prior written consent of the Company if such amendments (a) reduce the aggregate amount of the debt financing or (b) impose new or additional conditions to the debt financing or amend the debt financing in a manner that would reasonably be expected to (i) prevent or materially delay the ability of Parent or Merger Sub or consummate the merger and the transactions contemplated by the merger agreement, or (ii) adversely affect in any materially respect the ability of Parent or Merger Sub to enforce its rights against other parties to any financing agreement.

If any portion of the debt financing has become or is likely to be unavailable, Parent and Merger Sub must promptly so notify the Company and use their reasonable best efforts to arrange and obtain alternative financing from alternative sources and enter into new definitive agreements with respect to such alternative financing in an amount sufficient (assuming the Rollover Shares are cancelled without payment of consideration as contemplated under the Support Agreement) to consummate the transactions contemplated under the merger agreement, with terms and conditions that are not less favorable in the aggregate from the standpoint of the Company than those set forth in the Debt Commitment Letter as promptly as practicable. The Company shall provide cooperation as reasonably requested by Parent and Merger Sub in connection with obtaining financing from alternative sources.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

●	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

●	reasonable access by Parent and Parent’s authorized representatives to the offices, properties, books and records of the Group Companies from the date of the merger agreement and until the earlier of the Effective Time and the valid termination of the merger agreement (subject to all applicable law and the contractual obligations and restrictions);

●	reasonable best efforts of each party to consummate the transactions contemplated by this merger agreement;

●	ensure the compliance of Merger Sub with its obligations under the merger agreement;

●	coordination of press releases and other public announcements or filings relating to the merger;

●	notification of certain events;

●	participation in litigation relating to the merger or the merger agreement;

●	resignation of the directors of the Company pursuant to Parent’s request;

●	matters relating to takeover statutes;

●	delisting and deregistration of the Shares;

●	Parent, Merger Sub or their respective affiliates shall not enter into arrangement with management and employees of the Company, which prohibits or restricts them from discussing, negotiating or entering into arrangements with any third party in connection with an acquisition proposal; and

●	exculpation for actions taken at the direction of the Rollover Shareholders without the Board’s approval (acting with the concurrence of the Special Committee).

Conditions to the Merger

The obligations of the Company, Parent, and Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger, are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

●	the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement being approved by a resolution by holders of Shares constituting the Requisite Company Vote at the shareholders’ meeting; and

●	no governmental entity or court of competent jurisdiction having enacted, issued, promulgated, enforced, entered or deemed applicable any law or order that is in effect that enjoins, restrains, prohibits or otherwise makes the consummation of the merger illegal.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

●	other than those regarding capitalization, Company Share Awards, corporate authority and fairness, compliance with anti-corruption laws, absence of Company Material Adverse Effect, absence of brokerage fees other than to the Company Financial Advisor, and inapplicability of anti-takeover provisions, the representations and warranties of the Company contained in the merger agreement being true and correct in all respects as of the date of the merger agreement and as of the Closing, as though made on such date (except to the extent expressly made as of a specified date, in which case as of such specified date), in each case, disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect, except to the extent such failures to be true and correct in the aggregate would not have a Company Material Adverse Effect; (ii) the representations and warranties regarding corporate authority and fairness being true and correct in all material respects as of the date of the merger agreement and as of the Closing, as though made on such date (except to the extent expressly made as of a specified date, in which case as of such specified date), in each case, disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect; and (iii) the representations and warranties regarding capitalization, Company Share Awards, compliance with anti-corruption laws, absence of Company Material Adverse Effect, absence of brokerage fees other than to the Company Financial Advisor, and inapplicability of anti-takeover provisions being true and correct in all respects (except for de minimus inaccuracies) as of the date of the merger agreement and as of the Closing, as though made on such date (except to the extent expressly made as of a specified date, in which case as of such specified date (except for de minimus inaccuracies) in all material respects as of such specified date);

●	the Company having performed or complied in all material respects all agreements and covenants required to be performed or complied by it under the merger agreement at or prior to the Closing;

●	since the date of the merger agreement, there not having occurred a Company Material Adverse Effect;

●	the amount of Dissenting Shares being less than 20% of the total outstanding Shares immediately prior to the Effective time; and

●	the Company having delivered to Parent a certificate of an executive officer of the Company dated as of the date of Closing confirming the above conditions have been satisfied.

The obligations of the Company to consummate the merger are also subject to the satisfaction or waiver at the Closing of the following conditions:

●	the representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing, as though made on such date (except to the extent expressly made as of a specified date, in which case as of such specified date), except to the extent such failures to be true and correct would not individually or in the aggregate, prevent, materially delay or materially impede the performance by Parent and Merger Sub of its obligations under the merger agreement;

●	Parent and Merger Sub having performed or complied in all material respects all agreements and covenants required to be performed or complied by it under the merger agreement on or prior to the Closing; and

●	the Company having received a certificate of an executive officer of Parent dated as of the date of Closing confirming the above conditions have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the Effective Time:

●	by mutual written consent of Parent and the Company;

●	by either Company or Parent, if:

●	the merger is not consummated by 11:59 p.m. on September 30, 2021 (Beijing Time);

●	any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order that has or would have the effect of enjoining the transactions contemplated by the merger agreement, which shall have become final and non-appealable, or there is any law that makes the consummation of the merger illegal or prohibited, provided that each of the parties have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable the order or law and has complied in all material respects with its obligations to use reasonable best efforts to consummate the merger; or

●	the merger agreement is not approved by Requisite Company Vote at the extraordinary general meeting or any adjournment thereof,

provided, however, the right to terminate the merger agreement pursuant to the circumstances described in the foregoing shall not be available to any party whose failure to fulfil any obligation under the merger agreement or other breach has been the primary cause of, or resulted in, the failure of the applicable condition(s) being satisfied;

●	by the Company, if:

●	Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured (i) within 30 calendar days following receipt of written notice by Parent or Merger Sub of such breach from the Company or (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and 11:59 p.m. on September 30, 2021 (Beijing Time), provided that, the Company will not have this termination right if it is then in breach of any representation, warranty, covenant or agreement under the merger agreement that would result in the failure to satisfy the corresponding condition to Closing;

●	all of the conditions to the merger regarding obtaining Requisite Company Vote and no governmental injunction and all of the conditions to be performed by the Company are satisfied (other than those conditions that by their nature are only to be satisfied at the Closing), (ii) the Company has delivered to Parent an irrevocable confirmation in writing that all of the conditions to be performed by Parent and Merger Sub (other than those conditions by their nature are to be satisfied by actions taking at the Closing) have been satisfied or waived by the Company and that the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to complete the Closing within 5 business days following the date on which the Closing should have occurred on after the satisfaction of the closing conditions;

●	prior to obtaining the Requisite Company Vote, (i) in order to enter into any letter of intent, agreement in principle or definitive acquisition agreement, (a) the Board determines (in its good faith judgment upon the recommendation of the Special Committee), that failure to enter into a definitive agreement relating to a superior proposal would be inconsistent with its fiduciary duties under applicable law, and authorizes the Company to enter into such definitive agreement, (b) such superior proposal did not result from any breach by the Company’s non-solicitation obligations under the merger agreement, (c) the Company has delivered notice of such superior proposal to Parent, and if requested by Parent, has made its representatives available to Parent to discuss proposed changes to the merger agreement to an Acquisition Proposal, or (ii) in response to an Intervening Event, provided that the Company shall have paid the termination fee to Parent within 2 business days after such termination of the merger agreement in accordance with the terms of the merger agreement.

●	by Parent, if:

●	the Company has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured: (i) (x) within 5 calendar days following receipt of written notice by the Company from Parent of such breach with respect to the “no solicitation” obligations, or (y) within 30 calendar days following receipt of written notice by the Company from Parent or Merger Sub of such breach with respect to any other representation, warranty or covenant, or (ii) any shorter period of time that remains between the date Parent or Merger Sub provides written notice of such breach and 11:59 p.m. on September 30, 2021 (Beijing Time), provided that, Parent will not have this termination right if it is then in breach of any representation, warranty, covenant or agreement under the merger agreement that would result in the failure to satisfy the corresponding condition to Closing;

●	the Board has changed its recommendation to the shareholders of the Company relating to the approval of the merger in a manner adverse to Parent or Merger Sub;

●	the Board has approved any acquisition proposal or fails to publicly recommend against any acquisition proposal;

●	the Board has failed to include the recommendation to the shareholders of the Company to approve the merger agreement, the plan of merger and the transaction contemplated under the merger agreement in this proxy statement;

●	the Board has entered into any letter of intent, agreement in principle, definitive acquisition agreement for an acquisition proposal or similar document with respect to any acquisition proposal, or has authorized the Company to enter into a definitive agreement with respect to such proposal; or

●	the Board has taken any other action or made any other public statement that is inconsistent with its recommendation to the shareholders of the Company relating to the approval of the merger.

Termination Fee

The Company will pay to Parent or its designees a termination fee of $1,500,000, if the merger agreement is terminated:

●	by Parent where (i) the Company has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period, or (ii) the Board (a) has changed its recommendation to the shareholders of the Company relating to the approval of the merger in a manner adverse to Parent or Merger Sub, (b) has approved any acquisition proposal or fails to publicly recommended against any acquisition proposal, (c) has failed to include the recommendation to the shareholders of the Company to approve the merger agreement, the plan of merger and the transaction contemplated under the merger agreement in this proxy statement, (d) has entered into any letter of intent, agreement in principle, definitive acquisition agreement for an acquisition proposal or similar document with respect to any acquisition proposal, or has authorized the Company to enter into a definitive agreement with respect to such proposal, or (e) or has taken any other action or made any other public statement that is inconsistent with its recommendation to the shareholders of the Company relating to the approval of the merger;

●	by the Company where, prior to obtaining the Requisite Company Vote, (i) in order to enter into any letter of intent, agreement in principle or definitive acquisition agreement, (a) the Board has determined (in its good faith judgment upon the recommendation of the Special Committee), that failure to enter into a definitive agreement relating to a superior proposal would be inconsistent with its fiduciary duties under applicable law, and authorized the Company to enter into such definitive agreement, (b) such superior proposal did not result from any breach by the Company’s non-solicitation obligations under the merger agreement, and (c) the Company has delivered notice of such superior proposal to Parent, and if requested by Parent, has made its representatives available to Parent to discuss proposed changes to the merger agreement, or (ii) in response to an Intervening Event;

●	by the Company or Parent where either (i) the merger is not consummated by 11:59 p.m. on September 30, 2021 (Beijing Time), or (ii) the Requisite Company Vote is not obtained, and where (a) neither Parent nor Merger Sub has breached any representation, warranty or covenant under the merger agreement in any material respect, and (b) at or prior to the time of such termination, the Company has received a bona fide acquisition proposal from a third party that is not withdrawn (other than any acquisition proposal derived from an indication of interest or any other similar circumstances that were known to, or reasonably foreseeable by, any member of the Special Committee prior to the date of the merger agreement), and (c) enters into a definitive agreement with respect to such acquisition proposal (other than any acquisition proposal derived from an indication of interest or any other similar circumstances that were known to, or reasonably foreseeable by, any member of the Special Committee prior to the date of the merger agreement) within 12 months following such termination; or

Parent will pay to the Company a termination fee of $3,000,000 (or $1,500,000 in certain circumstances described below), if the merger agreement is terminated:

●	by the Company where Parent or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the merger agreement, such that the corresponding condition to Closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period; or

●	by the Company where (i) all of the conditions to the merger regarding obtaining Requisite Company Vote and no governmental injunction and all of the conditions to be performed by the Company are satisfied (other than those conditions that by their nature are only to be satisfied at the Closing), (ii) the Company has delivered to Parent in irrevocable confirmation in writing that all of the conditions to be performed by Parent and Merger Sub (other than those conditions by their nature are to be satisfied by actions taking at the Closing) have been satisfied or waived by the Company and that the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to complete the Closing within 5 business days following the date on which the Closing should have occurred on after the satisfaction of the closing conditions.

If Parent decides not to proceed to consummate the merger due to the failure of the condition regarding the amount of Dissenting Shares represent no less than 20% of the total outstanding Shares immediately prior to the Effective Time, then Parent will pay to Company or its designees a termination fee of $1,500,000.

Remedies

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity. Specifically, the Company is entitled to seeking an injunction, specific performance or other equitable remedies to enforce Parent’s or Merger Sub’s obligation to cause the financing for the merger to be funded at the Effective Time, and shall be subject to the satisfaction of the following conditions: (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the merger (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) the Company has irrevocably confirmed in writing that if the financing is funded, then it would take such actions that are within its control to cause the consummation of the transactions contemplated by the merger agreement, and (iii) the financing has not been funded and Parent and Merger Sub fail to consummate the merger.

While the parties may pursue both a grant of specific performance and payment of termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance and termination fee (or any other monetary damages).

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $3,000,000 and the Company termination fee of $1,500,000, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

Amendment

The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors (or in the case of the Company, the Special Committee) at any time prior to the Effective Time; provided that, after the receipt of approval of the shareholders of the Company, no amendment may be made without shareholders’ approval again. The merger agreement may only be amended by an instrument in writing signed by the Company and Parent.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

APPRAISAL RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the merger and receive cash equal to the appraised fair value of their Shares (“Appraisal Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 179 of the BVI Business Companies Act, as amended (the “BVI Business Companies Act”), a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Appraisal Rights. These procedures are complex and you are advised to consult your British Virgin Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the BVI Business Companies Act, you will lose your Appraisal Rights.

Requirements for Exercising Appraisal Rights

A registered Dissenting Shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting from the merger.

The enforcement of your Appraisal Rights will exclude the enforcement of any other rights by virtue of holding Shares in connection with the merger, other than the right to institute proceedings to obtain relief on the grounds that the merger is illegal. To preserve your Appraisal Rights, the following procedures must be followed:

●	you must give written objection to the merger (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for all your Shares if the merger takes place;

●	within twenty (20) days immediately following the date on which the vote approving the merger is taken, the Company must give written notice of the approval (“Approval Notice”) to all shareholders who gave Notice of Objection, except those shareholders who voted for the merger;

●	within twenty (20) days immediately following the date on which the Approval Notice is given (the “Dissent Period”), a Shareholder who was entitled to receive the Approval Notice must give a written notice of his decision to elect to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the Shares with respect to which he dissents and a demand for payment of the fair value of his Shares. A Dissenting Shareholder must dissent in respect of all the Shares which he holds;

●	within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the merger becomes effective, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase his Shares at a price determined by the Company to be the fair value of such Shares;

●	if within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder agree on the price at which the Company will purchase the Dissenting Shareholder’s Shares, the Company will pay to the Dissenting Shareholder the amount in money upon the surrender of the certificates (if any) representing the Dissenting Shareholder’s Shares;

●	if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within twenty (20) days immediately following the date of the expiry of such 30-day period:

●	the Company and the Dissenting Shareholder shall each designate an appraiser;

●	the two designated appraisers together shall designate a third appraiser;

●	the three appraisers shall fix the fair value of the Dissenting Shareholder Shares; and

●	under the BVI Business Companies Act the fair value of the Dissenting Shares will be determined at the close of business on the day prior to the date on which the vote to approve the merger was taken, excluding any appreciation or depreciation in the value of the Shares, directly or indirectly, induced by announcement of the merger. The value determined by the appraisers is binding on the Company and the Dissenting Shareholder for all purposes. Upon the surrender of the Dissenting Shareholder’s certificates representing their Shares, the Company will pay, in cash, the fair value of the Shares determined by the appraisers.

You must be a registered holder of Shares (i.e. your name is registered in the register of members of the Company) in order to exercise your dissenters’ rights. All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Appraisal Rights attach to the Shares.

If you do not satisfy each of these requirements, you cannot exercise Appraisal Rights and will be bound by the terms of the merger agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, will not alone satisfy the objection requirement referred to above. You must send all objections and notices to the Company at 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China, Attention: Wan Gao.

If you hold your Shares through a financial intermediary such as a broker or bank and wish to dissent from the merger, you must make all necessary arrangements with the financial intermediary to ensure that your Shares are registered in your own name in the register of members of the Company such that you become a registered shareholder in order for you to exercise dissenters’ rights. The financial intermediary is unlikely to exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if a beneficial owner of the Shares requests the financial intermediary to do so. You must contact your financial intermediary promptly to ensure that you become a registered shareholder in sufficient time ahead of the date of the extraordinary general meeting, as you must deliver to the Company a written objection to the merger before the vote to authorize and approve the merger is taken at the extraordinary general meeting. You must subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex C to this proxy statement. If the merger is not consummated, the Company will continue to be a publicly traded company in the United States and the Shares will continue to be listed on NASDAQ. As a result, if you became a registered shareholder for purposes of exercising dissenters’ rights and the merger is not consummated, and you wish to transfer your Shares back to a financial intermediary, you will need to contact the financial intermediary to make all necessary arrangements.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 179 of the BVI Business Companies Act could be more than, the same as, or less than the $6.50 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $6.50 is equal to the fair value of each of your Shares.

The provisions of Section 179 of the BVI Business Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 179, you will lose your Appraisal Rights. You are advised to consult your British Virgin Islands legal counsel if you wish to exercise Appraisal Rights.

FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company for each of the two years ended December 31, 2019 and 2020. The historical consolidated financial information as of and for the years ended December 31, 2019 and December 31, 2020 has been derived from the audited financial statements filed as part of the Company’s Annual Report on Form 20-F for the year ended December 31, 2020, beginning on page F-1, which are incorporated into this proxy statement by reference. The selected historical balance sheet data as of December 31, 2020 and as of December 31, 2019 have been derived from the audited financial statements filed as part of the Company’s Annual Report on Form 20-F for the year ended December 31, 2020, beginning on page F-1, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Annual Report on Form 20-F. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report on Form 20-F.

Consolidated Statements of Operations

	For The Years Ended December 31,
	2020	2019

Revenues, net	$240,316,024	$173,409,113
Cost of revenues	188,725,246	134,504,540
Gross profit	51,590,778	38,904,573
Operating expenses:
Selling, general & administrative expenses	27,772,891	26,318,771
Total operating expenses	27,772,891	26,318,771
Income from operations	23,817,887	12,585,802
Interest expense	(176,422)	(190,808)
Government grants	2,989,897	1,825,402
Other income	1,803,014	1,547,788
Other expense	(434,048)	(202,688)
Total other income	4,182,441	2,979,694
Income before provision for income taxes	28,000,328	15,565,496
Income tax provision	3,069,477	2,391,371
Net income	24,930,851	13,174,125
Less: net income attributable to noncontrolling interest	70,052	118,114
Net income attributable to China Customer Relations Centers, Inc.	$24,860,799	$13,056,011

Comprehensive income
Net income	$24,930,851	$13,174,125
Other comprehensive income (loss)
Foreign currency translation adjustment	5,855,857	(828,331)
Total Comprehensive income	30,786,708	12,345,794
Less: Comprehensive income attributable to noncontrolling interest	56,759	109,238
Comprehensive income attributable to China Customer Relations Centers, Inc.	$30,729,949	$12,236,556

Earnings per share attributable to China Customer Relations Centers, Inc.
Basic	$1.36	$0.71
Diluted	$1.36	$0.71
Weighted average common shares outstanding
Basic	18,329,600	18,329,600
Diluted	18,329,600	18,329,600

	As of December 31,
Selected Balance Sheet Data	2020	2019
(In U.S. dollars)
Cash and cash equivalents	$43,669,538	$25,328,486
Total current assets	114,870,576	74,543,209
Total non-current assets	29,087,284	24,019,533
Total assets	143,957,860	98,562,742
Total current liabilities	40,805,723	27,043,612
Total non-current liabilities	7,636,339	6,068,702
Total liabilities	48,442,062	33,112,314
Total equity	95,515,798	65,450,428
Total liabilities and equity	$143,957,860	$98,562,742

Net Book Value per Share of the Shares

The Company’s net book value per Share as of December 31, 2019 was $3.54, based on the 18,329,600 issued and outstanding Shares for the applicable period. The Company’s net book value per Share as of December 31, 2020 was $5.21, based on the 18,329,600 issued and outstanding Shares for the applicable period.

TRANSACTIONS IN THE SHARES

Purchases by the Company

The Company has not repurchased any Shares at any time within past two years.

Purchases by the Buyer Group

On February 17, 2021, Singeton Management Limited bought an aggregate of 129,810 Shares in a block trade at a price of US$4.00 per share from Ms. Ning Zou’s husband, Mr. Dong Wang.

On February 26, 2021, Mr. Liping Gao bought an aggregate of 71,500 Common Shares in a block trade at a price of US$4.00 per share from his wife, Ms. Yan Shao.

On February 26, 2021, Mr. Liping Gao bought an aggregate of 340,800 Common Shares in a block trade at a price of US$4.00 per share from WIN Forex Limited, a company beneficially owned by his daughter, Ms. Yang Gao.

On February 10, 2021, Ms. Yuxiang Qi bought an aggregate of 216,016 Common Shares in a block trade at a price of US$4.00 per share from Wistron International Limited, a company beneficially owned by her daughter, Ms. Dandan Liu.

On February 11, 2021, Ms. Yuxiang Qi bought an aggregate of 163,421 Common Shares in a block trade at a price of US$4.00 per share from her daughter, Ms. Dandan Liu.

On February 16, 2021, Ms. Yanli Xu bought an aggregate of 516,920 Common Shares in a block trade at a price of US$4.00 per share from Tai Shan Investments Limited.

Prior Public Offerings

Our Shares have been listed on the NASDAQ since December 2015 under the symbol “CCRC.” In December 2015, we completed our initial public offering, in which we offered and sold 2,400,000 Shares, raising $9,600,000 in proceeds before expenses to us. We have not made any underwritten public offering of our securities since then.

Transactions in Prior 60 Days

Other than the transactions discussed above under this caption titled “Purchases by the Buyer Group”, the merger agreement and agreements entered into in connection therewith including the Support Agreement, there have been no transactions in the Company’s Shares during the past 60 days by us, any of the Company’s officers or directors (including the Chairman), Parent, Merger Sub, or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing (excluding any independently managed or operated portfolio companies or platforms affiliated with the foregoing).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the Company’s ordinary shares, as of the date of this proxy statement, by:

●	each of the Company’s directors and executive officers who beneficially own the Company’s ordinary shares;

●	all directors and executive officers as a group; and

●	each person known to us to beneficially own more than 5.0% of the Company’s ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 18,329,600 ordinary shares outstanding as of the date of this proxy statement.

	Shares Beneficially Owned(1)
	Number	%
Directors and Executive Officers:
Zhili Wang (Gary Wang)	3,958,763	21.6%
Debao Wang (David Wang)	1,069,936	5.8%
Guoan Xu	122,400	*
Qingbo Zhao	0	0
Weixin Wang	0	0
Jie Xu	0	0
Tianjun Zhang	0	0
Owens Meng	0	0
All Directors and Executive Officers as a Group	5,151,099	28.1%
Principal Shareholders:
Qingmao Zhang	1,174,000	6.4%

*	Beneficially owns less than 1% of outstanding Shares.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to the common shares or the power to receive the economic benefit of common shares.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the merger is not completed, an annual general meeting is expected to be held in the fourth quarter of 2021.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward- looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

●	the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

●	the cash position of the Company and its subsidiaries at the Effective Time;

●	debt financing may not be funded at the Effective Time because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

●	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

●	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

●	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

●	diversion of our management’s attention from our ongoing business operations;

●	loss of our senior management;

●	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

●	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters; and

●	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2020. Please see “Where You Can Find More Information” beginning on page 99 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to our website at www.ccrc.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. Information that we later file with the SEC may update and supersede the information in this proxy statement where it is provided in a manner reasonably calculated to inform security holders. The Company’s Annual Report on Form 20-F for the year ended December 31, 2020 filed with the SEC on May 17, 2021 is incorporated herein by reference. The Company’s reports on Form 6-K filed with the SEC and furnished to the SEC on and since June 1, 2020, including, without limitation, the reports on Form 6-K filed with the SEC on September 17, 2020, October 20, 2020, November 23, 2020, November 30, 2020, December 18, 2020, March 12, 2021 and May 7, 2021 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Investor Relations, China Customer Relations Centers, Inc., at +1-718-213-7386 or at shunyu.zheng@weitian-ir.com.

The opinion of Houlihan Lokey, the Special Committee's financial advisor, is attached as Annex B to this proxy statement. In addition, Houlihan Lokey's opinion will be made available for inspection and copying at the Company's principal executive offices at the 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China during the Company's regular business hours by any interested unaffiliated security holder or a representative of any interested unaffiliated security holder who has been so designated in writing.

If you have any questions or need assistance in voting your Shares, you can contact Investor Relations, China Customer Relations Centers, Inc., at +1-718-213-7386 or at shunyu.zheng@weitian-ir.com.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED MAY 20, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Taiying Group Ltd.

Taiying International Inc.

and

China Customer Relations Centers, Inc.

Dated as of March 12, 2021

This AGREEMENT AND PLAN OF MERGER (including the exhibits and disclosure schedules attached hereto, this “Agreement”), dated as of March 12, 2021 by and among Taiying Group Ltd., a business company with limited liability incorporated under the Laws of the British Virgin Islands (“Parent”), Taiying International Inc., a business company with limited liability incorporated under the Laws of the British Virgin Islands, all of the issued and outstanding shares of which are owned by Parent (“Merger Sub”), and China Customer Relations Centers, Inc., a business company with limited liability incorporated under the Laws of the British Virgin Islands (the “Company”). Each of Parent, Merger Sub and the Company is referred to herein as a “Party” and together as “Parties”.

WHEREAS, the Parties intend that Merger Sub will merge with and into the Company in accordance with the British Virgin Islands Business Companies Act, 2004, as amended (the “BVI Companies Act”) and the terms and conditions of this Agreement (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee of the Company Board consisting of independent directors (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders (other than the Rollover Securityholders (as defined below) and their Affiliates), and declared it advisable, to enter into this Agreement, the Plan of Merger (as defined below), the Articles of Merger (as defined below) and the transactions contemplated hereby, (ii) approved the execution, delivery and performance of this Agreement, the Plan of Merger, the Articles of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved to recommend that the shareholders of the Company authorize and approve this Agreement, the Plan of Merger, the Articles of Merger and the transactions contemplated hereby, including the Merger (and including, without limitation, the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix B of the Plan of Merger), in each case in accordance with the BVI Companies Act;

WHEREAS, the respective sole director of Parent and Merger Sub has each (i) determined that it is in the best interests of Parent and Merger Sub (as the case may be) to enter into this Agreement, the Plan of Merger, the Articles of Merger and the transactions contemplated hereby and (ii) approved, among others, the execution, delivery and performance of this Agreement, the Plan of Merger, the Articles of Merger and the consummation of the transactions contemplated hereby, including the Merger, and Parent, as the sole shareholder of Merger Sub, has authorized and approved, among others, this Agreement, the Plan of Merger, the Articles of Merger and the Merger, in each case in accordance with the BVI Companies Act;

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Mr. Zhili Wang, Mr. Debao Wang, Mr. Guoan Xu, Mr. Qingmao Zhang, Mr. Long Lin, and Mr. Jishan Sun and certain other shareholders of the Company (each a “Rollover Securityholder”, and collectively, the “Rollover Securityholders”) and Parent have executed a rollover and support agreement, dated as of the date hereof (the “Support Agreement”), providing that, among other things, the Rollover Securityholders will (i) vote all of the Company Shares held by them as of the date hereof, together with any other Company Shares acquired (whether beneficially or of record) by such Rollover Securityholders after the date hereof and prior to the earlier of the Effective Time and the termination of such Rollover Securityholders’ obligations under the Support Agreement, including any Company Shares acquired by means of purchase, dividend or distribution, or issued upon conversion of any convertible securities or otherwise, in favor of the authorization and approval of this Agreement, the Plan of Merger and the other transactions contemplated herein and (ii) agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for the cancellation of certain Company Shares held by each of them as set forth in the Support Agreement (the “Rollover Securities”) in accordance with this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Mr. Zhili Wang, Mr. Debao Wang, Mr. Guoan Xu, Mr. Qingmao Zhang, Mr. Long Lin, and Mr. Jishan Sun (each, a “Guarantor”, and collectively, the “Guarantors”) are entering into a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement (the “Limited Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article I
Defined Terms and Interpretation

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acquisition Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition, directly or indirectly, of twenty percent (20%) or more of the Equity Interests in the Company (by vote or by value) by any Person, (ii) any merger, consolidation, business combination, amalgamation, scheme of arrangement, reorganization, share exchange, sale, lease, license, exchange, transfer or other disposition of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Person acquiring assets or business of the Company (including share(s) or share capital of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Person, directly or indirectly, of any Equity Interest in any entity that would result in such Person holding assets representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income, earnings before interest, taxes and depreciation or assets of the Company and the Company Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Person beneficially owning directly or indirectly twenty percent (20%) or more of the outstanding Company Shares (by vote or by value) and any other voting securities of the Company, or (v) any combination of the foregoing, in each case other than the Merger.

(b) “Affiliate” of a Person shall mean any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or as trustee or executor, by Contract or otherwise.

(c) “Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of New York, British Virgin Islands, Hong Kong or PRC or is a day on which banking institutions located in New York, British Virgin Islands, Hong Kong or PRC are authorized or required by Law or other action of any Governmental Entity to close.

(d) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(e) “Company Disclosure Schedule” shall mean the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that (i) any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to apply and qualify the section of this Agreement to which it corresponds in number, (ii) any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section, and (iii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect).

(f)  “Company IT Systems” shall mean all computer and information technology systems, platforms and networks owned by the Company or any Company Subsidiary or used or held for use in the conduct of any business of the Company or any Company Subsidiary, as currently conducted and as currently proposed to be conducted, including Company Software, Software, hardware, data processing, data, information, record keeping, communications, telecommunications, networks, network equipment, information technology, mobile and other platforms, peripherals computer systems, and computerized, automated, or other similar systems, platforms, and networks, in each case, whether outsourced or not, as well as data and information stored or contained in, or transmitted by, any of the foregoing, and documentation relating to any of the foregoing.

(g) “Company Material Adverse Effect” shall mean any fact, event, circumstance, development, condition, change, occurrence or effect that has or would reasonably be expected to have, individually or in the aggregate with all other facts, events, circumstances, developments, conditions, changes, occurrences or effects, a material adverse effect on (i) the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole, or (ii) the ability of the Company to timely perform its obligations under and consummate the transactions contemplated by this Agreement in accordance with its terms; provided that in no event shall any of the following in and of itself constitute a Company Material Adverse Effect or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes affecting the economy or financial markets generally in the PRC; (B) changes in GAAP or any interpretation thereof after the date hereof; (C) changes that are the result of factors generally affecting the principal industries in which the Company and the Company Subsidiaries operate; (D) the consummation of the transactions contemplated hereby or the public announcement of this Agreement (including the initiation of a shareholder litigation or similar legal proceedings relating to this Agreement or the transactions contemplated hereby); (E) any outbreak or escalation of hostilities, declared or undeclared acts of war, sabotage or terrorism, act of God or natural disasters, epidemics, pandemics (including COVID-19) or similar events; (F) changes in the market price or trading volume of Company Shares (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (G) actions or omissions of the Company or any Company Subsidiaries (x) that are required by this Agreement, (y) taken with the written consent of Parent or Merger Sub or (z) taken at the written request of Parent or Merger Sub; (H) any breach of this Agreement by Parent or Merger Sub; (I) the failure by the Company or any Company Subsidiary to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such change may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) or (J) any change resulting or arising from the identity of, or any facts, events, circumstances, developments, conditions, changes, occurrences or effects relating to Parent, Merger Sub or any of their respective Affiliates (other than the Company and Company Subsidiaries), provided that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (A), (B), (C) and (E) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects individually or in the aggregate have a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the principal industries and geographic markets in which the Company and the Company Subsidiaries conduct their business.

(h) “Company Memorandum and Articles” shall mean the Memorandum and Articles of Association of the Company, as currently in effect in the British Virgin Islands, set forth in the Company’s registration statement on Form F-1, declared effective on December 9, 2015 (File No. 333-199306).

(i) “Company Share Award” shall mean any option to purchase Company Shares granted under the Company Share Plan on or prior to the Closing Date whether or not such option has become vested on or prior to the Closing Date in accordance with the terms thereof.

(j) “Company Share Plan” shall mean the 2018 Share Incentive Plan of the Company, as amended and restated from time to time.

(k) “Company Shares” shall mean the shares of the Company, par value of $0.001 per share.

(l) “Company Software” shall mean the Software owned by the Company or any Company Subsidiary, whether complete or under development, that have been, are or currently proposed to be developed, manufactured, marketed, sold, offered for sale, licensed, distributed, made available, imported, exported, hosted, implemented, provided as a service, provided via a network as a service or application, used, maintained, supported, or otherwise commercialized by the Company or any Company Subsidiary, in each case together with any versions (including Chinese, English and foreign language versions), supplements, modifications, updates, upgrades, corrections and enhancements to any of the foregoing, and any documentation relating to the foregoing.

(m) “Company Termination Fee” shall mean an amount in cash equal to $1,500,000.

(n) “Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, deed of trust, agreement, arrangement, plan or other instrument, right or obligation.

(o) “Environmental Laws” shall mean, whenever in effect, any Law relating to pollution, the protection of the environment, public health and safety, occupational health and safety or fire safety.

(p) “Equity Interest” shall mean any share, share capital, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

(q) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(r)  “Excluded Shares” shall mean (i) Company Shares owned by Parent, Merger Sub, the Company (as treasury shares, if any) or any of their respective Subsidiaries immediately prior to the Effective Time, (ii) any Company Shares reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of any Company Share Awards immediately prior to the Effective Time, (iii) Dissenting Shares (if any), and (iv) Rollover Securities.

(s)  “GAAP” shall mean generally accepted accounting principles as applied in the United States.

(t) “Governmental Entity” shall mean any and all PRC (including any subdivision, municipality, province or locality of the PRC), United States federal, state or local or other non-United States or non-PRC governmental, administrative, judicial or regulatory Person or any instrumentality thereof, authority, agency, department, bureau, commission, body, court, self-regulatory organization, or other legislative or judicial governmental entity or arbitrator.

(u) “Indebtedness” shall mean, without duplication, (i) any indebtedness for borrowed money or issued in substitution for, or in exchange of, indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security or under any swap, cap, future or other derivative financial instrument, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any obligation in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (v) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any guarantee (including guarantees in the form of an agreement to repurchase or reimburse) of any indebtedness, including such obligations described in clauses (i) through (vii) of this definition.

(v) “Intellectual Property” shall mean, collectively, all intellectual property and proprietary rights in any jurisdiction throughout the world and tangible embodiments thereof, including all (i) patents, patent applications (including provisional applications), patent disclosures, invention disclosures, utility models, design patents, certificates of invention, supplementary protection certificates, and industrial designs, and applications for any of the foregoing, including continuations, continuations-in-part, divisionals, substitutions, re-examinations, re-issues, additions, renewals, extensions, patent term extensions, confirmations, registrations, requests for continued examinations, and foreign counterparts, (ii) trademarks, service marks, certification marks, trade dress, trade styles, logos, designs, slogans, taglines, brands, product names, trade names, corporate names, domain names, websites, uniform resource locators, web addresses, other names and locators associated with the Internet, rights to social media accounts, and other indicia of source, origin or quality, and registrations and applications for registration for each of the foregoing, including renewals, and any translations, adaptations, derivations and combinations of any of the foregoing, together with all goodwill of any business symbolized by any of the foregoing, (iii) copyrights, copyrightable works, works of authorship, content, website content, moral rights, data and database rights, and mask works, and registrations and applications for registration for each of the foregoing, including renewals, (iv) trade secrets and confidential or proprietary information (including ideas, discoveries, improvements, recipes, specifications, concepts, methods, processes, techniques, instructions, formulae, compositions, inventions (whether or not patentable or reduced to practice), know-how, technology, research and development information, data, databases, records, notebooks, drawings, blueprints, flowcharts, diagrams, sketches, specifications, designs, models, methodologies, documentation, plans, proposals, technical and non-technical data, test results, pricing, sales, marketing and cost data and information, financial and marketing plans, and customer and supplier lists and information), (v) Software, (vi) privacy rights and data protection rights, and rights of publicity, (vii) other registrations and applications for any of the foregoing, and (viii) other intellectual property and proprietary rights.

(w) “Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the individuals listed in Section 1.1(w) of the Company Disclosure Schedule after reasonable inquiry, and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of each director thereof after reasonable inquiry.

(x) “Law” shall mean any Order or any PRC (including any subdivision, municipality, province or locality of the PRC), United States federal, state or local or other non-United States or non-PRC law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, directive, requirement, policy, license or permit of any Governmental Entity.

(y) “Leasehold Improvements” shall mean all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by Company or any Company Subsidiary, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the lease for such Leased Real Property.

(z) “Lien” shall mean, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien, license, covenant not to sue, option, right of first refusal, right of first offer, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) in respect of such asset, and, with respect to an Equity Interest, any right of first refusal, right of first offer, transfer restriction or call option in respect of such Equity Interest.

(aa)   “MOFCOM” shall mean the Ministry of Commerce of the PRC or its competent local counterparts.

(bb) “Nasdaq” shall mean the NASDAQ Capital Market.

(cc)   “Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree or arbitration award of any Governmental Entity that is binding on any Person or its property or assets under applicable Law.

(dd) “Parent Termination Fee” shall mean an amount in cash equal to $3,000,000.

(ee)   “Permits” shall mean all permits, licenses, franchises, approvals, registrations, filings, qualifications, rights, variances, certificates, certifications, consents, approvals and Orders of all Governmental Entities.

(ff)   “Permitted Liens” shall mean, with respect to each Owned Real Property and Leasehold Improvement (as the case may be): (i) Liens for Taxes, assessments and other levies, fees or charges imposed by any Governmental Entity which are not yet due and payable, or which are being contested in good faith and by appropriate proceedings and, in each case, for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon and (v) non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice, (vi) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (vii) pledges or deposit to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business, (viii) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Filings filed or furnished prior to the date hereof, and (ix) any other Liens that have been incurred or suffered in the ordinary course of business and that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Liens.

(gg) “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity or other entity.

(hh) “Personal Data” shall mean any information or data that can be used, directly or indirectly, alone or in combination with other information, to identify an individual and any other information or data pertaining to any individual, including an individual’s name, address, credit or payment card information, bank account number, financial data, email address, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, and mental or physical health or medical information.

(ii)   “PRC” shall mean the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

(jj)  “PRC Subsidiaries” shall mean all Company Subsidiaries organized under the Laws of the PRC.

(kk) “Processed” or “Processing” shall mean processing, collection, acquisition, recording, organization, storage, maintenance, adaptation, alteration, retrieval, access, use, disclosure, transfer (including relating to any cross-border transfer), transmission, sharing, combination, blockage, disposition, erasure, or destruction.

(ll)   “Representatives” shall mean, with respect to any Person, such Person’s Affiliates and such Person and its Affiliates’ respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

(mm)   “RMB” shall mean renminbi, the legal currency of the PRC.

(nn) “SAFE” shall mean the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

(oo) “SAFE Circular 37” shall mean the Notice of Certain Matters Regarding the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents Through Special-Purpose Companies (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》(汇发[2014]37号)), dated July 4, 2014 and effective as of the same date, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

(pp) “SAFE Circular 7” shall mean the Notice of Certain Matters Regarding the Foreign Exchange Administration for Domestic Individuals Participating in the Share Incentive Plan of An Overseas-Listed Company (《关于境内个人参与境外上市公司股权激励计划外汇管理有关问题的通知》(汇发[2012]7号)), dated February 15, 2012 and effective as of the same date, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

(qq) “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(rr)  “SEC” shall mean the United States Securities and Exchange Commission.

(ss) “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(tt)   “Shareholder Approval” shall mean the authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby (including the Merger) by a resolution approved by the affirmative vote of a majority of the votes of the Company Shares entitled to vote thereon in respect of which the shareholders holding the Company Shares were present at the Company Shareholders Meeting or an adjournment thereof in person or by proxy and being Company Shares in respect of which the votes were voted in accordance with the BVI Companies Act and the Company Memorandum and Articles.

(uu) “Software” shall mean (i) software of any type, including computer programs, applications, middleware, software development kits, libraries, tools, interfaces, firmware, compiled or interpreted programmable logic, objects, bytecode, machine code, games, software implementations of algorithms, models and methodologies, whether in Source Code or object code form; (ii) data, collections of data, databases and compilations, whether machine readable or otherwise; and (iii) documentation related to any of the foregoing, including descriptions, schematics, flow-charts, notes, and work product used to design, plan, organize, and develop any of the foregoing, and programmer and user documentation, manuals, and support and training materials; together with intellectual property and proprietary rights in and to any of the foregoing.

(vv) “Source Code” shall mean one or more statements in human readable form relating to Software and other source code, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language, together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, procedures, and other information that describe the foregoing.

(ww) “Subsidiary” or “Subsidiaries” of any Person shall mean (i) any corporation of which a majority of the Equity Interest entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person, (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general or managing partner or the managing member and (iii) any corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity whose assets and financial results are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with GAAP.

(xx) “Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a Person that is not solicited in violation of Section 6.4 and which the Company Board (upon recommendation of the Special Committee) determines in good faith that, if consummated in accordance with its terms, would result in a transaction more favorable to the shareholders of the Company from a financial point of view than the transactions provided for in this Agreement after (i) consultation by the Special Committee with its independent nationally recognized financial advisor and outside legal counsel and (ii) taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the Person or group making the Acquisition Proposal, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances; provided that for the purposes of the definition of “Superior Proposal”, references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; provided further that no offer or proposal shall be deemed to be a “Superior Proposal” if (A) any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event hereunder, or (B) the consummation of the transactions contemplated by such offer or proposal is conditioned upon obtaining any consent or approval of a Governmental Entity or other third party that is not required pursuant to this Agreement as a condition to the Closing.

(yy) “Tax” or “Taxes” shall mean any and all means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), estimated, unclaimed property, environmental, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(zz)   “Tax Incentive” shall mean any Tax exemptions, Tax holidays, Tax deferrals, Tax incentives, Tax credits (including Tax refunds and rebates), or other preferential Tax treatments or Tax rebates (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with any Governmental Entity.

(aaa)   “Tax Returns” shall mean any application, report, filing, claim for return, election or return (including any information return) or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments, supplements or amendments thereto.

(bbb) “Third Party” shall mean any Person or group other than the Company, the Company Subsidiaries, Parent or Parent’s Affiliates or Representatives.

(ccc)   “VIE” shall mean a variable interest entity of the Company, including Shandong Taiying Technology Co., Ltd and its respective subsidiaries listed in Section 1.1(ccc) of the Company Disclosure Schedule.

(ddd) “VIE Contracts” shall mean the agreements listed in Section 1.1(ddd) of the Company Disclosure Schedule.

(eee)   “WFOE” shall mean Shandong Juncheng Information Technology Co., Ltd..

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Section
Action	Section 4.12
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.4(c)(ii)
Alternative Financing	Section 6.6(b)
Alternative Financing Agreements	Section 6.6(b)
Anti-Corruption Laws	Section 4.5(b)
Articles of Merger	Section 2.3
Bankruptcy and Equity Exception	Section 4.3(a)
BVI Companies Act	Preamble
Certificates	Section 3.2(c)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Adverse Recommendation Change	Section 6.4(c)(i)
Company Board	Preamble
Company Financial Advisor	Section 4.3(b)
Company Financial Statements	Section 4.6(b)
Company Group	Section 8.2(f)(i)
Company Intellectual Property	Section 4.14(b)
Company Material Contract	Section 4.11(b)
Company Plan(s)	Section 4.9(a)
Company Recommendation	Section 4.3(b)
Company Representatives	Section 6.3(a)
Company SEC Filings	Section 4.6(a)
Company Shareholders Meeting	Section 6.2(e)(i)
Company Subsidiary	Section 4.1
Company Workers	Section 4.14(e)
D&O Insurance	Section 6.12(b)
Debt Commitment Letter	Section 5.6(a)
Debt Financing Agreement	Section 6.6(a)

Defined Term	Section
Dissenter Rights	Section 3.1(e)
Dissenting Shareholders	Section 3.1(e)
Dissenting Shares	Section 3.1(e)
Effective Time	Section 2.3
End Date	Section 8.1(b)(i)
Exchange Fund	Section 3.2(b)
Financing	Section 5.6(a)
Financing Agreements	Section 6.6(b)
Guarantor	Preamble
HKIAC	Section 9.7(b)
Indemnified Parties	Section 6.12(a)
Intervening Event	Section 6.4(e)(i)
Investments	Section 4.2(d)
Leased Real Property	Section 4.17(b)
Limited Guarantee	Preamble
Merger	Preamble
Merger Sub	Preamble
Notice Period	Section 6.4(d)(iii)
Owned Real Property	Section 4.17(a)
Parent	Preamble
Parent Group	Section 8.2(f)(i)
Parent Representatives	Section 6.3(a)
Party	Preamble
Paying Agent	Section 3.2(a)
Per Share Merger Consideration	Section 3.1(b)
Plan of Merger	Section 2.3
PRC VIEs	Section 4.21(a)
Proxy Statement	Section 6.2(a)
Registrar of Companies	Section 2.3
Rollover Securities	Preamble
Rollover Securityholder	Preamble
SAFE Rules and Regulations	Section 4.5(c)
Schedule 13E-3	Section 4.4(b)
Special Committee	Preamble
Support Agreement	Preamble
Surviving Company	Section 2.1
Transaction Litigation	Section 6.8
Uncertificated Shares	Section 3.2(c)(i)

Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(b) references to any Person include references to such Person’s successors and permitted assigns;

(c) words importing the singular include the plural and vice versa;

(d) words importing one gender include the other gender;

(e) references to the word “including” do not imply any limitation;

(f)  references to months are to calendar months;

(g) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h) references to “$” or “dollars” refer to U.S. dollars; and

(i) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

Article II
The Merger

Section 2.1 The Merger. Upon the terms and subject to satisfaction of the conditions set forth in this Agreement or waiver by the Party having the benefit of such condition, and in accordance with the BVI Companies Act, Merger Sub shall merge with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (the “Surviving Company”) and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the BVI Companies Act. The Merger shall have the effects specified in the BVI Companies Act.

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is no later than the fifth (5th) Business Day following the satisfaction of the conditions set forth in Article VII (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions, which by their terms, are not capable of being satisfied until the Closing (but subject to their satisfaction or waiver prior to or at the Closing)), unless another date, time or place is agreed to in writing by Parties. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”. For the avoidance of doubt, a condition set forth in Article VII may only be waived in writing by the Party or Parties entitled to such condition under this Agreement.

Section 2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the BVI Companies Act by Merger Sub and the Company executing the Plan of Merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”), and Merger Sub and the Company executing the Articles of Merger substantially in the form attached hereto as Exhibit B (the “Articles of Merger”), and filing the Articles of Merger with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar of Companies”), together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the BVI Companies Act (the time of filing of the Articles of Merger by the Registrar of Companies, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Plan of Merger, being referred to herein as the “Effective Time”).

Section 2.4 Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and in the applicable provisions of the BVI Companies Act. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company in accordance with the provisions of the BVI Companies Act.

Section 2.5 Company Memorandum and Articles of Association. At the Effective Time, subject to Section 6.12 hereof, the memorandum and articles of association substantially in the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, would become the memorandum and articles of association of the Surviving Company, save and except that references therein to the name and the authorized share capital of Merger Sub shall be amended to describe correctly the name and the authorized share capital of the Surviving Company, as provided in the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the BVI Companies Act and such memorandum and articles of association.

Section 2.6 Directors and Officers.

(a) The director(s) of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the director(s) of the Surviving Company until his or their successors shall have been duly elected or appointed and qualified or until his or their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

(b) The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Article III

Effect of Merger on Issued ShareS; Merger Consideration;
Exchange of Certificates

Section 3.1 Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Shares of Merger Sub. Each ordinary share, with no par value, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. Such conversion shall be effected by means of the cancellation of each such ordinary share of Merger Sub, in exchange for the right to receive one such ordinary share of the Surviving Company.

(b) Company Shares. Each Company Share that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be canceled and cease to exist in exchange for the right to receive $6.50 in cash without interest (the “Per Share Merger Consideration”), payable in the manner provided in Section 3.2 (or in the case of a Company Share represented by a lost, stolen or destroyed certificate, payable upon delivery of an affidavit in the manner provided in Section 3.4). The register of members of the Company shall be amended accordingly.

(c) Cancellation of Certain Shares. Each Excluded Share other than Dissenting Shares shall be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor and the register of members of the Company shall be amended accordingly.

(d) Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, the Per Share Merger Consideration shall be equitably adjusted to reflect the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares, or other like change with respect to Company Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time, and such adjustment to the Per Share Merger Consideration shall provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such action.

(e) Statutory Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by a holder of Company Shares (each, a “Dissenting Shareholder”) who has validly exercised and not withdrawn or lost its right to dissent from the Merger (“Dissenter Rights”) pursuant to Section 179 of the BVI Companies Act (collectively, the “Dissenting Shares”) shall be cancelled and cease to exist at the Effective Time, but shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (except as provided in this Section 3.1(e)), and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 179 of the BVI Companies Act. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with the BVI Companies Act) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shareholder shall, in respect of its Dissenting Shares cancelled at the Effective Time, be entitled to receive the Per Share Merger Consideration (without interest), pursuant to this Section 3.1. The Company shall give Parent (i) prompt notice of any written notice of exercise of Dissenter Rights, attempted withdrawals of such Dissenter Rights, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company shareholders’ exercise of Dissenter Rights and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of Dissenter Rights under the BVI Companies Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any exercise of Dissenter Rights, offer to settle or settle any such Dissenter Rights or approve any withdrawal of any such Dissenter Rights prior to the vote on the Merger at the Company Shareholders Meeting.

(f) Termination of Company Share Plan and Company Share Awards. As promptly as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Share Plan) shall adopt resolutions, and take any other necessary actions, to terminate the Company Share Plan and any relevant award agreements entered into under the Company Share Plan, in accordance with the terms of the Company Share Plan and any such award agreements entered into thereunder.

Section 3.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Closing, Parent shall select a bank or trust company reasonably acceptable to the Special Committee to act as the paying agent for the Merger (the “Paying Agent”) and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.

(b) Exchange Fund. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of Company Shares (excluding Excluded Shares (other than Dissenting Shares)) , pursuant to the provisions of this Article III, an amount of cash equal to the aggregate consideration to which holders of Company Shares (excluding Excluded Shares (other than Dissenting Shares)) become entitled under this Article III (with respect to Dissenting Shares, an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. Subject to the foregoing, the Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 3.2. Parent or the Surviving Company shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Company Shares pursuant to this Article III. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 3.1, Parent shall, or shall cause the Surviving Company to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 3.1.

(c) Payment Procedures.

(i) Promptly following the Effective Time (and in any event not later than five (5) Business Day following the Closing Date), Parent and the Surviving Company shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of Company Shares, including Company Shares which immediately prior to the Effective Time were (x) represented by a certificate or certificates (the “Certificates”) and (y) not represented by a certificate or certificates (the “Uncertificated Shares”) which were cancelled and exchanged into the right to receive the Per Share Merger Consideration pursuant to Section 3.1(b) (and excluding, for the avoidance of doubt, the Excluded Shares), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent), and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Promptly after a Dissenting Shareholder has effectively withdrawn or lost its, her or its appraisal rights under the BVI Companies Act, Parent shall cause the Paying Agent to mail to such Dissenting Shareholder such letter of transmittal and instructions.

(ii)  Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of the Company Shares represented by such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b) (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt by the Paying Agent of confirmation by the Company that the Uncertificated Shares have been canceled, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product of the number of such Uncertificated Shares multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b) (less any applicable withholding Taxes payable in respect thereof). The Paying Agent shall accept such Certificates and such confirmation by the Company with respect to the Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Company Shares represented by the Certificates and the holders of such Uncertificated Shares on the aggregate Per Share Merger Consideration payable upon the surrender of such Certificates and cancellation of Uncertificated Shares pursuant to this Section 3.2. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

(iii)  Remittances for the Per Share Merger Consideration shall not be sent to holders of Company Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details. A holder of Company Shares will be deemed to be untraceable if (x) such Person has no registered address in the register of members (or branch register) maintained by the Company, (y) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such Person either (A) has been sent to such person and has been returned undelivered or has not been cashed or (B) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or (z) notice of the Company Shareholders Meeting convened to vote on the Merger has been sent to such Person and has been returned undelivered. Monies due to Dissenting Shareholders and shareholders of the Company who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven (7) years from the Closing Date shall be forfeited and shall revert to the Surviving Company.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the register of members of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the relevant Company Share is registered in the register of members of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the relevant Company Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of Parent (or any agent designated by Parent) of such Person’s entitlement to the relevant Company Share and if the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Company Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Paying Agent, Merger Sub, Parent and the Surviving Company (and any other Person that has a withholding obligation), without double counting, shall be entitled to deduct and withhold or cause to be deducted and withheld from any consideration payable pursuant to this Agreement to any holder of Company Shares or other compensation or equity related payments, such amounts as may be required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)  No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, the Surviving Company or any other Party shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of the Company Shares on the date that is six (6) months after the Effective Time shall be paid to Parent or the Surviving Company upon demand, and any holders of Company Shares (other than Excluded Shares) that were issued and outstanding immediately prior to the Effective Time who have not theretofore received the Per Share Merger Consideration payable to them in consideration for the cancellation of each of their Company Shares representing such Company Shares pursuant to the provisions of this Section 3.2 (whether as a result of their failure to surrender their Certificates or otherwise) shall thereafter look for payment of the Per Share Merger Consideration, payable in respect of each of such Company Shares solely to the Surviving Company for any claim to the applicable Per Share Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III without interest thereon.

Section 3.3 No Further Ownership Rights. From and after the Effective Time, all Company Shares shall no longer be outstanding, all Company Shares shall automatically be cancelled and cease to exist, each holder of a Company Share shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration (or the fair value of any Dissenting Shares, as the case may be) payable for each of such Company Shares upon the cancellation of each of such Company Shares in accordance with the provisions of this Article III. The Per Share Merger Consideration paid for each Company Share in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Company for any reason, they shall be surrendered, canceled or exchanged as provided in this Article III.

Section 3.4 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, an amount in cash equal to the product of the number of Company Shares represented by such Certificates multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 3.1(b).

Section 3.5 Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Company Shares for the purposes of Section 179 of the BVI Companies Act.

Section 3.6 Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take any such lawful and necessary action.

Article IV
Representations and Warranties of the Company

Except as (i) disclosed in the Company SEC Filings filed prior to the date hereof (excluding the exhibits and schedules thereto, disclosures contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof, any other forward-looking statements or any other disclosures of risks or uncertainties that are non-specific, of general application, predictive, cautionary or forward-looking in nature set forth therein prior to the date of this Agreement), (ii) set forth in the Company Disclosure Schedule, or (iii) for any matters with respect to which any Rollover Securityholder has actual knowledge after reasonable inquiry, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification. The Company is a business company with limited liability duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Each Subsidiary of the Company (each, a “Company Subsidiary”) has been duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and each of the Company and the Company Subsidiaries has obtained all applicable Permits relative to its formation and organization from all applicable Governmental Entities except to the extent the failure of any Company Subsidiary to be so organized, existing or in good standing or of the Company or any Company Subsidiary to have such Permits has not had and would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business (and, in the case of the PRC Subsidiaries, duly fulfilled annual information disclosure obligations to the public in accordance with PRC Law), and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that have not had and would not have a Company Material Adverse Effect. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the Company Memorandum and Articles or equivalent organizational documents, each as amended to date, of each of the Company and the Company Subsidiaries. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. The Company or any Company Subsidiary is not in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 4.2 Capitalization.

(a) The Company is authorized to issue a maximum of 100,000,000 shares with par value of $0.001 per share, of which, as of the date of this Agreement, 18,329,600 shares are issued and outstanding, and no Company Shares are held in treasury of the Company and no Company Shares owned by any Company Subsidiary.

(b) As of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any of its shares or other Equity Interests, or securities convertible into or exchangeable for such shares of, or other Equity Interests in, the Company (which, for purposes of this Agreement, will be deemed to include share appreciation rights, “phantom shares” or other commitments that provide any right to receive value or benefits similar to such shares, securities or other rights). There are no outstanding Contracts or other obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company, except in accordance with the VIE Contracts and as set forth in Section 4.2(b) of the Company Disclosure Schedule. There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the holders of Company Shares may vote.

(c) Each outstanding share or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid (and, in the case of each PRC Subsidiary, the payment thereof has been duly verified by an independent certified public accountant and has been duly filed or registered with competent PRC Governmental Entity), non-assessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens, and subject to the Laws of the PRC with respect to the PRC Subsidiaries, free of any restriction which prevents the payment of dividends to the Company or any Company Subsidiary. There are no subscriptions, options, warrants, rights, calls, Contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase, exchange, cancellation or sale of any Equity Interest or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, except for those provided in the VIE Contracts.

(d) Section 4.2(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) each Company Subsidiary, and (ii) the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) as of the date hereof (collectively, the “Investments”). All the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens. Except for the shares and other Equity Interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any shares or other voting or equity securities or interests in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(e) Except for Contracts or forms thereof filed as exhibits to the Company SEC Filings, neither the Company nor any of the Company Subsidiaries has entered into any Contract, commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person. Except for the VIE Contracts, there are no shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which any of them is bound relating to the transfer, voting or registration of any Equity Interests of the Company or any Company Subsidiary or preemptive rights with respect thereto.

(f)  The Company does not have any secured creditors holding a fixed or floating security interest. Neither the Company nor any Company Subsidiary has incurred any Indebtedness since December 31, 2019 other than in the ordinary course of business.

Section 4.3 Corporate Authority; Approval and Fairness.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject only to the authorization and approval of this Agreement, the Plan of Merger and the Merger by the Shareholder Approval. No other corporate actions on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Shareholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) On or prior to the date of this Agreement, (i) the Special Committee has received from Houlihan Lokey (China) Limited (the “Company Financial Advisor”), its written opinion, to the effect that, subject to the limitations, qualifications and assumptions set forth therein, that the Per Share Merger Consideration to be received by the holders of Company Shares (other than Excluded Shares) is fair, from a financial point of view, to such holders (it being agreed and understood that such opinion may not be relied on by Parent or Merger Sub), and (ii) the Company Board (acting upon the unanimous recommendation of the Special Committee) has determined that this Agreement, the Plan of Merger, the Articles of Merger and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company and its shareholders (other than the Rollover Securityholders and their Affiliates), and validly approved the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, directed that this Agreement, the Plan of Merger, the Articles of Merger and the consummation of the transactions contemplated hereby, including the Merger be submitted to the holders of Company Shares for their authorization and approval, and resolved to recommend to the shareholders of the Company that they authorize and approve this Agreement, the Plan of Merger, the Articles of Merger and the transactions contemplated hereby, including the Merger (and including, without limitation, the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix B of the Plan of Merger), in each case in accordance with the BVI Companies Act (the “Company Recommendation”), which resolutions, subject to Section 6.4(d) and Section 6.4(e), have not been subsequently withdrawn or modified in a manner adverse to Parent.

Section 4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, will not, (i) assuming the Shareholder Approval is obtained, conflict with or violate any provision of the Company Memorandum and Articles or any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 4.4(b) will have been obtained prior to the Effective Time, all filings and notifications described in Section 4.4(b) will have been made and any waiting periods or approvals thereunder will have terminated, expired or been obtained prior to the Effective Time and the Shareholder Approval is obtained, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) violate, conflict with, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien, except for any Permitted Lien, on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, the Securities Act, any other U.S. federal or state securities Laws or the rules and regulations of NASDAQ, including the filing of the Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) and the furnishing of Form 6-K with the Proxy Statement, (ii) for the filing with the Registrar of Companies of the Plan of Merger and other necessary corporate documentation as required by the BVI Companies Act, or (iii) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (x) prevent or materially delay the consummation of the Merger, (y) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (z) have a Company Material Adverse Effect.

Section 4.5 Compliance with Laws; Permits.

(a) (i) Each of the businesses of the Company or any Company Subsidiary is and, since January 1, 2019 has been, to the Company’s Knowledge, conducted in compliance in all material respects with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound, (ii) the Company is in material compliance with the applicable listing, corporate governance and other rules and regulations of NASDAQ, (iii) to the Company’s Knowledge, each of the Company and the Company Subsidiaries holds all material Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, (iv) to the Company’s Knowledge, each of the Company and the Company Subsidiaries is in compliance in all respects with the terms of such Permits, and (v) no such Permit shall cease to be effective as a result of the transactions contemplated by this Agreement, except, in each case, where the non-compliance or the failure to possess any Permit would not reasonably be expected to have a Company Material Adverse Effect.

(b) To the Knowledge of the Company, since January 1, 2019, neither the Company, any Company Subsidiary nor any director or officer, nor, any agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has, in the course of its actions for, or on behalf of, any of them (i) violated any provision of (A) the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder), (B) the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, (C) the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996 or (D) any other applicable anti-corruption Law ((A), (B), (C) and (D) collectively, “Anti-Corruption Laws”); or (ii) made or gave any bribe, rebate, payoff, influence payment, kickback or other payment to any officer, director, employee or official of or any other person acting in an official capacity for any Governmental Entity that would be unlawful under any applicable Law, including under an Anti-Corruption Law or (iii) undertaken any act or failed to undertake any act that directly or indirectly caused or contributed to the Company or any Company Subsidiary to be in violation of any Anti-Corruption Law. To the Knowledge of the Company, since January 1, 2019, neither the Company nor any Company Subsidiary has received any communication that alleges that the Company or any Company Subsidiary, or any Representative thereof is, or may be, in violation of, or has, or may have, any material liability under, any Anti-Corruption Law which has not been resolved. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company has effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of applicable Anti-Corruption Laws by the Company or any Company Subsidiary will be prevented, detected and deterred.

(c) To the Knowledge of the Company, each holder or beneficial owner of Company Shares who is a PRC resident and subject to any of the registration or reporting requirements of SAFE Circular 7, SAFE Circular 37 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied, in all material respects, with such reporting and/or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company. Neither the Company nor, to the Knowledge of the Company, such holder or beneficial owner has received any written inquiries, notifications, orders or any other written forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 SEC Filings; Financial Statements.

(a) Company SEC Filings. The Company has filed or furnished, as applicable, all forms, reports and other documents required to be filed or furnished by it with the SEC, as the case may be, since January 1, 2019 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and (ii) did not, at the time it was filed or furnished (or, if amended, at the time (and taking into account the content) of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Company’s Knowledge, as of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Filings is the subject of outstanding SEC investigation, or ongoing SEC review.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Filings on or prior to the date hereof (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects, the consolidated financial position of the Company and its consolidated Company Subsidiaries as at the respective dates thereof, and the consolidated results of operations and cash flows and statements of shareholders equity of the Company and its consolidated Company Subsidiaries for the respective periods indicated therein are (subject, in the case of unaudited statements, to normal period-end adjustments which have not and would not have a Company Material Adverse Effect and the exclusion of certain notes in accordance with the published rules promulgated by the SEC relating to unaudited financial statements), in each case in accordance with GAAP. The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c) Internal Controls.

(i) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements of the Company and any Company Subsidiary for external purposes in accordance with GAAP.

(ii) The Company has established and maintains disclosure controls and procedures as defined in and required by Rules 13a-15 and 15d-15 of the Exchange Act reasonably designed to ensure that all material information concerning the Company and any Company Subsidiary required to be disclosed by the Company in the reports it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and related forms, and that such information is accumulated and communicated to the Company’s chief executive officer and chief financial officer (or persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure. Since January 1, 2019, neither the Company nor, to the Company’s Knowledge, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data. To the Company’s Knowledge, since January 1, 2019, there has been, no fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company. Since the date of the Company’s most recently filed annual report under the Exchange Act, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected or are reasonably likely to materially affect, the Company’s internal control over financial reporting. As used in this Section 4.6(c)(ii), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 4.7 No Undisclosed Liabilities. None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, including any outstanding Indebtedness or any commitments therefor) of the type that would be required to be reflected on or reserved against it in a consolidated balance sheet of the Company and the Company Subsidiaries prepared in accordance with GAAP, except for liabilities or obligations (i) which have not had and would not have a Company Material Adverse Effect, (ii) that were incurred after June 30, 2020, in the ordinary course of business consistent with past practice, (iii) that were set forth in the Company’s consolidated balance sheet as of June 30, 2020 included in the Company Financial Statements prior to the date hereof, or (iv) that were required to be incurred pursuant to the transactions contemplated by this Agreement.

Section 4.8 Absence of Certain Changes or Events. Since June 30, 2020, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice (excluding any actions taken or not taken due to COVID-19), and (ii) there has not been any Company Material Adverse Effect.

Section 4.9 Company Plans; Employees and Employment Practices.

(a) All material benefit and compensation plans (including the Company Share Plan) covering current or former employees of the Company and the Company Subsidiaries, other than (i) any employment Contract or compensatory agreement with any current or former employee, and (ii) any such plans mandated by applicable Laws to which the sole liability of the Company and the Company Subsidiaries is to make contributions required by Law (including plans or programs mandated or maintained by a Governmental Entity requiring the payment of social insurance or contributions to a fund of a Governmental Entity with respect to wages of any employee) (the “Company Plans”) are listed in Section 4.9 of the Company Disclosure Schedule. Since June 30, 2020 there has been no material change, amendment, modification to, or adoption of, any Company Plan.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director, officer or employee of the Company or any of the Company Subsidiaries under any of the Company Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Company Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(c) There is no outstanding Order against the Company Plans that would have a Company Material Adverse Effect.

Section 4.10 Labor and Employment Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, trade union, works council or other labor union Contract applicable to persons employed by it, nor is an such agreement presently being negotiated by the Company or any Company Subsidiary, and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent (including organizational campaigns, petitions or other unionization activities) any employee of the Company or any Company Subsidiary. Except for matters that have not had and would not have a Company Material Adverse Effect, (a) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or, to the Knowledge of the Company, been threatened or is anticipated with respect to any employee of the Company or any Company Subsidiary, and (b) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened or anticipated with respect to any employee of the Company or any Company Subsidiaries. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, social security, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration and collective bargaining, except where non-compliance has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.11 Contracts.

(a) Except for (x) this Agreement, (y) Contracts or forms or summaries thereof filed as exhibits to the Company SEC Filings prior to the date hereof or (z) set forth in Section 4.11(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any Contract which would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company’s most recently filed annual report on Form 20-F.

(b) Each Contract of the type described in Section 4.11(a) to which the Company or any Company Subsidiary is a party or set forth on Section 4.9 of the Company Disclosure Schedule is referred to herein as a “Company Material Contract.” Except as would not constitute a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) to the Knowledge of the Company, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any Company Subsidiary and, to the Company's Knowledge, no counterparty, is or is alleged to be in material breach or violation of, or material default under, any Company Material Contract, (iv) neither the Company nor any Company Subsidiary has received any claim of material default under any Company Material Contract, (v) to the Company's Knowledge, no event has occurred which would result in a material breach or violation of, or a material default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (vi) the Company has not received any written notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such other party intends to terminate, or not renew any Company Material Contract in accordance with its terms.

Section 4.12 Litigation. (i) There is no material legal, administrative, arbitral or other suit, claim, action, inquiry, mediation, proceeding or investigation of any nature (whether sounding in contract, tort, equity or otherwise) (each, an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary and (ii) none of the Company or any of the Company Subsidiaries or any property or asset of the Company or any Company Subsidiary is subject to or bound by any material outstanding Order, except, in each case, where any such Action or Order would not have a Company Material Adverse Effect.

Section 4.13 Environmental Matters. Except as would not constitute a Company Material Adverse Effect, since January 1, 2019, the Company and each Company Subsidiary have complied and are in compliance in all material respects with all Environmental Laws and have obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law, and all such permits, licenses and other authorizations are in full force and effect.

Section 4.14 Intellectual Property.

(a) To the Company’s Knowledge, each of the Company and the Company Subsidiaries has complied in all material respects with all of their respective obligations to the respective patent, trademark, and copyright offices, including the duty of candor and disclosure to the United States Patent and Trademark Office, and all applicable Laws, with respect to the Company Intellectual Property.

(b) Except as would not have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries solely and exclusively owns all right, title and interest in and to the Company Intellectual Property which is exclusively owned by the Company, free and clear of all Liens, except for Permitted Liens. Each of the Company and the Company Subsidiaries solely and exclusively owns all right, title and interest in and to, or has valid and enforceable rights to use all other material Intellectual Property used in, held for use in, or necessary to conduct, the businesses of the Company and the Company Subsidiaries as currently conducted and as currently proposed to be conducted, free and clear of all Liens, except for Permitted Liens (such material Intellectual Property (including Company Software) the “Company Intellectual Property”). To the Knowledge of the Company, there is no outstanding Order relating to any material Company Intellectual Property.

(c) Neither the Company nor any Company Subsidiary has received any written notice or is or has been subject to any Action alleging that the Company or any Company Subsidiary, or the business previously or currently conducted by the Company or any Company Subsidiary, is infringing, diluting, misappropriating, or otherwise violating, or has infringed, diluted, misappropriated, or otherwise violated, any Intellectual Property right of any Person, including any solicited or unsolicited offer, demand, or request to license any Intellectual Property. Neither the Company nor any Company Subsidiary nor any business previously or currently conducted by the Company or any Company Subsidiary (including the development, marketing, licensing, sale, offer for sale, distribution, import, export, hosting, implementation, and use of any Company Software, and the provision of services relating to any Company Software) infringes, dilutes, misappropriates, or otherwise violates or has infringed, diluted, misappropriated, or otherwise violated any material Intellectual Property rights of any Person. To the Knowledge of the Company, no third party is currently infringing, diluting, misappropriating, or otherwise violating any Intellectual Property owned by the Company or any Company Subsidiary.

(d) To the Knowledge of the Company, all of the Company Intellectual Property is valid and enforceable. Neither the Company nor any Company Subsidiary has received any written notice or, to the Knowledge of the Company, has been subject to any Action, including any opposition, cancellation, reissue, re-examination, inter partes, interference, nullity, revocation, or other proceedings by any Person challenging the validity, enforceability, patentability, registrability, inventorship, or scope of, or the Company’s or any Company Subsidiary’s use or ownership of, any of the Company Intellectual Property. No loss or expiration of any of the material Company Intellectual Property is threatened or pending, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or any Company Subsidiary).

(e) Each of the Company and the Company Subsidiaries owns all right, title and interest in and to all material Intellectual Property created or developed by, for or under the direction or supervision of the Company or such Company Subsidiary. Except as would not have a Company Material Adverse Effect, all current and former employees, consultants, and contractors (collectively, “Company Workers”) who have participated in the creation or development of any such Intellectual Property, have executed and delivered to the Company or such Company Subsidiary an agreement (i) providing for the obligations of such current or former employee, consultant, or contractor to maintain and protect the confidential information of the Company or any Company Subsidiary, and (ii) providing for the present assignment by each such Company Worker to the Company or such Company Subsidiary of all Intellectual Property rights arising out of such Company Worker’s employment by, engagement by or contract with the Company or such Company Subsidiary. To the Knowledge of the Company, no Company Worker has materially breached or is in material breach of any such agreement.

(f)  The Company and the Company Subsidiaries have taken all actions reasonably necessary to maintain and protect the Company Intellectual Property, including maintaining and protecting in confidence the confidential information of the Company or any Company Subsidiary. To the Knowledge of the Company, each service provider of the Company or any Company Subsidiary has taken all actions reasonably necessary to maintain and protect in confidence such Personal Data and confidential information.

(g) Each Person that has had or has access to material confidential information of the Company or any Company Subsidiary is subject to appropriate confidentiality obligations regarding the non-disclosure and protection of such confidential information, and, to the Company’s Knowledge, no such Person has materially breached or is in material breach of any such obligations.

(h) To the Company’s Knowledge, the Company IT Systems are and will be sufficient for the immediate needs of the Company and the Company Subsidiaries. The Company and each Company Subsidiary are in substantial compliance with in all material respects the terms and conditions of the Contracts relating to Software included in the Company IT System. Except as would not have a Company Material Adverse Effect, the Company IT Systems are functional, operate in a reasonable manner, and in sufficiently good working condition to perform their expected function, operation, and purposes in all material respects.

(i) The Company and each Company Subsidiary have taken all steps reasonably necessary to maintain and protect the security, confidentiality, integrity, and continuity of the Company IT Systems (including the data and information stored or contained therein or transmitted thereby), and to guard against any unauthorized use, access, interruption, or modification of any of the Company IT Systems (including such data or information), including maintaining compliance with generally accepted industry security standards.

(j) The Company and each Company Subsidiary have established and maintains appropriate policies and procedures regarding the Processing of Personal Data and privacy and data security and protection. To the Company’s Knowledge, the operation of the businesses of the Company and each Company Subsidiary, and the Processing of any Personal Data by the Company or any Company Subsidiary are in material compliance with all (A) such policies and procedures, (B) applicable Laws relating to privacy or data security or protection, and (C) applicable requirements relating to privacy or data security or protection under any Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, including notification, consent, and transfer requirements. To the Company’s Knowledge, the execution and delivery of this Agreement, the performance of obligations and exercise of rights under this Agreement, and the consummation of the Merger and the other transactions contemplated hereby do not and will not, with or without the passage of time or giving of notice, result in any violation of any such policies, procedures, Laws, or requirements.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been filed in accordance with applicable Law. All such material Tax Returns are true, correct, and complete in all material respects and were prepared in compliance with applicable Law. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file material Tax Returns that the Company or any Company Subsidiary is or may be subject to material Taxes in such jurisdiction.

(b) All material amounts of Taxes (whether or not shown on a Tax Return) of the Company and each Company Subsidiary due and payable have been paid.

(c) Except as set forth on Section 4.15(c) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, no deficiencies for any material amount of Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity, and neither the Company nor any Company Subsidiary has received in writing any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to material Tax matters or (iii) notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for any material amount of Taxes. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to any material Taxes. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to the assessment or collection of any material Taxes.

(d) Each of the Company and the Company Subsidiaries has duly and timely withheld and paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing and timely and accurately filed all associated forms and Tax Returns.

(e) There are no Liens or other security interests upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP.

(f)  To the Knowledge of the Company, neither the Company nor any Company Subsidiary was, for the taxable year ended December 31, 2019, treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(g) Neither the Company nor any Company Subsidiary takes the position for Tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation. Except as would not have a Company Material Adverse Effect, each Company Subsidiary located in the PRC has, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all national and local Tax registration certificates and complied with all requirements in all material respects imposed by such Governmental Entities.

(h) All material Tax Incentives (if any) enjoyed by the Company or any Company Subsidiary have been in material compliance with all applicable Laws and, to the Company’s Knowledge, are not subject to suspension, repeal, reduction, revocation, cancellation or any other changes (including retroactive changes) in the future. No submissions made by or on behalf of the Company or any Company Subsidiary to any Governmental Entity in connection with obtaining any Tax Incentive contained any material misstatement or omission that would have affected the granting of such Tax Incentive.

Section 4.16 Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and the Company Subsidiaries. Except as would not have a Company Material Adverse Effect (a) all such policies, programs and arrangements are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder and (b) as of the date of this Agreement, the Company has no reason to believe that it or any Company Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted.

Section 4.17 Real Estate

(a) The Company SEC Reports have disclosed the real property and interests in real property owned by the Company or any Company Subsidiaries as of the date of this Agreement (“Owned Real Property”). Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries holds good and valid title to, or valid land use rights with respect to, each parcel of the Owned Real Property, free and clear of all Liens and encumbrances, except Permitted Liens.

(b) In respect of each parcel of real property leased by the Company or a Company Subsidiary (“Leased Real Property”), except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has a valid leasehold interest in all of its Leased Real Property free and clear of any and all Liens and encumbrances, except Permitted Liens.

(c) Except as would not have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any and all Liens and encumbrances, except Permitted Liens. Such personal property and Owned Real Property and Leased Real Property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not have a Company Material Adverse Effect.

Section 4.18 Affiliate Transactions. Except as disclosed in the Company SEC Filings (including the exhibits thereof), no officer or director of the Company or any Company Subsidiary or any Person beneficially owning five percent (5%) or more of the Company Shares or Equity Interest of any Company Subsidiary, nor any individual related by blood, marriage or adoption to any such individual or Person nor any entity in which any such Person or individual owns any beneficial interest, is a party to any material agreement, Contract, commitment or transaction with the Company or any Company Subsidiary or has any right, title, or interest in any material property owned, licensed, or used by the Company or any Company Subsidiary (including any Company Intellectual Property).

Section 4.19 Brokers. Other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided to Parent a copy of the engagement letter of the Company Financial Advisor and such engagement letter has not been amended or modified.

Section 4.20 Anti-Takeover Provisions. The Company is not a party to a shareholder rights agreement or “poison pill” or similar agreement or plan.

Section 4.21 PRC Subsidiaries.

(a) The registered capital of each PRC Subsidiary (including each of the VIEs that were incorporated under the PRC Laws (the “PRC VIEs”) and each of its Subsidiaries) is fully contributed in accordance with applicable PRC Laws.

(b) No approvals, other than those already obtained, are required to be obtained for the performance by the respective parties of their obligations and the transactions contemplated under the VIE Contracts, except (i) if the WFOE (or any other Person designated by the WFOE) decides to exercise the option granted under the applicable VIE Contracts to purchase the Equity Interests in a PRC VIE and, as a result of such purchase, relevant PRC VIE will be operating its business in a restricted industry under PRC Laws, such purchase shall be subject to prior approval by MOFCOM and be further subject to registrations with the relevant PRC Governmental Entities, and (ii) if there is any change to the shareholding percentage or registered capital of any PRC VIE, the pledges under the applicable VIE Contracts shall be subject to re-registration with the State Administration for Market Regulation or its local counterparts.

(c) The execution, delivery and performance by each of the relevant parties of their respective obligations under each of the VIE Contracts, and the consummation of the transactions contemplated thereunder, did not, do not and will not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable Laws, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement, instrument, arbitration award or judgment, Order or decree of any court of the PRC having jurisdiction over the relevant parties to the VIE Contracts, as the case may be, or any agreement with, or instrument to which any of them is expressed to be a party or which is binding on any of them.

(d) The VIE Contracts taken as a whole comprise all of the contracts enabling the Company to effectively control the PRC VIEs and consolidate the financial statements of the PRC VIEs.

(e) As of the date hereof, the Company has effective control of each PRC VIE and each of its Subsidiaries. All shareholders of the PRC VIEs are acting in good faith and in the best interests of the Company. As of the date of this Agreement, there have been no disputes, disagreements, claims, legal proceedings or Actions of any nature, raised by any Governmental Entity or any other party, pending or threatened against or affecting any of the WFOE, the PRC VIEs, any the PRC VIEs’ Subsidiaries or any of any PRC VIE’s shareholders or any of their respective shareholders that: (i) challenge the validity or enforceability of any part or all of the VIE Contracts taken as a whole; (ii) challenge the VIE structure or the ownership structure as set forth in the VIE Contracts and as disclosed in the Company SEC Filings; (iii) claim any ownership, share, equity or interest in the Company, the WFOE, any PRC VIE, any PRC VIE’s Subsidiaries or any PRC VIE’s shareholders, or claim any compensation for not being granted any ownership, share, equity or interest in the Company, the WFOE, any PRC VIE, any PRC VIE’s Subsidiaries or any PRC VIE’s shareholders; or (iv) claim any of the VIE Contracts or the ownership structure thereof or any arrangements or performance of or in accordance with the VIE Contracts was, is or will be in violation of any PRC Laws, in each case in the preceding clauses (i) through (iv), where such dispute, disagreement, claim, legal proceeding or Action has a materially disproportionate adverse effect on the Company, the WFOE, any PRC VIE, any PRC VIE’s Subsidiaries or any PRC VIE’s shareholders or any of their respective shareholders as compared to other similarly situated enterprises in the PRC which adopt a similar “variable interest entity” structure that allows one entity to exercise voting control and have a substantial economic interest in another entity where such first entity does not, directly or indirectly, own a majority of the Equity Interests of the second entity.

Section 4.22 No Additional Representations. Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent or Merger Sub or any of their Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereunder, and each of Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV.

Article V
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Parent is a business company with limited liability, duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands, and Merger Sub is a business company with limited liability, duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association as in effect as of the date hereof of Parent and Merger Sub, respectively. Such memorandum and articles of association are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its memorandum and articles of association in any respect.

Section 5.2 Capitalization.

(a) As of the date of this Agreement, Parent is authorized to issue a maximum of 50,000 ordinary shares with no par value, of which 10,000 ordinary shares of Parent are issued and outstanding. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof other than those incident to its formation and capitalization and pursuant to this Agreement, the Merger and the other transactions (including any financing transactions in connection herewith) contemplated hereby.

(b) As of the date of this Agreement, Merger Sub is authorized to issue a maximum of 50,000 ordinary shares with no par value, of which 100 ordinary shares of Merger Sub are issued and outstanding. All of the issued and outstanding shares of Merger Sub are, and immediately prior to the Effective Time will be, owned by Parent, free and clear of any Lien. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof other than those incident to its formation and capitalization and pursuant to this Agreement, the Merger and the other transactions (including any financing transactions in connection herewith) contemplated hereby.

Section 5.3 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no vote of Parent’s or Merger Sub’s shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly authorized, executed and delivered by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The sole director of each of Parent and Merger Sub and Parent as the shareholder of Merger Sub have duly and validly approved by resolutions and authorized, among others, the execution, delivery and performance of this Agreement, the Plan of Merger, the Articles of Merger and the consummation of the transactions contemplated hereunder by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the sole director of Parent and Merger Sub, and Parent as the sole shareholder of Merger Sub to effect the transactions contemplated hereunder.

Section 5.4 No Conflict; Required Filings and Consents

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not (i) conflict with or violate any provision of the memorandum and articles of association of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 5.4(b) will have been obtained prior to the Effective Time and all filings and notifications described in Section 5.4(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) for any consent, approval, authorization, filing or notification required under by the Exchange Act, the Securities Act or any other federal or state securities Laws or the rules and regulations of NASDAQ, including the joining of the Company in the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 and the furnishing of Form 6-K with the Proxy Statement, (ii) for the filing with the Registrar of Companies of the Plan of Merger and other necessary corporate documentation as required by the BVI Companies Act, or (iii) any actions or filings the absence of which would not reasonably be expected to materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.5 Litigation. As of the date hereof, to the Knowledge of Parent, there is no material Action pending or threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions provided for herein.

Section 5.6 Financing.

(a) Parent has delivered to the Company true and complete copies, as of the date of this Agreement, of (i) a debt commitment letter, dated March 11, 2021, between Parent and China Merchants Bank Co., Ltd., as the original lender (the “Lender”) (including all schedules thereto) (the “Debt Commitment Letter”) pursuant to which the Lender has agreed to provide a term loan to Parent in the aggregate amount set forth therein (the “Debt Financing” and, together with the transactions contemplated under the “Rollover Securities” article of the Support Agreement, the “Financing”), subject to the terms and conditions therein, the proceeds of which shall be used to finance the consummation of the Merger and the other transactions contemplated by this Agreement, and (ii) the Support Agreement. The Support Agreement provides that the Company is a third-party beneficiary for purposes of enforcing the Support Agreement.

(b) The Debt Commitment Letter and the Support Agreement are in full force and effect as of the date hereof and are the legal, valid and binding obligations of Parent and of the other parties thereto in accordance with the terms and conditions thereof, subject to the Bankruptcy and Equity Exception. Assuming (A) the Debt Financing is funded in accordance with the Debt Commitment Letter, (B) the cancellation of the Rollover Securities and other transactions contemplated by the Support Agreement are consummated in accordance with the terms of the Support Agreement, and (c) the satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2 or the waiver of such conditions, Parent will have at and after the Closing funds sufficient for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated hereby. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Parent on the terms therein. The are no side letter or other oral or written Contracts related to the funding of the full amount of the Debt Financing to which Parent or any of its Affiliates is a party other than (i) as expressly set forth in the Debt Commitment Letter and (ii) customary engagement letters. Parent or Merger Sub has fully paid any and all fees, if any, that are payable on or prior to the date hereof under the Debt Commitment Letter and will pay when due all other fees arising under the Debt Commitment Letter as and when they become due and payable thereunder.

(c) As of the date of this Agreement, (i) neither the Support Agreement nor the Debt Commitment Letter have been amended or modified, and none of the respective commitments contained in the Support Agreement or the Debt Commitment Letter have been withdrawn or rescinded, (ii) the Support Agreement and the Debt Commitment Letter are in full force and effect, and (iii) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Support Agreement or the Debt Commitment Letter by Parent. As of the date of this Agreement, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent at the Effective Time.

Section 5.7 Ownership of Equity Interests. As of the date hereof, other than as a result of this Agreement or the Support Agreement, neither Parent nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Equity Interest in the Company or any Company Subsidiary.

Section 5.8 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Closing.

Section 5.9 Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company a duly executed Limited Guarantee with respect to certain matters on the terms specified therein. The Limited Guarantee is in full force and effect and constitutes a valid, binding and enforceable obligation of the Guarantors, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Limited Guarantee.

Section 5.10 Solvency. Neither Parent nor Merger Sub is entering into the transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction or the waiver of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2, immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the Financing, the payment of the Per Share Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the payment of all related expenses, the Surviving Company will be solvent as of the Effective Time and immediately after the Effective Time as such term is used under the Laws of the British Virgin Islands.

Section 5.11 Certain Arrangements. Other than this Agreement, the Support Agreement, the Limited Guarantee and the Debt Commitment Letter, as of the date hereof, there are no written Contracts (a) between Parent, Merger Sub or any of their Affiliates (excluding the Company or any Company Subsidiary), on the one hand, and any directors, officers, employees or shareholders of the Company or any Company Subsidiary, on the other hand, that relate in any way to the transactions contemplated hereunder; or (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration in connection with the transactions contemplated hereunder or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

Section 5.12 No Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and Company Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company and Company Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates (excluding the Company or any Company Subsidiary) and their respective Representatives not to, hold any such person liable with respect thereto, other than fraud in connection therewith.

Article VI
Covenants

Section 6.1 Conduct of Business by the Company Pending the Closing

(a) The Company agrees that, between the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement, except as set forth in Section 6.1(a) of the Company Disclosure Schedule, as otherwise expressly required or permitted by this Agreement, as required by applicable Law, as deemed necessary by the Company in good faith to preserve the viability of the business directly in response to pandemic conditions related to the coronavirus disease (COVID-19) or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to (i) conduct its business in the ordinary course consistent with past practice, and (ii) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with each of the key customers, suppliers and other Persons with whom the Company or any Company Subsidiary has business relations that are material to the Company or any Company Subsidiary, taken as a whole. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1(a) of the Company Disclosure Schedule, as otherwise expressly required or permitted by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement, directly or indirectly, take any of the following actions:

(i) amend or otherwise change the Company Memorandum and Articles or equivalent organizational documents of the Company Subsidiaries;

(ii) issue, deliver, sell, pledge, transfer, encumber or otherwise dispose of, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, any shares of any class or series of its shares or other Equity Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its shares or other Equity Interests (other than expressly required under any Contract in effect on the date hereof);

(iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its shares (other than dividends paid by a Company Subsidiary to the Company or to any other Company Subsidiary wholly-owned by Company), or enter into any agreement with respect to the voting of its shares;

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its shares or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its shares or other Equity Interests, except pursuant to employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof;

(v) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, except any such acquisitions, loans, advances, contributions or investments that are consistent with past practice and are for consideration not in excess of $10,000,000 (or an equivalent amount in RMB) individually and $10,000,000 (or an equivalent amount in RMB) in the aggregate for all such transactions by the Company and the Company Subsidiaries;

(vi) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any Indebtedness or issue any debt securities or other Contracts evidencing Indebtedness or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, except for (A) Indebtedness incurred under the Company's or any Company Subsidiary's existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness, (B) Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices in a principal amount not in excess of $10,000,000 (or an equivalent amount in RMB) for all such Indebtedness by the Company and the Company Subsidiaries in the aggregate and (C) Indebtedness owed by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary.

(vii)  grant any Lien on any of its assets, other than Liens granted in connection with any Indebtedness permitted under Section 6.1(a)(vi);

(viii)   sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any Company Subsidiary having a current value in excess of $10,000,000 (or an equivalent amount in RMB) in the aggregate;

(ix) sell, transfer, assign, license, grant any other rights (including any covenant not to sue, option, right of first refusal, and right of first offer) under, or otherwise dispose of (including, by merger, consolidation or sale of stock or assets), abandon, permit to lapse, permit to be subject to any Lien, or fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of), any Company Intellectual Property, or disclose to any Person any confidential information (except for disclosure of confidential information in the ordinary course of business consistent with past practice and pursuant to appropriate confidentiality agreements, and non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice);

(x) authorize, or make any commitment with respect to, any single capital expenditure in excess of $10,000,000 (or an equivalent amount in RMB) or capital expenditures for the Company and the Company Subsidiaries in excess of $10,000,000 (or an equivalent amount in RMB) in the aggregate;

(xi) enter into any new line of business outside of its existing business segments that is material to the Company and the Company Subsidiaries taken as a whole;

(xii)  (A) grant or announce any stock option, equity, equity-linked or incentive awards, (B) subject to Section 6.12(b), grant or announce any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any of the employees, officers, directors, shareholders or other service providers of the Company or any Company Subsidiary having a total annual base salary and incentive compensation opportunity in excess of $10,000,000 (or an equivalent amount in RMB), (C) hire (or enter into any employment agreements with) any employees having a total annual base salary and incentive compensation opportunity in excess of $10,000,000 (or an equivalent amount in RMB), (D) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Plan, or (E) enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Plan or benefit arrangement or any collective bargaining agreement,;

(xiii)   except as may be required by GAAP or as a result of a change in Law, make any change in accounting principles, policies, practices, procedures or methods;

(xiv) materially change any method of Tax accounting, make or change any material Tax election, adopt or change any material accounting method, file any amended material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material Tax refund, fail to pay any material Taxes as they become due and payable, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xv) settle, release, waive or compromise any pending or threatened Action of or against the Company or any of the Company Subsidiaries (A) for an amount in excess of $10,000,000 (or an equivalent amount in RMB) in the aggregate, (B) entailing the incurrence of (x) any obligation or liability of the Company or any Company Subsidiary in excess of such amount, or (y) obligations that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries, or (C) that is brought by or on behalf of any current, former or purported holder of any shares or debt securities of the Company or any Company Subsidiary relating to the transactions contemplated by this Agreement;

(xvi) (A) enter into (other than extensions at the end of a term in the ordinary course of business), terminate or materially amend or modify any Company Material Contract, VIE Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, or (B) waive any material default under, or release, settle or compromise any material claim against the Company or Company Subsidiary or liability or obligation owing to the Company or Company Subsidiary under any Company Material Contract or VIE Contract;

(xvii)   fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xviii)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company);

(xix) take any action which would result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would reasonably be expected to prevent, delay or impair the ability of the Company to consummate the Merger; or

(xx) knowingly commit, authorize or agree to take any of the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

(xxi) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ respective operations.

Section 6.2 Proxy Statement; Schedule 13E-3; Company Shareholders Meeting

(a) Proxy Statement. As promptly as practicable after the date hereof, the Company, with the cooperation of Parent and Merger Sub, shall prepare a proxy statement relating to authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Merger (such proxy statement, as amended or supplemented, the “Proxy Statement”). The Company shall cause the Proxy Statement to be filed with the SEC as soon as practicable after the date hereof, and in any event no later than twenty (20) days following the date hereof; provided, however, that failure to so file the Proxy Statement in such time period shall not constitute a breach of this Agreement and shall not give Parent and Merger Sub a right to terminate this Agreement or rely upon any closing condition as a reason not close when otherwise required to do so by this Agreement. Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with the preparation of the Proxy Statement. Subject to and without limiting the rights of the Special Committee and the Company Board pursuant to Section 6.4(d), the Proxy Statement shall include the Company Recommendation.

(b) Schedule 13E-3. Concurrently with the preparation and filing of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 with respect to the Merger. The Company and Parent shall cooperate and consult with each other in preparation of the Schedule 13E-3, including furnishing the information required by the Exchange Act to be set forth in the Schedule 13E-3.

(c) SEC Comments. The Company, after consultation with Parent, shall respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and/or the Schedule 13E-3. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement and/or the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement. The Company shall not (i) file or mail the Proxy Statement, including any amendments or supplements thereto, (ii) file the Schedule 13E-3, including any amendments or supplements thereto, (iii) respond to any comments by the SEC, or (iv) file any other required filings, including any amendments or supplements thereto, unless (x) Parent and its counsel have had a reasonable opportunity to review and propose comments on such document or response and (y) the Company has incorporated those comments reasonably proposed by Parent and its counsel into such document or response. Notwithstanding anything herein to the contrary, in connection with any disclosure regarding a Company Adverse Recommendation Change, the Company shall not be required to provide Parent or Merger Sub with the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub) in the Schedule 13E-3 or the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or another filing by the Company with the SEC with respect to such disclosure. As promptly as practicable after the SEC confirms that it has no further comments to the Proxy Statement and the Schedule 13E-3, the Company shall mail the Proxy Statement and all other proxy materials to the holders of Company Shares and, if necessary, in order to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

(d) Information Supplied. Each of the Company, Parent and Merger Sub shall promptly furnish all information concerning such Party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereunder. Each of Parent, Merger Sub and the Company agrees, as to it and its respective Affiliates, directors, officers, employees, agents or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are filed with the SEC, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Company Shares and at the time of the Company Shareholders Meeting or any adjournment thereof, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such Party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with the other Party with respect to such amendment or supplement and shall afford the other Party and their Representatives reasonable opportunity to comment thereon.

(e) Shareholders Meeting.

(i) As promptly as practicable following the date on which the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, the Company shall (x) take, in accordance with the BVI Companies Act and the Company Memorandum and Articles, all action necessary to duly call, give notice of, set a record date for and hold an extraordinary general meeting of its shareholders (the “Company Shareholders Meeting”), which shall not be held later than forty-five (45) days after the date on which the Proxy Statement is mailed to the holders of Company Shares for the purpose of obtaining the Shareholder Approval and (y) mail or cause to be mailed a letter to the holders of Company Shares, notice of the Company Shareholders Meeting and form of proxy accompanying the Proxy Statement that will be provided to the holders of Company Shares in connection with the solicitation of proxies for use at the Company Shareholders Meeting.

(ii) The Company may adjourn the Company Shareholders Meeting (x) with the prior written consent of Parent, or (y) to allow reasonable time for filing and mailing of any supplemental or amended disclosure which the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith after consultation with outside legal counsel is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Company Shares prior to such adjourned meeting.

(iii) Once the Company has established the record date, the Company shall not change such record date or establish a different record date for the Company Shareholders Meeting without the prior written consent of Parent, unless permitted by this Agreement or required to do so by applicable Law; provided that, in the event that the date of the Company Shareholders Meeting as originally called is for any reason adjourned or otherwise delayed, the Company may establish a new record date.

(iv) Subject to Section 6.4(d), at the Company Shareholders Meeting, the Company shall, through the Company Board (upon recommendation of the Special Committee) or the Special Committee, make the Company Recommendation and, unless there has been a Company Adverse Recommendation Change, the Company shall take all reasonable lawful action to solicit the Shareholder Approval. Without limiting the generality of the foregoing sentence, in the event that subsequent to the date hereof, the Company Board makes a Company Adverse Recommendation Change (as defined below) pursuant to Section 6.4, without prejudice to Section 8.1(d), the Company shall have the right not to submit this Agreement, the Plan of Merger and the transactions to the shareholders of the Company for authorization and approval at the Company Shareholders Meeting. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Shareholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Shareholder Approval. Without the prior written consent of Parent, the authorization and approval of this Agreement and the Plan of Merger and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Shares at the Company Shareholders Meeting or any adjournment thereof.

(f) Company Obligations. Subject to the Company’s right to terminate this Agreement pursuant to Section 8.1(c)(iii), the Company’s obligations pursuant to this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal.

Section 6.3 Access to Information; Confidentiality

(a) Access to Information. Subject to Section 6.3(b), from the date of this Agreement to the earlier of the date on which this Agreement is terminated in accordance with its terms or the Effective Time, subject to applicable Laws and terms of any Contract to which the Company or any Company Subsidiary is a party, the Company shall, and shall instruct each of the Company Subsidiaries and each of its and their respective Representatives (collectively, the “Company Representatives”) to: (i) provide to Parent and Merger Sub and each of their respective Representatives (collectively, the “Parent Representatives”) access at reasonable times during normal business hours, upon reasonable prior written notice from Parent, to the officers, employees, properties, offices, other facilities and books and records of the Company or such Company Subsidiary, and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request; provided that the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the confidentiality agreement or any similar agreement with respect to such information, (B) take or allow actions that would unreasonably interfere with the Company’s or any Company Subsidiary’s operation of its business or (C) provide access to or furnish any information if doing so would violate any Contract with any third party or applicable Law, or where such access to information may involve the waiver of any privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s or any Company Subsidiary’s privilege with respect thereto.

(b) Confidentiality and Restrictions. With respect to the information disclosed pursuant to Section 6.3(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the confidentiality agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 6.3. Each of the confidentiality agreements shall continue in full force and effect in accordance with its terms until the earlier of the Effective Time or the expiration of such agreement according to its terms.

Section 6.4 No Solicitation of Transactions

(a) Except as expressly permitted by this Section 6.4, the Company and its officers and directors shall, and the Company shall instruct and cause the Company Subsidiaries and the Company Representatives to:

(i) immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, effective on and from the date hereof; and

(ii) from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, not:

(A) initiate, solicit, propose, encourage (including by providing non-public information with respect to the Company or the Company Subsidiaries) or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal;

(B) engage in, continue or otherwise participate in any discussions or negotiations with, or provide any non-public information or data concerning the Company or any Company Subsidiary to any Person with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(C) grant any waiver, amendment or release under any standstill or confidentiality agreement to which the Company is a Party or any anti-takeover Law, or otherwise knowingly facilitate any effort or attempt by any Person to make an Acquisition Proposal;

(D) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or that conflicts with or is inconsistent with this Agreement or requires the Company to abandon this Agreement or the Merger; or

(E) resolve, propose, agree or publicly announce an intention to do any of the foregoing.

(b) Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Shareholder Approval, the Special Committee may directly or indirectly through the Company and Company Representatives (i) contact any Person that has made an unsolicited, written, bona fide proposal or offer regarding an Acquisition Proposal that was not initiated or solicited in breach of Section 6.4(a) in order to clarify and understand the terms and conditions thereof in order to assess whether such proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal, which actions shall not be deemed to violate Section 6.4(a), and (ii) furnish information (including any non-public information or data concerning the Company or any of Company Subsidiaries) to, and/or enter into discussions or negotiation with, such Person or group of Persons who have made such Acquisition Proposal, to the extent the Special Committee has (A) determined in good faith (after consultation with a financial advisor of internationally recognized reputation and outside legal counsel, as applicable) that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal, and (B) prior to furnishing such information, obtained from such Person an executed confidentiality agreement (a copy of which shall be promptly (in any event within 48 hours) provided to Parent) on terms no less favorable to the Company than those contained in this Agreement; provided that the Company shall concurrently make available to Parent any non-public information concerning the Company and the Company Subsidiaries that is provided to any such Person and that was not previously made available to Parent or Parent Representatives.

(c) Except as expressly provided by Section 6.4(d) or Section 6.4(e), neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger, (B) authorize, approve or recommend, or propose to authorize, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) fail to publicly recommend against any Acquisition Proposal, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal, (E) fail to include the Company Recommendation in the Proxy Statement, (F) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal or (G) take any other action or make any other public statement that is inconsistent with the Company Recommendation (any action described in clauses (A) through (G), a “Company Adverse Recommendation Change”); or

(ii) cause or permit the Company or any Company Subsidiary to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any Acquisition Proposal (each, an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to obtaining the Shareholder Approval, the Company has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal, the Company Board (upon recommendation of the Special Committee) may effect a Company Adverse Recommendation Change and/or authorize the Company to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(i) the Company Board (upon recommendation of the Special Committee) determines in good faith, after consultation by the Special Committee with its independent nationally recognized financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Laws;

(ii) the Company shall have complied with its obligations under this Section 6.4; and

(iii) prior to effecting a Company Adverse Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, each in accordance with Section 6.4(f), (A) the Company shall have provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”), to advise Parent that the Company Board has received a bona fide written Acquisition Proposal that is not withdrawn and that the Company Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board intends to effect a Company Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to this Section 6.4(d), which notice shall specify the basis for such Company Adverse Recommendation Change or termination of this Agreement, including the identity of the party making the Superior Proposal, the material terms thereof, it being agreed that such notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect to thereto shall not constitute a Company Adverse Recommendation Change, and (B) the Company shall have, and shall have caused its financial and legal advisors to, during the Notice Period, (1) provide to Parent and the Parent Representatives any confidential information that has been disclosed to the party making the Superior Proposal and has not been disclosed to Parent or the Parent Representatives, (2) negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (3) permit Parent and the Parent Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall deliver a new written notice to Parent and comply with the requirements of this Section 6.4 (including Section 6.4(d)) with respect to such new written notice.

(iv) None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement or Contract with any Person to limit the Company’s ability to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change in light of a Superior Proposal.

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Shareholder Approval, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee may effect a Company Adverse Recommendation Change and direct the Company to terminate this Agreement if:

(i) a material development or change in circumstances has occurred or arisen after the date of this Agreement that was not known to, nor reasonably foreseeable by, any member of the Special Committee as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement (an “Intervening Event”),

(ii) the Company Board has first reasonably determined in good faith judgement upon the recommendation of the Special Committee, after consultation with outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors’ duties under applicable Law,

(iii) five (5) Business Days have elapsed since the Company has given notice of its termination of this Agreement in response to such Intervening Event to Parent advising that it intends to take such action and specifying in reasonable detail the reasons therefor,

(iv) during such five (5)-Business Day period, the Company has considered and, if requested by Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of this Agreement proposed by Parent, and

(v) the Company Board (acting upon recommendation of the Special Committee) or the Special Committee, following such five (5)-Business Day period, again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by Parent, that failure to do so would reasonably be expected to be inconsistent with the directors’ duties under applicable Law.

(f)   Nothing contained in this Section 6.4 shall be deemed to prohibit the Company or the Company Board from complying with its disclosure obligations under U.S. federal Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders); provided that if such disclosure includes a Company Adverse Recommendation Change, such disclosure shall be deemed to be a Company Adverse Recommendation Change (it being understood that a statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto or any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Company Adverse Recommendation Change).

(g) The Company shall promptly (and, in any event, within 48 hours after the Company has knowledge thereof) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, the Company Board (upon the recommendation of the Special Committee) or any Company Representative indicating, in connection with such notice, (x) the identity of the Person or group of Persons making such offer or proposal, and (y) the material terms and conditions of any proposals or offers and thereafter shall keep Parent reasonably informed, on a prompt basis (at least every Business Day), of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(h) Prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of the holders of Company Shares any Acquisition Proposal or propose to do so.

Section 6.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, including Section 6.4, Parent, Merger Sub and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts, and the Company shall cause the Company Subsidiaries to use reasonable best efforts, to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on its respective part under this Agreement and applicable Laws to cause the conditions set forth in Article VII to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, Permits and Orders, necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided that all obligations of the Company, Parent and Merger Sub relating to the Financing shall be governed exclusively by Section 6.6, and not this Section 6.5.

(b) Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent, Merger Sub or any Parent Representative, or the Company or any Company Subsidiary or Company Representative, as the case may be, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any of its other Representatives to participate in any meeting with any Governmental Entity in respect of any filings related to the transactions contemplated by this Agreement, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(d) In furtherance and not in limitation of the covenants of the Parties contained in Section 6.5(a) through Section 6.5(c), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private party challenging any of the transactions contemplated by this Agreement as violation of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each Party shall use its reasonable best efforts to vigorously contest, resist and otherwise resolve any such objections or Actions, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither Parent, any of its Affiliates (including, after the Effective Time, the Surviving Company) nor the Company shall be required to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets.

Section 6.6 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the Financing including using reasonable best efforts to (i) maintain in full force and effect the Debt Commitment Letter, (ii) satisfy, or cause to be satisfied, on a timely basis all conditions in the Debt Commitment Letter that are within Parent and/or Merger Sub’s control, (iii) fully enforce its rights under the Debt Commitment Letter, (iv) negotiate and execute a definitive debt financing agreement substantially on the terms set out in the Debt Commitment Letter (the “Debt Financing Agreement”) and (v) assuming all conditions precedent in the Debt Commitment Letter have been satisfied, subject to the requirements of Section 2.2, draw upon and consummate the Debt Financing at or prior to the Closing.

(b) In the event any portion of the Debt Financing has become or is likely to be unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent and Merger Sub shall (i) promptly so notify the Company, (ii) use their respective reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event, alternative financing from alternative sources (the “Alternative Financing”), and (iii) enter into new definitive agreements with respect to such Alternative Financing (the “Alternative Financing Agreements”, and together with the Debt Commitment Letter and the Debt Financing Agreement, each a “Financing Agreements”), provided that an Alternative Financing shall be on terms not less favorable in the aggregate to Parent and Merger Sub (from the standpoint of the Company) than those set forth in the Debt Commitment Letter as in effect on the date of this Agreement in an amount sufficient (assuming the Rollover Securities are cancelled without payment of consideration as contemplated under the Support Agreement) to pay and consideration for the Merger and any other amounts as are required to be paid in connection with the consummation of the transactions contemplated by this Agreement upon the terms and conditions herein. Parent shall deliver to the Company true and complete copies of each such Alternative Financing Agreements as promptly as practicable after execution. Any reference in this Agreement to (A) the “Debt Financing” shall be deemed to include the Alternative Financing and any modification to the Debt Commitment Letter pursuant to this Section 6.6, and (B) the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent so amended, restated, supplemented, replaced, substituted or modified (including any Financing Agreements to the extent then in effect).

(c) Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under any Financing Agreement without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Debt Financing or (ii) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify the Debt Financing in a manner that would reasonably be expected to (A) prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereunder or (B) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to any Financing Agreement. Without limiting the generality of the foregoing, neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the financing sources under any Financing Agreement except as expressly contemplated hereby.

(d) Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Debt Financing or Alternative Financing shall not be a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated hereunder irrespective and independently of the availability of the Debt Financing or Alternative Financing, subject to the applicable conditions set forth in Article VII, the breach of which obligation will give rise to the remedies set forth in Article VIII.

(e) Nothing in this Section 6.6 or any other provision of this Agreement shall require, and in no event shall the “reasonable best efforts” of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to waive any term or condition of this Agreement.

Section 6.7 Assistance. The Company shall, and shall cause each Company Subsidiary to, and shall use its reasonable best efforts to cause the Company Representatives to, provide such cooperation as may be reasonably requested by Parent and Merger Sub in connection with obtaining financing from alternative sources. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any Company Subsidiaries in connection with such cooperation. Notwithstanding anything to the contrary, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.7, shall be deemed satisfied unless the Financing has not been obtained primarily as a result of the Company’s or Company Subsidiaries’ breach of such cooperation obligation.

Section 6.8 Notices of Certain Events. From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement in accordance with its terms, each of the Company and Parent shall promptly notify the other in writing of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any Party to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied, (b) any Action commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated hereby (the “Transaction Litigation”), or (c) the failure of any such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger or any other transactions contemplated by this Agreement not to be satisfied; provided that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not constitute a failure of a conditions set forth in Article VII, except to the extent that the underlying fact or circumstance, the occurrence or non-occurrence of the event, or failure to comply with or satisfy any covenant, condition or agreement not so notified would, standing alone, constitute such a failure.

Section 6.9 Transaction Litigation. The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided that neither the Company nor any Company Subsidiary nor any Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall have first consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.10 Publicity. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to termination of this Agreement pursuant to Article VIII, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of NASDAQ, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Company Adverse Recommendation Change, or an Intervening Event, or any action taken by the Company or the Special Committee permitted under Section 6.4 or termination of this Agreement made in compliance with this Agreement. This Section 6.10 shall terminate upon a Company Adverse Recommendation Change.

Section 6.11 Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall cause to be delivered to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.12 Indemnification of Directors and Officers

(a) From and after the Effective Time, the Surviving Company shall indemnify and hold harmless, to the fullest extent required by the Company Memorandum and Articles or the memorandum and articles of the Company Subsidiaries or similar constitutional documents (as the case may be), and as required pursuant to any indemnity agreements of the Company or any Company Subsidiary in effect on the date hereof, each present and former director and officer of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against any and all costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to such Indemnified Party’s service as a director or officer of the Company or any Company Subsidiary or services performed by such Person at the request of the Company or any Company Subsidiary, including (i) any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Parties, and (iii) any claim arising from the transactions contemplated by this Agreement, and any actions taken by Parent and/or Merger Sub with respect thereto (including any disposition of assets of the Surviving Company or any Company Subsidiary which is alleged to have rendered the Surviving Company and/or any Company Subsidiary insolvent). The memorandum and articles of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification that are set forth in the Company Memorandum and Articles as in effect on the date hereof, and Parent shall cause such provisions not to be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification shall be required by Law.

(b) Prior to the Effective Time, to the extent practicable, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policy with respect to any matter claimed against a director or officer of the Company or any Company Subsidiary by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Parent or the Surviving Company be required to expend for such policy pursuant to this sentence an annual premium amount in excess of three-hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; provided, further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent, the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other company or entity and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, company or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.12.

(d) The agreements and covenants contained in this Section 6.12 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any Company Subsidiaries (or equivalent constitutional documents), or any agreement between any Indemnified Party and the Company or any of its Subsidiaries as of the date hereof, under any applicable Law, or otherwise. The provisions of this Section 6.12 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Company and their respective Subsidiaries, and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives, each of which shall be a third party beneficiary of the provisions of this Section 6.12.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any Company Subsidiaries or their respective officers, directors and employees.

Section 6.13 Anti-takeover Law. Parent, the Company and their respective boards of directors (or with respect to the Company, the Special Committee, if appropriate) shall (a) take all reasonable action necessary to ensure that no anti-takeover Law is or becomes applicable to this Agreement or the transactions provided for in this Agreement (including the Merger) and (b) if any anti-takeover Law becomes applicable to this Agreement or the transactions contemplated here (including the Merger), take all reasonable action necessary to ensure that the transactions provided for in this Agreement (including the Merger) may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such anti-takeover Law on this Agreement or the transactions provided for in this Agreement (including the Merger).

Section 6.14 Stock Exchange De-Listing. Parent shall cause the Company Shares to be de-listed from NASDAQ and the Company de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.15 Management. In no event shall Parent or Merger Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s management or any other Company employee that contain any term that prohibits or restricts such member or management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with an Acquisition Proposal.

Section 6.16 Actions Taken at Direction of the Rollover Securityholders. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation Article IV and Article VI hereof, if the alleged breach is the proximate result of action or inaction by the Company at the direction of the Rollover Securityholders without any approval by or direction from the Company Board (acting with the concurrence of the Special Committee) or the Special Committee.

Article VII
Closing Conditions

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, or waiver (in the case of the Company, upon the approval of the Special Committee), at or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. (x) No Order (whether temporary, preliminary or permanent in nature) shall have been issued by any court of competent jurisdiction or any Governmental Entity, and (y) no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, is in effect that enjoins, restrains, prohibits or otherwise makes illegal the consummation of the Merger.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to satisfaction as of the Closing of the following conditions, any one or more of which may be waived in writing by Parent:

(a) Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 4.2(a), Section 4.2(b), Section 4.3, Section 4.5(b), Section 4.8(ii) Section 4.19 and Section 4.20, the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 4.3 shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all material respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Company Material Adverse Effect,” and (iii) the representations and warranties set forth in Section 4.2(a), Section 4.2(b), Section 4.5(b), Section 4.8(ii) Section 4.19 and Section 4.20 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct (except for de minimis inaccuracies) in all material respects as of such specified date).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d) Dissenting Shareholders. The aggregate amount of Dissenting Shares shall be less than twenty percent (20%) of the total outstanding Company Shares immediately prior to the Effective Time.

(e) Officer’s Certificate. Parent shall have received a certificate from the Company, dated the Closing Date, signed by an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(d).

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to satisfaction as of the Closing of the following conditions, any one of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate from Parent, dated the Closing Date, signed by an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

Article VIII
Termination, Amendment and Waiver

Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by (i) in the case of the Company, the Company Board (acting only upon the recommendation of the Special Committee) or the Special Committee and (ii) in the case of Parent, its board of directors or sole director (as applicable), whether before or after receipt of the Shareholder Approval (except as set forth in Section 8.1(c)(iii)):

(a) by mutual written consent of Parent and the Company; or

(b) by either Parent or the Company (provided, in the case of the Company, it has not breached Section 6.4):

(i) if the Merger has not been consummated by 11:59 p.m., Beijing time, on September 30, 2021 (the “End Date”);

(ii) if (x) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and non-appealable or (y) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; provided that prior to termination pursuant to this Section 8.1(b)(ii), each of the Parties shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Order or Law and shall have complied in all material respects with its obligations under Section 6.5; or

(iii) if the Shareholder Approval is not obtained at the Company Shareholders Meeting or any adjournment thereof at which this Agreement has been voted upon;

provided, however, that in each of clauses (i) through (iii) above, the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been the primary cause of, or resulted in, the failure of the applicable conditions(s) being satisfied; or

(c) by the Company:

(i) if (x) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured, or if capable of being cured, is not cured by Parent of Merger Sub within thirty (30) calendar days after Parent or Merger Sub receives written notice of such breach from the Company (or, if the End Date is less than thirty (30) calendar days from the date of receipt of such notice, by the End Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b), as applicable, not being satisfied; or

(ii) if (x) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are only to be satisfied by actions taken at the Closing) have been satisfied, (y) the Company has delivered to Parent an irrevocable confirmation in writing that all of the conditions set forth Section 7.3 (other than those conditions that by their nature are only to be satisfied by actions taken at the Closing) have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.3) and that the Company is ready, willing and able to consummate the Closing and (z) Parent and Merger Sub fail to complete the Closing within five (5) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2; or

(iii) prior to obtaining the Shareholder Approval, (x) in order to enter into any letter of intent, agreement in principle or definitive acquisition agreement to an Acquisition Proposal in accordance with Section 6.4(d)or (y) in response to an Intervening Event; provided, that the Company shall have paid any amounts due pursuant to Section 8.2(b) in accordance with the terms, and at the times, specified therein; or

(d) by Parent:

(i) if (x) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured, or if capable of being cured, is not cured by the Company: (A) in the case of a breach of Section 6.4, within five (5) calendar days after the Company receives written notice of such breach from Parent, and (B) in the case of any other breach by the Company, within thirty (30) calendar days after the Company receives written notice of such breach from Parent or Merger Sub, or, in each case if the End Date is less than the foregoing five (5) calendar days or thirty (30) calendar days period (as the case may be) from the date of receipt of relevant notice, by the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b), as applicable, not being satisfied; or

(ii) if (x) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change, or (y) the Company Board shall have (A) approved, adopted or recommended any Acquisition Proposal or otherwise declared advisable (publicly or otherwise) or proposed to approve, adopt or recommend (publicly or otherwise), an Acquisition Proposal or (B) approved or recommended, or entered into or allowed the Company or any Company Subsidiary to enter into a letter of intent, agreement in principle or definitive acquisition agreement for an Acquisition Proposal.

(e) Notice of Termination. The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than under Section 8.1(a)) shall give written notice of such termination to the other Parties specifying the provision or provisions of this Section 8.1 pursuant to which such termination is purportedly effected.

Section 8.2 Effect of Termination; Termination Fee.

(a) Effect of Termination Generally. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or Affiliates; provided that the provisions in this Section 8.2, Article IX shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, in no event shall any Party (or any member of the Parent Group or Company Group) be liable for punitive damages.

(b) Company Termination Fee. In the event this Agreement is terminated

(i) by Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii);

(ii) by the Company pursuant to Section 8.1(c)(iii); or

(iii) by either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), and (A) neither Parent nor Merger Sub shall have breached any of its representations, warranties or covenants under this Agreement in any material respect, (B) at or prior to the termination of this Agreement, a Third Party shall have delivered to the Company Board a bona fide Acquisition Proposal (and such Acquisition Proposal shall not have been withdrawn prior to the termination of this Agreement) (other than any Acquisition Proposal derived from an indication of interest or any other similar circumstances that were known to, or reasonably foreseeable by, any member of the Special Committee prior to the date of this Agreement), and (C) within twelve (12) months after the termination of this Agreement, the Company enters into a definitive agreement with respect to such Acquisition Proposal (other than any Acquisition Proposal derived from an indication of interest or any other similar circumstances that were known to, or reasonably foreseeable by, any member of the Special Committee prior to the date of this Agreement), provided that, for the purpose of the definition of “Acquisition Proposal” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”, then subject to Section 8.2(f), the Company shall pay or cause to be paid the Company Termination Fee to Parent (or its designee) promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.

(c) Parent Termination Fee. In the event that this Agreement is validly terminated in accordance with Section 8.1(c)(i) or Section 8.1(c)(ii), then, subject to Section 8.2(f), Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to the Company (or its designees) the Parent Termination Fee by wire transfer of same day funds. In addition, in the event that Parent decides not to proceed to consummate the Merger due to the failure of the condition set forth in Section 7.2(d), Parent will pay, or cause to be paid, to the Company an amount equal to 50% of the Parent Termination Fee, such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d) In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.2.

(e) Acknowledgement. Each Party acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated hereby, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.2(b) and Section 8.2(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, and (iii) without the agreements contained in this Section 8.2, the Parties would not have entered into this Agreement.

(f)   Limitations on Liabilities.

(i) Notwithstanding anything to the contrary in this Agreement, the Financing Agreements, or the Limited Guarantee in the event that Parent or Merger Sub fails to effect the Closing when required pursuant to Section 2.2 for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance as and only to the extent expressly permitted by Section 9.6, the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.2(c), any amounts pursuant to Section 8.2(d) (if any), and the guarantee of such obligations pursuant to the Limited Guarantee (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Subsidiaries and all members of the Company Group (as defined below) against (A) Parent, Merger Sub or the Guarantors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of Parent, Merger Sub or any Guarantor, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (clauses (A) through (D), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated by this Agreement (including the Financing Agreements and the Limited Guarantee) other than the payment of the Parent Termination Fee pursuant to Section 8.2(c) and any amounts pursuant to Section 8.2(d) (if any), and in no event shall any of the Company, the Company Subsidiaries, the direct or indirect shareholders of the Company or any other Person, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the transactions contemplated by this Agreement (including the Financing Agreements and the Limited Guarantee), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.2(c) or the Guarantors to the extent provided in the Limited Guarantee. In no event shall the Company or any member of the Company Group be entitled to seek the remedy of specific performance of this Agreement other than as specifically set forth in Section 9.6. For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by Section 9.6 and the payment of the Parent Termination Fee pursuant to Section 8.2(c), under no circumstances shall the Company (or any member of the Company Group or any other Person) be permitted or entitled to receive both such grant of specific performance and payment of the Parent Termination Fee (or any other money damages).

(ii) Notwithstanding anything to the contrary in this Agreement, except for an order of specific performance to the extent permitted by Section 9.6, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.2(b), and any amounts pursuant to Section 8.2(d) (if any), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and any member of the Parent Group against any member of the Company Group, for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement, any failure to perform hereunder or other failure of the Merger to be consummated. For the avoidance of doubt, neither the Company nor any member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions, other than the payment of the Company Termination Fee pursuant to Section 8.2(b) and any amounts pursuant to Section 8.2(d) (if any), and in no event shall any of Parent or Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the transactions, other than from the Company to the extent provided in Section 8.2(b) and any amounts pursuant to Section 8.2(d) (if any). In no event shall any of Parent, Merger Sub, or any other member of the Parent Group be entitled to seek the remedy of specific performance of this Agreement other than as specifically set forth in Section 9.6. For the avoidance of doubt, while Parent may pursue both a grant of specific performance as permitted by Section 9.6. and the payment of the Company Termination Fee pursuant to Section 8.2(b) and any amounts pursuant to Section 8.2(d) (if any), under no circumstances shall Parent be permitted or entitled to receive both such grant of specific performance and payment of the Company Termination Fee (or any other money damages).

(iii) Notwithstanding anything to the contrary set forth in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement under circumstances in which the Parent Termination Fee or the Company Termination Fee is payable pursuant to Section 8.2, payment of the Parent Termination Fee or the Company Termination Fee (as the case may be) as required hereunder shall constitute liquidated damages with respect to any claim for damages or any other claim which the Company or Parent (as the case may be) would otherwise be entitled to assert against Parent or Company (as the case may be) or its assets, or against any employees or equity holders of Parent or any other member of the Parent Group or the Company (as the case may be), with respect to any such termination of this Agreement, and shall constitute the sole and exclusive remedy with respect to any such termination of this Agreement. The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the Parent Termination Fee or Company Termination Fee is payable pursuant to Section 8.2, the right to such payment (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement.

(iv) The provisions of this Section 8.2(f) are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

Section 8.3 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law and, in the case of the Company upon the approval of the Special Committee, subject to Section 8.4, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any breach or inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided that after the receipt of the Shareholder Approval, there may not be any extension or waiver of this Agreement which decreases the Per Share Merger Consideration or which adversely affects the rights of the holders of Company Shares hereunder without the approval of such holders of Company Shares. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided that the Company may only take such action with the approval of the Special Committee; provided, further that after the receipt of the Shareholders Approval, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the holders of Company Shares may be made without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

Article IX
General Provisions

Section 9.1 Non-Survival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements contained in this Article IX, the agreements of Parent, Merger Sub and the Company in Article III, and Section 6.12 (Indemnification of Directors and Officers), and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case as follow:

(a) if to Parent or Merger Sub, at:
Attention: Debao Wang
Address: 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, China, 27100
Email: wangdebao@ccrc.com
(b) if to the Company or the Special Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to:

Attention: Tianjun Zhang
Address: 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, China, 27100
Email: 404202898@qq.com

with a copy (which shall not constitute notice) to:

Attention: Stephanie Tang, Esq.
Address: Hogan Lovells, 11th Floor, One Pacific Place, 88 Queensway, Hong Kong Special Administrative Region

Facsimile: +852 2219 0222

Section 9.3 Fees and Expenses. The Surviving Company shall pay all charges and expenses, including those of the Paying Agent and all transfer, documentary, sales, use, stamp, registration and other similar such Taxes and fees (including penalties and interest), incurred in connection with the transactions contemplated by Article III. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

Section 9.5 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Financing Agreements, the Limited Guarantee, the Support Agreement and any other documents contemplated hereby and thereby constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.6 Specific Performance

(a) The Parties agree that irreparable damage, for which monetary damage would not be an adequate remedy, would occur in the event that any provision of this Agreement were not performed by the Parties in accordance with the terms hereof or were otherwise breached by the Parties hereof and that, subject to the limitations set forth in Section 9.6(b), each Party shall be entitled to specific performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any Party, in addition to any other remedy at law or equity. Subject to the limitations set forth in Section 9.6(b), each Party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the applicable court presiding over such Action.

(b) Notwithstanding anything herein to the contrary, the Parties further acknowledge and agree that the right of the Company, or any member of the Company Group, to obtain an injunction, specific performance or other equitable relief to prevent breaches of this Agreement shall be limited to seeking an injunction, specific performance or other equitable remedies to enforce Parent’s or Merger Sub’s obligation to cause the Financing to be funded at the Effective Time, and shall be subject to the satisfaction of each of the following conditions: (A) Parent and Merger Sub are required to consummate the Closing pursuant to Section 2.2, (B) the Company has irrevocably confirmed in writing that if the Financing is funded, then it would take such actions that are within its control to cause the consummation of the transactions contemplated by this Agreement to occur, and (C) the Financing has not been funded and Parent and Merger Sub have not consummated the Merger.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the British Virgin Islands: the Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the Surviving Company, the cancellation of any Company Shares, the issuance of any ordinary shares of the Surviving Company, the rights provided for in Section 179 of the BVI Companies Act with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b) Consent to Jurisdiction.  Subject to Section 9.6, in the event any dispute arises among the Parties out of or in relation to this Agreement, including any dispute regarding its existence, interpretation, performance, breach, termination or validity, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any Party has served written notice on the other Parties requesting the commencement of such consultations, then any Party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 9.7(b). The arbitration shall be conducted by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three (3) arbitrators. One (1) arbitrator shall be nominated by the Company and one (1) arbitrator shall be nominated by Parent. If either the Company or Parent shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two (2) arbitrators so chosen shall select a third (3rd) arbitrator; provided that if such two (2) arbitrators shall fail to choose a third (3rd) arbitrator within thirty (30) days after such two (2) arbitrators have been selected, the HKIAC, upon the request of any Party, shall appoint a third (3rd) arbitrator. The third (3rd) arbitrator shall be the presiding arbitrator. The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the Parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, unless otherwise required by Law or the Parties otherwise agree in writing. The Parties agree that all documents and evidence submitted in the arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the Parties otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The Parties agree that any arbitration award rendered in accordance with the provisions of this Section 9.7(b) shall be final and binding upon them, and the Parties further agree that such award may be enforced by any court having jurisdiction over the Party against which the award has been rendered or the assets of such Party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the Parties pursuant to or relating to this Agreement, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

(c) WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 9.8 No Third-Party Beneficiaries. Except as expressly provided in Section 6.3(b) (Confidentiality and Restrictions), Section 6.12 (Indemnification of Directors and Officers), Section 8.2(b) (Company Termination Fee), Section 8.2(c) (Parent Termination Fee) and Section 8.2(f) (Limitations on Liabilities), each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties acknowledge and agree that the rights of third party beneficiaries under Section 6.12 shall not arise unless and until the Effective Time occurs. The Parties acknowledge and agree that this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as the Parties and no member of the Parent Group (other than the Guarantors only to the extent set forth in the Limited Guarantee or the Financing Agreements), shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that Parent and/or Merger Sub may assign this Agreement (in whole but not in part) to any Affiliate of Parent. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

Section 9.11 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Taiying Group Ltd.

By:	/s/ Zhili Wang
Name:	Zhili Wang
Title:	Director

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Taiying International Inc.

By:	/s/ Zhili Wang
Name:	Zhili Wang
Title:	Director

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

China Customer Relations Centers, Inc.

By:	/s/ Tianjun Zhang
Name:	Tianjun Zhang
Title:	Director

Signature Page to Agreement and Plan of Merger

Exhibit A

PLAN OF MERGER

THIS PLAN OF MERGER is made on [●], 2021.

BETWEEN

(1)	Taiying International Inc., a business company incorporated under the laws of the British Virgin Islands on October 6, 2020, with its registered office situate at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands (“Merger Sub”); and

(2)	China Customer Relations Centers, Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands on March 6, 2014, with its registered office situated at the offices of Vistra (BVI) Limited, Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands (the “Company” or “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated [●], 2021 made by and among Taiying Group Ltd., Merger Sub and Company, a copy of which is attached as Appendix A to this Plan of Merger (and which constitutes part of this Plan of Merger) and under the provisions of Part IX of the British Virgin Islands Business Companies Act, 2004, as amended (the “Companies Act”).

(b)	This Plan of Merger is made in accordance with Section 170 of the Companies Act.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.	The name of the Surviving Company shall be China Customer Relations Centers, Inc..

Exhibit A – Plan of Merger

REGISTERED OFFICE

3.	The Surviving Company shall have its registered office at the offices of Vistra (BVI) Limited, Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands.

AUTHORISED AND ISSUED SHARES

4.	Immediately prior to the Merger, Merger Sub was authorized to issue a maximum of 50,000 shares with no par value, of which 100 shares have been issued and outstanding (all of which are entitled to vote on the Merger).

5.	Immediately prior to the Merger, Company was authorized to issue a maximum of 100,000,000 shares of $0.001 par value per share, of which 18,329,600 common shares had been issued (all of which are entitled to vote on the Merger).

6.	The Surviving Company shall be authorized to issue a maximum of 100,000,000 shares of $0.001 par value per share.

7.	At the Effective Time, and in accordance with the terms and conditions of the Agreement:

(a)	by virtue of the Merger, automatically and without any further action on part of the holder thereof, (i) each share of the Company (a “Share” or, collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time other than any (x) Dissenting Shares (as defined in the Agreement), and (y) Rollover Securities (as defined in the Agreement), shall be cancelled in exchange for the right to receive the Merger Consideration (as defined in the Agreement); (ii) all Rollover Securities shall be cancelled for no consideration; and (iii) each share of Merger Sub shall be converted into and continue as an ordinary share of the Surviving Company; and

(b)	Dissenting Shares shall be cancelled at the Effective Time, and the holders thereof shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 179 of the Companies Act, unless any such holders of Dissenting Shares fail to validly exercise or withdraw their appraisal rights in which event they shall receive the Merger Consideration.

8.	At the Effective Time, the ordinary shares of the Surviving Company shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights attaching to ordinary shares, in each case as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix B to this Plan of Merger.

Exhibit A – Plan of Merger

EFFECTIVE TIME

9.	The Merger shall take effect at [●], 2021 (the “Effective Time”).

PROPERTY

10.	At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Surviving Company shall become the owner, without other transfer, of all the rights and property of Merger Sub and shall have all rights, privileges, immunities, powers, objects and purposes of each of the Constituent Companies, assets of every description, including choses in action and the business of each of the Constituent Companies, shall immediately vest in the Surviving Company and the Surviving Company shall be liable for all claims, debts, liabilities and obligations of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.	The Memorandum of Association and Articles of Association of the Surviving Company would be amended and restated in the form attached as Appendix B to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

SECURED CREDITORS

13.

(a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

Exhibit A – Plan of Merger

RIGHT OF TERMINATION

14.	This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement.

APPROVAL AND AUTHORIZATION

15.	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and Merger Sub in accordance with Section 170 of the Companies Act.

16.	This Plan of Merger has been authorized by the shareholders of each of the Surviving Company and Merger Sub in accordance with Section 170 of the Companies Act.

COUNTERPARTS

17.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date indicated alongside the names below.

GOVERNING LAW

18.	This Plan of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.

Exhibit A – Plan of Merger

For and on behalf of
Taiying International Inc.

Name: Zhili Wang
Title: Director

For and on behalf of
China Customer Relations Centers, Inc.

Name: Tianjun Zhang
Title: Director

Exhibit A – Plan of Merger

Appendix A

Agreement and Plan of Merger

Appendix B

Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company

Exhibit A – Plan of Merger

Exhibit B

Articles of Merger

Territory of The British Virgin Islands

The BVI Business Companies Act, 2004 (as amended)

ARTICLES OF MERGER

These Articles of Merger entered into on [●], 2021:

BETWEEN

(1)	Taiying International Inc., a business company incorporated under the laws of the British Virgin Islands on October 6, 2020, with its registered office situate at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands (“Merger Sub”); and

(2)	China Customer Relations Centers, Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands on March 6, 2014, with its registered office situated at the offices of Vistra (BVI) Limited, Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands (the “Company” or “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WITNESSETH

1	The parties hereto do hereby adopt the Plan of Merger a copy of which is attached at Schedule 1 hereto (the “Plan of Merger “) to the intent that the merger shall be effective on [ ], 2021 (the “Effective Time”).

2	The Memorandum and Articles of Association of the Surviving Company were registered with the Registrar of Companies in the British Virgin Islands on 6 March 2014.

3	The Memorandum and Articles of Association of the Merger Sub were registered with the Registrar of Companies in the British Virgin Islands on 6 October 2020.

4	The Merger and adoption of the new Memorandum and Articles of Association of the Surviving Company were approved for both the Surviving Company and the Merger Sub by Resolutions of Directors respectively dated [ ], 2021 [and [ ], 2021].

5	The Merger and adoption of the new Memorandum and Articles of Association of the Surviving Company was approved for both the Surviving Company and the Merger Sub by resolutions of Members, respectively dated [ ], 2021 [and [ ], 2021].

6	The Merger Sub and the Surviving Company have complied with all the provisions of the laws of the British Virgin Islands to enable them to merge upon the Effective Time.

7	The name of the Surviving Company upon the consummation and effectiveness of this Merger shall remain unchanged.

8	The Memorandum and Articles of Association of the Surviving Company shall be amended and restated in the form attached hereto as Appendix B to the Plan of Merger as approved by the resolutions as set out above.

In witness whereof the parties hereto have caused these Articles of Merger to be executed on this [ ], 2021.

Exhibit B – Articles of Merger

For and on behalf of
Taiying International Inc.

Name: Zhili Wang
Title: Director

For and on behalf of
China Customer Relations Centers, Inc.

Name: Tianjun Zhang
Title: Director

Exhibit B – Articles of Merger

Schedule 1

Plan of Merger

Schedule 1

Annex B

March 12, 2021

The Special Committee of the Board of Directors of China Customer Relations Centers, Inc.

1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone,

Taian Citi, Shangdong Province, China, 200120

Dear Members of the Special Committee:

We understand that Taiying Group Ltd., a business company with limited liability incorporated under the Laws of the British Virgin Islands (“Parent”), Taiying International Inc., a business company with limited liability incorporated under the Laws of the British Virgin Islands and a wholly-owned subsidiary of Parent (the “Merger Sub”), and China Customer Relations Centers, Inc., a business company with limited liability incorporated under the Laws of the British Virgin Islands (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Merger Sub will merge with and into the Company (the “Merger”) and that, in connection with the Merger, (a) each outstanding ordinary share of the Company with a par value $0.001 per share (the “Share”) (other than the Excluded Shares (as defined below)), will be canceled and cease to exist in exchange for the right to receive $6.50 in cash without interest (the “Per Share Merger Consideration”), subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion), and (b) the Company will be the surviving company in the Merger and become a direct wholly-owned subsidiary of Parent. For the purpose of this opinion letter, “Excluded Shares” means, collectively, (i) Shares owned by Parent, Merger Sub, the Company (as treasury shares, if any) or any of their respective subsidiaries immediately prior to the effective time of the Merger, (ii) any Shares reserved (but not yet allocated) by the Company for settlement upon exercise or vesting of any Company Share Awards (as defined in the Agreement) immediately prior to the effective time of the Merger, (iii) Dissenting Shares (if any) (as defined in the Agreement), and (iv) Rollover Securities (as defined in the Agreement).

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey (China) Limited (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Per Share Merger Consideration to be received by the holders of the Shares (other than the holders of Excluded Shares) (collectively, the “Unaffiliated Shareholders”) in the Merger pursuant to the Agreement is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Draft dated March 12, 2021 of the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2020 through 2025;

The Special Committee of the Board of Directors of China Customer Relations Centers, Inc.

March 12, 2021

4.	spoken with certain members of the management of the Company regarding the respective businesses, operations, financial condition and prospects of the Company, the Merger and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

7.	reviewed certificates and/or confirmation emails addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In addition, management of the Company has advised us, and we have assumed without independent verification, that the management of the Company expects certain regulations in China related to the payment of social insurance benefits for its employees will be more strictly enforced over the next few years and therefore the financial projections provided by the management of the Company assume increasing compliance over the forecast with full compliance assumptions reached in 2025. As you are aware, the credit, financial and stock markets have recently been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger, and this Opinion does not purport to address potential developments in any such markets. In addition, we express no view as to, and this Opinion does not address, foreign currency exchange risks (if any) associated with the Merger, the financial projections or otherwise.

The Special Committee of the Board of Directors of China Customer Relations Centers, Inc.

March 12, 2021

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Parent, or otherwise have an effect on the Merger, or the Company that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Per Share Merger Consideration pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Merger, or (c) advise the Committee, the Board or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Merger or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

The Special Committee of the Board of Directors of China Customer Relations Centers, Inc.

March 12, 2021

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, or Parent, their respective security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Per Share Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company or Parent, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, Parent or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s, Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s, Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, the Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Per Share Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company, the Parent and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company, the Parent and the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by the Unaffiliated Shareholders of the Company in the Merger pursuant to the Agreement is fair to them from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey (China) Limited

Houlihan Lokey (China) Limited

ANNEX C

BVI Business Companies Act Cap. 22 (Law 3 of 1961, as consolidated and revised) - Extract of Section 179 of the BVI Business Companies Act

179.	Rights of dissenters

(1)	A member of a company is entitled to payment of the fair value of his or her[i] shares upon dissenting from —

(a)	a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b)	a consolidation, if the company is a constituent company;

(c)	any sale, transfer, lease, exchange or other disposition of more than 50%ii in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including —

(i)	a disposition pursuant to an order of the Court having jurisdiction in the matter;

(ii)	a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or

(iii)	a transfer pursuant to the power described in section 28(2);

(d)	a redemption of his or heriii shares by the company pursuant to section 176; and

(e)	an arrangement, if permitted by the Court.

(2)	A member who desires to exercise his or heriv entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his or her[v] shares if the action is taken.

(4)	Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing tovi, the proposed action.

[i]	BVI Business Companies (2013 Revision)
ii	BVI Business Companies (2013 Revision)
iii	BVI Business Companies (2013 Revision)
iv	BVI Business Companies (2013 Revision)
[v]	BVI Business Companies (2013 Revision)
vi	BVI Business Companies (Amendment) Act, 2005

(5)	A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his or hervii decision to elect to dissent, stating —

(a)	his or herviii name and address;

(b)	the number and classes of shares in respect of which he or sheix dissents; and

(c)	a demand for payment of the fair value of his or her[x] shares;

and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.

(6)	A member who dissents shall do so in respect of all shares that he or shexi holds in the company.

(7)	Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his or herxii shares.

(8)	Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company, or the consolidated company shall make a written offer to each dissenting member to purchase his or herxiii shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his or herxiv shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his or herxv shares.

(9)	If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply —

(a)	the company and the dissenting member shall each designate an appraiser;

(b)	the 2xvi designated appraisers together shall designate an appraiser;

(c)	the 3xvii appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

vii	BVI Business Companies (2013 Revision)
viii	BVI Business Companies (2013 Revision)
ix	BVI Business Companies (2013 Revision)
[x]	BVI Business Companies (2013 Revision)
xi	BVI Business Companies (2013 Revision)
xii	BVI Business Companies (2013 Revision)
xiii	BVI Business Companies (2013 Revision)
xiv	BVI Business Companies (2013 Revision)
xv	BVI Business Companies (2013 Revision)
xvi	BVI Business Companies (2013 Revision)
xvii	BVI Business Companies (2013 Revision)

(d)	the company shall pay to the member the amount in money upon the surrender by him or herxviii of the certificates representing his or herxix shares.

(10)	Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

(11)	The enforcement by a member of his or herxx entitlement under this section excludes the enforcement by the member of a right to which he or shexxi might otherwise be entitled by virtue of his or herxxii holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

(12)	Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

xviii	BVI Business Companies (2013 Revision)
xix	BVI Business Companies (2013 Revision)
xx	BVI Business Companies (2013 Revision)
xxi	BVI Business Companies (2013 Revision)
xxii	BVI Business Companies (2013 Revision)

ANNEX D

Directors and Executive Officers of Each Filing Person

I.	Directors and Executive Officers of the Company

The Company is a business company with limited liability incorporated under the laws of the British Virgin Islands. The Company’s business address is at 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China (the “PRC”), and its telephone number is +86-538-691-8899.

The name, present principal employment, business address and citizenship of each director and executive officer of the Company are set forth below.

Name	Present Principal Employment	Business Address	Citizenship
Zhili Wang	Chairman of the Board of Directors and Chief Executive Officer of the Company	c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China	PRC

Debao Wang	Director, Chief Financial Officer and Vice President of the Company	c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China	PRC

Guoan Xu	Director, Vice President of the Company	c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China	PRC

Qingbo Zhao	Vice President of the Company	c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China	PRC

Tianjun Zhang	Vice president of Jinan Zhongwei Century Technology Co., Ltd (1)	c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China	PRC

Weixin Wang	Vice chairman of Jiangsu Sailian Information Industry Research Institute (2)	c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China	PRC

Jie Xu	Chief investment officer of Shandong Juneng Investment Co., Ltd (3)	c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China	PRC

Owens Meng	Managing director of Beijing Songlin Xinya Financial Consultants, Ltd (4)	c/o Shandong Taiying Technology Co., Ltd., 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China	PRC

(1)

Mr. Tianjun Zhang (“Mr. Zhang”) has been the vice president of Jinan Zhongwei Century Technology Co., Ltd., since February 2014. Between February 2011 and February 2014, Mr. Zhang was a director of Sinopec Ningxia Branch. Between November 2009 and February 2011, Mr. Zhang was a vice president of Star Media Tanzania Co., Ltd. between December 2001 and November 2009, Mr. Zhang was the general manager of Shandong branch of CITIC Application Service Provider Co., Ltd. Mr. Zhang received both his MBA and bachelor degree in computer science from Shandong University. Mr. Zhang was nominated as a director because of his experience in management.

(2)	Mr. Weixin Wang (“Mr. Wang”) has been the vice chairman of Jiangsu Sailian Information Industry Research Institute, since 2013. Between 2006 and 2013, Mr. Wang was the director of Software and Integrated Circuit Promotion Center within the Strategy Consulting Department of Ministry and Information Technology. Between 2004 and 2006, Mr. Wang was an associate researcher of China Institute of Science. Mr. Wang holds a doctorate degree in engineering from the China Academy of Agricultural Mechanization Sciences (CAAMS). Mr. Wang was nominated as a director because of his research and development experience in information and technology.

(3)	Mr. Jie Xu (“Mr. Xu”) has been the Chief investment officer of Shandong Juneng Investment Co., Ltd, an affiliated company of Shandong State-Owned Assets Investment Holdings, Co., Ltd, since June 2015. Between September 2012 and May 2015, Mr. Xu was the general manager of the asset management department of Luzheng Futures Stock Co., Ltd. Between 2008 and 2012, Mr. Xu was the senior manager of Qilu Securities (Beijing) Asset Management Company, a division of Qilu Securities Co., Ltd., as full-service brokerage and investment banking firm. Between 2006 and 2007, Mr. Xu was an investment relation manager for Shandong Tianye Hengji Stock Company Limited. Between 2002 and 2006, Mr. Xu was assistant vice president of the securities investment department of General Investment Management Co., Ltd. Mr. Xu holds a bachelor degree in finance from Shandong Economic University. Mr. Xu was nominated as a director because of his experience in capital markets and finance.

(4)	Mr. Owens Meng (“Mr. Meng”) is a certified public accountant in Delaware. Since 2013, Mr. Meng has been the managing director of Beijing Songlin Xinya Financial Consultants, Ltd. Between 2007 and 2013, Mr. Meng served as chief representative of Sherb Consulting LLC Beijing Representative Office, and managing director of Sherb & Co, LLP, a mid-sized accounting firm which has audited more than 25 China-based, US publicly traded companies. Between 2003 and 2006, Mr. Meng worked as an audit manager for Grant Thornton Beijing. Mr. Meng is a member of China Institute of Certified Public Accountants (CICPA), and a Certified Internal Auditor (CIA) of the Institute of Internal Auditors. Mr. Meng has also served as an independent director of TDH Holdings, Inc. since February 2019. Mr. Meng holds a bachelor degree in accounting and economics from Beijing Technology and Business University. Mr. Meng was nominated as a director because of his experience in auditing, US GAAP and with United States compliance issues.

During the last five years, none of the Company or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

II.	Directors and Executive Officers of Parent and Merger Sub

Taiying Group Ltd. (“Parent”) is a limited liability company organized under the laws of the British Virgin Islands and its registered address is c/o Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. The shareholders of Parent are TAISHANBPO1 Holdings Limited, TAISHANBPO2 Holdings Limited, TAISHANBPO3 Holdings Limited, TAISHANBPO4 Holdings Limited, TAISHANBPO5 Holdings Limited, and TAISHANBPO6 Holdings Limited. The sole director of Parent is Mr. Zhili Wang (the “Chairman”).

Taiying International Inc. (“Merger Sub”) is a limited liability company organized under the laws of the British Virgin Islands and its registered address is c/o Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. Taiying International Inc. is wholly-owned by Parent. The sole director of Merger Sub is the Chairman.

During the last five years, none of Parent, Merger Sub or any of their directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

III.	Directors and Executive Officers of the Buyer Group

TAISHANBPO1 Holdings Limited (“TAIHSANBPO1”) is a business company with limited liability under the laws of the British Virgin Islands. The registered office of TAIHSANBPO1 is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. The Chairman is the sole member and sole director of TAIHSANBPO1.

TAISHANBPO2 Holdings Limited (“TAIHSANBPO2”) is a business company with limited liability under the laws of the British Virgin Islands. The registered office of TAIHSANBPO2 is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. Mr. Debao Wang is the sole member and sole director of TAIHSANBPO2.

TAISHANBPO3 Holdings Limited (“TAIHSANBPO3”) is a business company with limited liability under the laws of the British Virgin Islands. The registered office of TAIHSANBPO3 is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. Mr. Guoan Xu is the sole member and sole director of TAIHSANBPO3.

TAISHANBPO4 Holdings Limited (“TAIHSANBPO3”) is a business company with limited liability under the laws of the British Virgin Islands. The registered office of TAIHSANBPO4 is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. Mr. Qingmao Zhang is the sole member and sole director of TAIHSANBPO4.

TAISHANBPO5 Holdings Limited (“TAIHSANBPO5”) is a business company with limited liability under the laws of the British Virgin Islands. The registered office of TAIHSANBPO5 is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. Mr. Long Lin is the sole member and sole director of TAIHSANBPO5.

TAISHANBPO6 Holdings Limited (“TAIHSANBPO6”) is a business company with limited liability under the laws of the British Virgin Islands. The registered office of TAIHSANBPO6 is located at the offices of Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands. Mr. Jishan Sun is the sole member and sole director of TAIHSANBPO6.

Wilstein Limited (“Wilstein”) is an international business company incorporated in the Republic of Seychelles. Its registered address is at the offices of Vistra (Seychelles) Limited, Vistra Corporate Services Centre, Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles. Mr. Lin Long is the sole member and sole director of Wilstein.

Telecare Global Services Limited (“Telecare Global”) is a business company with limited liability incorporated under the laws of the British Virgin Islands. Its registered address is Morgan & Morgan Building, P.O. Box 958, Pasea Estate, Road Town, Tortola, British Virgin Islands. Mr. Jishan Sun is the sole member and sole director of Telecare Global.

Harford Equity Limited (“Harford”) is an international business company incorporated in the Republic of Seychelles. Its registered address is at the offices of Vistra (Seychelles) Limited, Vistra Corporate Services Centre, Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles. Mr. Yipeng Wang is the sole member and sole director of Harford.

Sainsberry Limited (“Sainsberry”) is an international business company incorporated in the Republic of Seychelles. Its registered address is at the offices of Vistra (Seychelles) Limited, Vistra Corporate Services Centre, Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles. Mr. Ruixiu Wang is the sole member and sole director of Sainsberry.

Singeton Management Limited (“Singeton Management”) is a private company with limited liability incorporated in Hong Kong. Its registered address is Flat/RM A 12/F, Kiu Fu Commercial Building, 300 Lockhart Road, Wanchai, Hong Kong. Ms. Ning Zou is the sole member and sole director of Singeton Management.

During the last five years, none of the Buyer Group members, or any of their directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX E

VOTE ON INTERNET

Go to http://www.vstocktransfer.com/proxy
Click on Proxy Voter Login and log-on using the below control number

CONTROL #

VOTE BY EMAIL
Mark, sign and date your proxy card and email it to vote@vstocktransfer.com

VOTE BY FAX
Mark, sign and date your proxy card fax it to (646) 536-3179

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the envelope we have provided

VOTE IN PERSON
If you would like to vote in person, please attend the EXTRAORDINARY GENERAL MEETING to be held on June 18, 2021 at 9:00 a.m. (Beijing Time)

PROXY CARD – SHAREHOLDERS ONLY

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF China Customer Relations Centers, Inc.

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 18, 2021

The undersigned registered shareholder of China Customer Relations Centers, Inc., a British Virgin Islands company (the “Company”), hereby acknowledges receipt of the notice of extraordinary general meeting of shareholders and proxy statement, each dated May 20, 2021, and hereby appoints _______, or if no proxy is named, the chairman of the extraordinary general meeting as proxy, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the extraordinary general meeting of shareholders of the Company to be held on June 18, 2021 at 9:00 a.m. (Beijing Time), at the Company’s office at 1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000, the People’s Republic of China, and at any adjournment or adjournments thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by the undersigned below and (ii) in the discretion of the proxy upon such other business as may properly come before the meeting, all as set forth in the notice of extraordinary general meeting and in the proxy statement furnished herewith.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals in accordance with the discretion of the proxy, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended or any other matters as may properly coming before the extraordinary general meeting:

E-1

PROPOSAL 1: Authorize and approve the agreement and plan of merger, dated as of March 12, 2021 (the “merger agreement”) among the Company, Taiying Group Ltd. and Taiying International Inc. (“Merger Sub”) (such merger agreement being substantially in the form attached to the proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger and the articles of merger among the Company and Merger Sub required to be filed with the Registrar of Corporate Affairs of the British Virgin Islands for the purposes of the merger and any and all transactions contemplated by the merger agreement, including the merger, and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association at the effective time of the merger, a copy of which is attached as Appendix B to the plan of merger.

FOR	AGAINST	ABSTAIN

☐	☐	☐

PROPOSAL 2: Authorize each of the members of the Special Committee of the board of directors of the Company to do all things necessary to give effect to the merger agreement, the plan of merger, the articles of merger and the transactions contemplated by the merger agreement, including the merger.

FOR	AGAINST	ABSTAIN

☐	☐	☐

PROPOSAL 3: Instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

FOR	AGAINST	ABSTAIN

☐	☐	☐

The proxy is also authorized to vote your shares as he or she deems appropriate, in his or her sole discretion, upon such other business as may properly be presented at the Company’s special meeting of shareholders or any adjournment or postponement thereof.

Dated: ________, ________

Shareholder Name:	Co-Owner Name (if applicable):

Shareholder Signature	Co-Owner Signature

This Proxy Card must be signed by the person registered in the register of members at the close of business on May 17, 2021 (British Virgin Islands Time). In the case of a corporation, this Proxy Card must be executed by a duly authorized officer or attorney.

E-2

Annex F

ROLLOVER AND SUPPORT AGREEMENT

This ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 12, 2021 by and among Taiying Group Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”) and certain holders of shares of China Customer Relations Centers, Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”) as listed on Schedule A attached hereto (each, a “Rollover Securityholder” and collectively, the “Rollover Securityholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Taiying International Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Rollover Securityholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such Company Shares as set forth opposite such Rollover Securityholder’s name under the column “Securities Owned” on Schedule A attached hereto (with respect to each Rollover Securityholder, the “Owned Securities”) (the Owned Securities, together with any other Company Shares and/or Equity Interests of the Company acquired (whether beneficially or of record) by such Rollover Securityholder after the date hereof and prior to the earlier of the Effective Time and the termination of all such Rollover Securityholder’s obligations under this Agreement, including any Company Shares and/or Equity Interests acquired by means of purchase, as a result of stock dividend or distribution, stock split, recapitalization, combination or reclassification or the conversion/exchange of any convertible/exchangeable securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Rollover Securityholder agrees to (a) the cancellation of such Company Shares as set forth opposite such Rollover Securityholder’s name under the column “Rollover Securities” on Schedule A attached hereto (with respect to each Rollover Securityholder, the “Rollover Securities”) for no consideration in connection with the Merger, (b) subscribe for newly issued ordinary shares of Parent (the “Parent Shares”) in consideration of the cancellation of the Rollover Securities held by each Rollover Securityholder immediately prior to or simultaneously with the Closing in accordance with and subject to the terms and conditions of this Agreement and (c) vote the Securities at the Company Shareholders Meeting in favor of the Merger, in each case, upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Securityholders are entering into this Agreement;

WHEREAS, the Rollover Securityholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Securityholders set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of (A) the Closing, and (B) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Rollover Securityholder irrevocably and unconditionally hereby agrees that (i) at the Company Shareholders Meeting or any other meeting (whether annual or extraordinary) of the shareholders of the Company in connection with the Merger Agreement and/or any transaction contemplated thereby (including the Merger), however called (and any adjournment or postponement thereof), at which any of the matters described in paragraphs (a) – (f) hereof is to be considered, or (ii) in connection with any written resolution of the Company’s shareholders in connection with the Merger Agreement and/or any transaction contemplated thereby (including the Merger), such Rollover Securityholder shall (x) in case of a meeting, appear or cause its/his Representative(s) to appear at such meeting or otherwise cause its/his Securities to be counted as present thereat for purposes of determining whether a quorum is present and (y) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Rollover Securityholder’s Securities,

(a) for authorization and approval of the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement and any action required in furtherance thereof,

(b) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Rollover Securityholder of its/his obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any Company Subsidiary (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any Company Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Company Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Securityholder contained in this Agreement,

(e) in favor of any adjournment or postponement of the Company Shareholders Meeting as may be reasonably requested by Parent, and

(f) in favor of any other matter necessary to effect the transactions contemplated by the Merger Agreement.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Effective immediately upon the execution of the Merger Agreement and until the Expiration Time, without any further action by any Person, and only in the event and to the extent that such Rollover Securityholder fails to perform his or its obligations under Section 1.1, each Rollover Securityholder hereby irrevocably appoints Parent and any designee thereof as its/his proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) such Rollover Securityholder’s Securities in accordance with Section 1.1 above at the Company Shareholders Meeting or other annual or extraordinary meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. Each Rollover Securityholder represents that all proxies, powers of attorney, instructions or other requests given by such Rollover Securityholder prior to the execution of this Agreement in respect of the voting of such Rollover Securityholder’s Securities, if any, are not irrevocable and each Rollover Securityholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Rollover Securityholder’s Securities. Each Rollover Securityholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) Each Rollover Securityholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Securityholder under this Agreement. Each Rollover Securityholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the Expiration Time. If for any reason the proxy granted herein is not irrevocable, then each Rollover Securityholder agrees to vote such Rollover Securityholder’s Securities in accordance with Section 1.1 above prior to the Expiration Time. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Except as provided for in Article III below, pursuant to the Merger Agreement, each Rollover Securityholder hereby agrees that, from the date hereof until the Expiration Time, without the prior approval of all other Rollover Securityholders and Parent, such Rollover Securityholder shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (i) has, or would reasonably be expected to have, the effect of reducing or limiting such Rollover Securityholder’s economic interest in such Securities and/or (ii) grants a third party the right to vote or direct the voting of such Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) knowingly take any action that would make any representation or warranty of such Rollover Securityholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Securityholder from performing any of its/his obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by any Rollover Securityholder from performing any of his or its/his obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d); provided that the foregoing shall not prevent the conversion of the Securities into the right to receive any merger consideration in accordance with the terms of the Merger Agreement. Subject to the Laws of the British Virgin Islands, any purported Transfer in violation of this Section 1.3 shall be null and void.

ARTICLE II
ROLLOVER SECURITIES

Section 2.1 Cancellation of Rollover Securities. Subject to the terms and conditions set forth herein, (a) each Rollover Securityholder agrees that its/his Rollover Securities shall be cancelled at the Effective Time for no consideration, and (b) other than its/his Rollover Securities, all Equity Interests of the Company held by such Rollover Securityholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

Section 2.2 Issuance of Parent Shares. Immediately prior to or simultaneously with the Closing, in consideration of the cancellation of the Rollover Securities held by each Rollover Securityholder in accordance with Section 2.1, Parent shall issue to each Rollover Securityholder (or, a party designated by such Rollover Securityholder in writing) a certain number of Parent Shares so that upon the issuance of such Parent Shares each Rollover Securityholder’s or its/his designee’s ownership percentage in Parent shall be based on its/his Rollover Securities. Each Rollover Securityholder hereby acknowledges and agrees that (i) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Securityholder by Parent and Merger Sub in respect of the Rollover Securities that are Company Shares held by such Rollover Securityholder and cancelled pursuant to Section 2.1 above, and (ii) such Rollover Securityholder shall have no right to any merger consideration in respect of the foregoing Rollover Securities held by such Rollover Securityholder.

Section 2.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Sections 7.1, 7.2 and 7.3 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to or simultaneously with the Closing or at such other time as the Parent and the Rollover Securityholders may mutually agree upon.

Section 2.4 Deposit of Rollover Securities. No later than five (5) Business Days prior to the Closing, each Rollover Securityholder and any agent of such Rollover Securityholder holding certificates evidencing any of the Rollover Securities shall deliver or cause to be delivered to Parent all certificates representing such Rollover Securities in such Person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ROLLOVER SECURITYHOLDERS

Section 3.1 Representations and Warranties. Each Rollover Securityholder, severally and not jointly, represents and warrants to Parent as of the date hereof and as of the Closing:

a)	such Rollover Securityholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Securityholder’s obligations hereunder and to consummate the transactions contemplated hereby;

b)	this Agreement has been duly executed and delivered by such Rollover Securityholder and, in case the Rollover Securityholder is an entity, the execution, delivery and performance of this Agreement by such Rollover Securityholder and the consummation by such Rollover Securityholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Rollover Securityholder and no other actions or proceedings on the part of such Rollover Securityholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby by such Rollover Securityholder;

c)	assuming due authorization, execution and delivery by Parent and the other Rollover Securityholders, this Agreement constitutes a legal, valid and binding agreement of such Rollover Securityholder, enforceable against such Rollover Securityholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

d)	(i) such Rollover Securityholder (A) is and/or, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, its/his Securities, free and clear of Liens other than as created by this Agreement or disclosed under the Merger Agreement, and (B) has and/or will have sole or shared (together with Affiliates controlled by such Rollover Securityholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of its/his Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the British Virgin Islands, Laws of the People’s Republic of China and the terms of this Agreement; (ii) its/his Securities are not subject to any voting trust agreement or other Contract to which such Rollover Securityholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) except for any transaction disclosed in the Company SEC Filings or other forms, reports or other documents filed with SEC by such Rollover Securityholder on or prior to the date hereof or under the Merger Agreement, such Rollover Securityholder has not Transferred any interest in any of its/his Securities pursuant to any Derivative Transaction; (iv) as of the date hereof, other than its/his Owned Securities, such Rollover Securityholder does not own, beneficially or of record, any Company Shares, other securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Rollover Securityholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its/his Securities, except as contemplated by this Agreement;

e)	except for the applicable requirements of the Exchange Act, the Securities Act, any other U.S. federal or state securities Laws, the rules and regulations of NASDAQ and Laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of any Governmental Authority is necessary on the part of such Rollover Securityholder for the execution, delivery and performance of this Agreement by such Rollover Securityholder or the consummation by such Rollover Securityholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Securityholder nor the consummation by such Rollover Securityholder of the transactions contemplated hereby, nor compliance by such Rollover Securityholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Securityholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Securityholder pursuant to any Contract to which such Rollover Securityholder is a party or by which such Rollover Securityholder or any property or asset of such Rollover Securityholder is bound or affected, or (C) violate any Order or Law applicable to such Rollover Securityholder or any of such Rollover Securityholder’s properties or assets;

f)	there is no Action pending against any such Rollover Securityholder or, to the knowledge of such Rollover Securityholder, threatened against any such Rollover Securityholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Securityholder of its/his obligations under this Agreement;

g)	such Rollover Securityholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares and such Rollover Securityholder acknowledges that it/he has been advised to discuss with its/his own counsel the meaning and legal consequences of such Rollover Securityholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

h)	each Rollover Securityholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Securityholder’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants. Each Rollover Securityholder hereby:

(a) agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Rollover Securityholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Securityholder of its/his obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Rollover Securityholder may have with respect to such Rollover Securityholder’s Securities (including without limitation any rights under Section 179 of the BVI Companies Act) prior to the Expiration Time;

(c) agrees to permit the Company and Parent to publish and disclose in any press release, the Proxy Statement, the Schedule 13E-3 (including all documents filed with the SEC in accordance therewith) and any other disclosure documents in connection with the Merger Agreement and any filings with or notices to any Governmental Entity in connection with the Merger Agreement (or the transaction contemplated thereby), such Rollover Securityholder’s identity and beneficial ownership of Securities and the nature of such Rollover Securityholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that the Company or Parent reasonably determines in its good faith judgement is required to be disclosed by Law;

(d) agrees and covenants, severally and not jointly, that such Rollover Securityholder shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Company of any new Company Shares and/or other Equity Interests of the Company with respect to which beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) is acquired by such Rollover Securityholder, including, without limitation, by means of purchase, as a result of stock dividend or distribution, stock split, recapitalization, combination or reclassification, or issued or received upon the vesting or exercise of any Company Share Awards or warrants or the conversion/exchange of any convertible/exchangeable securities of the Company or otherwise, after the date hereof. Any such Company Shares and/or other Equity Interest of the Company shall automatically become subject to the terms of this Agreement (other than Article II (Rollover Securities) unless each of the Rollover Securityholders agrees that any or all of such new Company Shares and/or other Equity Interests of the Company shall be designated as the Rollover Securities), and Schedule A attached hereto shall be deemed amended accordingly; and

(e) agrees further that, upon request of Parent, such Rollover Securityholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Rollover Securityholder that as of the date hereof and as of the Closing:

(a) Parent is duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and no other actions or proceedings on the part of Parent are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Rollover Securityholders, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(b) (i) except for the applicable requirements of the Exchange Act, Laws of the British Virgin Islands and applicable Laws of the People’s Republic of China, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent, or any of its property or asset is bound or affected, or (C) violate any Order or Law applicable to Parent or any of its properties or assets;

(c) at the Rollover Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all claims and Liens, preemptive rights, rights of first refusal, subscription and similar rights, other than restrictions arising under applicable securities Laws and agreements entered into by the shareholders of Parent at or around the Rollover Closing; and

(d) Except as contemplated by the Merger Agreement or any other agreement entered into between relevant parties on or prior to the date hereof, or as disclosed in the Company SEC Filings or other forms, reports or other documents filed with SEC by any Rollover Securityholder on or prior to the date hereof, or otherwise agreed to in writing by the parties hereto, at and immediately after the Rollover Closing, there shall be (i) no options, warrants, or other rights to acquire Parent Shares, (ii) no outstanding securities exchangeable for or convertible into Parent Shares, and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities.

ARTICLE V
TERMINATION

This Agreement, and the obligations of the Rollover Securityholders hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Effective Time, and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing or deposit of the Rollover Shares contemplated by Article II has already taken place, then Parent shall promptly take all such actions as are necessary to restore each such Rollover Securityholder to the position it was in with respect to ownership of the Rollover Securities prior to the Rollover Closing or such deposit.

ARTICLE VI
MISCELLANEOUS

Section 6.1 Notices. All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, or (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1):

(i) If to a Rollover Securityholder, to the address set forth opposite to such Rollover Securityholder’s name on Schedule A attached hereto.

(ii) If to Parent:

Attention:	Debao Wang
Address:	c/o 1366 Zhongtianmen Dajie
Xinghuo Science and Technology Park, High-tech Zone
Taian City, Shandong Province, 271000
People’s Republic of China
Email:	wangdebao@ccrc.com

Section 6.2 Capacity. None of the Rollover Securityholders executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Notwithstanding anything to the contrary in this Agreement, (i) each Rollover Securityholder is entering into this Agreement, and agreeing to become bound hereby, solely in its/his capacity as a beneficial owner of, or as a trust whose beneficiaries are the beneficial owners of, the Securities owned by it and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Rollover Securityholder or its/his Representatives to take, or forbear from taking, as a director or officer of the Company, any action which is inconsistent with its/his or his fiduciary duties under the applicable Laws.

Section 6.3 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 6.4 Entire Agreement. This Agreement and the Merger Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 6.5 Specific Performance. Each Rollover Securityholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Rollover Securityholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Parent, Parent will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Rollover Securityholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent.

Section 6.6 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Rollover Securityholder and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.7 Governing Law; Dispute Resolution; Jurisdiction. This Agreement shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 6.7. The arbitration shall be conducted by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. There shall be three arbitrators. One arbitrator shall be nominated by the claimant(s) and one arbitrator shall be nominated by the respondent(s). If either the claimant(s) or respondent(s) shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within thirty (30) days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the parties, their legal and professional advisers, and any Person necessary for the conduct of the arbitration, unless otherwise required by Law or the parties hereto otherwise agree in writing. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 6.7 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

Section 6.8 Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Laws any right it may have to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

Section 6.9 No Third Party Beneficiaries. The provisions of this Agreement are intended to be for the benefit of, and shall be enforceable by, the Company. Other than the Company, there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and their respective successors, heirs and permitted assigns) and the Company, any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 6.10 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of any applicable Rollover Securityholder, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.11 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.12 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Rollover Securityholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

PARENT

Taiying Group Ltd.

By:	/s/ Zhili Wang
Name:	Zhili Wang
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDER

Zhili Wang

By:	/s/ Zhili Wang

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDER

Debao Wang

By:	/s/ Debao Wang

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDER

Guoan Xu

By:	/s/ Guoan Xu

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDER

Qingmao Zhang

By:	/s/ Qingmao Zhang

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDERS

Long Lin

By:	/s/ Long Lin

Wilstein LIMITED

By:	/s/ Long Lin
Name:	Long Lin
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDERS

Jishan Sun

By:	/s/ Jishan Sun

Telecare Global Services Limited

By:	/s/ Jishan Sun
Name:	Jishan Sun
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDERS

YIPENG WANG

By:	/s/ Yipeng Wang

HARFORD EQUITY LIMITED

By:	/s/ Yipeng Wang
Name:	Yipeng Wang
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDERS

Ruixiu Wang

By:	/s/ Ruixiu Wang

SAINSBERRY LIMited

By:	/s/ Ruixiu Wang
Name:	Ruixiu Wang
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDER

QIAOLIN Wang

By:	/s/ Qiaolin Wang

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDER

Yan LYU

By:	/s/ Yan Lyu

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDER

XiANGHUI LI

By:	/s/ Xianghui Li

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDERS

NING Zou

By:	/s/ Ning Zou

SINGETON MANAGEMENT LIMITED

By:	/s/ Ning Zou
Name:	Ning Zou
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDER

yanli xu

By:	/s/ Yanli Xu

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDER

YUxiang qi

By:	/s/ Yuxiang Qi

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Rollover and Support Agreement to be executed and delivered as of the date first written above.

ROLLOVER SECURITYHOLDER

Liping gao

By:	/s/ Liping Gao

[Signature Page to Rollover and Support Agreement]

SCHEDULE A

Rollover Securityholders

Rollover Securityholder	Securities Owned	Rollover Securities	Address
Zhili Wang	3,958,763	3,958,763	1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000 People’s Republic of China
Debao Wang	1,069,936	1,069,936	1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000 People’s Republic of China
Guoan Xu	122,400	122,400	1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000 People’s Republic of China
Qingmao Zhang	1,174,000	1,174,000	No. 502, Unit 2, Building 3, Zhonglian, Section 2, East Area of Huanshan Community, Lixia District, Jinan City, Shandong Province, 250000 People’s Republic of China
Long Lin(i)	755,157	755,157	No. 503, Unit 3, Building 8, Youdian Xincun, Shizhong District, Jinan City,
Wilstein Limited(i)			Shandong Province, 250000 People’s Republic of China
Jishan Sun(ii)	125,000	125,000	Room 201, Unit 1, Building A11, No. 1373, Aolan Road, Jimo City, Shandong Province, 266200
Telecare Global Services Limited (ii)	764,240	764,240	People’s Republic of China
Yipeng Wang (iii)	764,240	764,240	No.1 Row 15, Nanmei Village, Meicun Town, Fangzi District, Weifang City,
Harford Equity Limited (iii)			Shandong Province, 261000 People’s Republic of China
Ruixiu Wang (iv)	764,240	764,240	No.3 Row 15, Nanmei Village, Meicun Town, Fangzi District, Weifang City,
Sainsberry Limited (iv)			Shandong Province, 261000 People’s Republic of China
Qiaolin Wang	684,200	684,200	No. 301, Unit 2, Building 2, Zhonglian, Section 2, East Area of Huanshan Community, Lixia District, Jinan City, Shandong Province, 250000 People’s Republic of China

[Schedule A to Rollover and Support Agreement]

Rollover Securityholder	Securities Owned	Rollover Securities	Address
Yan Lyu	444,229	444,229	6-3-102 Yinchen Community, Feiyue Dadao, Lichen District, Jinan City, Shandong Province, 250100 People’s Republic of China
Xianghui Li	366,835	366,835	No.344 Xiangzhaozhuang Town, Xiajin County, Dezhou City, Shandong Province, 253200 People’s Republic of China
Ning Zou (v)	253,110	253,110	D-910, Wego Plaza, Weihai City, Shandong Province, 264200
Singeton Management Limited (v)			People’s Republic of China
Liping Gao	495,934	495,934	Gate 1 No.242 Diyingzi Tun, Xingshugang Village, Hong Guang District, Daqing City, Heilongjiang Province, 163000 People’s Republic of China
Yuxiang Qi	701,468	701,468	Room 2702, Building 3, Huamao Center, No. 89 Jianguo Road, Chaoyang District Beijing 100025 People’s Republic of China
Yanli Xu	581,604	581,604	Room 2606, Building 7, Huamao Center, No. 89 Jianguo Road, Chaoyang District Beijing 100025 People’s Republic of China

Notes:

(i)	Mr. Long Lin beneficially owns 755,157 Company Shares through Wilstein Limited, an international business company incorporated in the Republic of Seychelles beneficially owned by Mr. Long Lin.
(ii)	Mr. Jishan Shun collectively beneficially owns 889,240 Company Shares, representing 125,000 Company Shares directly held by Mr. Jishan Sun and 764,240 Company Shares held by Telecare Global Services Limited, a British Virgin Islands business company beneficially owned by Mr. Jishan Sun.
(iii)	Mr. Yipeng Wang beneficially owns 764,240 Company Shares through Harford Equity Limited, an international business company incorporated in the Republic of Seychelles beneficially owned by Mr. Yipeng Wang.
(iv)	Mr. Ruixiu Wang beneficially owns 764,240 Company Shares through Sainsberry Limited, an international business company incorporated in the Republic of Seychelles beneficially owned by Mr. Ruixiu Wang.
(v)	Ms. Ning Zou beneficially owns 253,110 Company Shares through Singeton Management Limited, a limited company incorporated in Hong Kong beneficially owned by Ms. Ning Zou.

[Schedule A to Rollover and Support Agreement]

Annex G

LIMITED GUARANTEE

This Limited Guarantee, dated as of March 12, 2021 (this “Limited Guarantee”), is made by Mr. Zhili Wang, Mr. Debao Wang, Mr. Guoan Xu, Mr. Qingmao Zhang, Mr. Long Lin and Mr. Jishan Sun (each a “Guarantor” and, collectively, the “Guarantors”), in favor of China Customer Relations Centers, Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Guaranteed Party”). Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Taiying Group Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), Taiying International Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (“Merger Sub”), and the Guaranteed Party. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement.

1. Limited Guarantee.

Each Guarantor hereby absolutely, irrevocably and unconditionally, severally but not jointly, guarantees to the Guaranteed Party, subject to the terms and conditions hereof, but only up to the Maximum Amount (as defined below), on the terms and subject to the conditions herein, the due and punctual payment, performance and discharge of his respective percentage as set forth opposite such Guarantor’s name on Schedule A hereto (for each such Guarantor, the “Guaranteed Percentage”) of Parent’s obligation to pay to the Guaranteed Party (i) the Parent Termination Fee if and when required pursuant to Section 8.2(c) of the Merger Agreement and (ii) the costs and expenses actually incurred or accrued in connection with the collection under and the enforcement of Section 8.2(c) of the Merger Agreement if and when required pursuant to Section 8.2(d) of the Merger Agreement (collectively, the “Guaranteed Obligation”); provided that in no event shall a Guarantor’s liability under this Limited Guarantee exceed an amount equal to its Guaranteed Percentage of the Guaranteed Obligation (such limitation on the liability of each Guarantor being hereinafter referred as the “Maximum Amount”), and the Guaranteed Party hereby agrees that (a) each Guarantor shall in no event be required to pay more than the Maximum Amount under or in respect of this Limited Guarantee and (b) each Guarantor shall not have any obligation or liability to any Person (including, without limitation, to the Guaranteed Party’s equityholders, Affiliates and/or Subsidiaries) relating to, arising out of or in connection with, this Limited Guarantee or the Merger Agreement other than as expressly set forth herein. This Limited Guarantee may be enforced for the payment of money only.

2. Terms of Limited Guarantee.

(a) This Limited Guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent or any other Person or whether Parent or any other Person is joined in any such action or actions; provided that no action or actions may be brought against a Guarantor under this Limited Guarantee unless such action or actions are also brought simultaneously against all the other Guarantors, and the Guaranteed Party shall not release any of the Guarantors from any obligations except to the extent all the Guarantors under this Limited Guarantee are released simultaneously or the provisions of this Limited Guarantee are amended or waived on terms and conditions no less favorable to any of the Guarantors than the others. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of each Guarantor under this Limited Guarantee shall be several and not joint.

(b) Subject to the other provisions in this Limited Guarantee, the liability of each Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Laws, be absolute, irrevocable and unconditional, irrespective of:

(i) the value, genuineness, validity, illegality or enforceability of the Merger Agreement or any other agreement or instrument referred to herein or therein;

(ii) any release or discharge of any obligation of Parent contained in the Merger Agreement resulting from any change in the corporate existence, structure or ownership of Parent, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent or any of its assets;

(iii) any amendment or modification of the Merger Agreement, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of any Guaranteed Percentage of the Guaranteed Obligation or Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof;

(iv) the existence of any claim, set-off or other right that any Guarantor may have at any time against Parent or the Guaranteed Party, whether in connection with any Guaranteed Percentage of the Guaranteed Obligation or Guaranteed Obligation or otherwise;

(v) the failure of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against Parent or any Guarantor or any other Person primarily or secondarily liable with respect to any Guaranteed Percentage of the Guaranteed Obligation or Guaranteed Obligation (other than as and if required by Section 2(a));

(vi) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of the Guaranteed Obligation; or

(vii) any other act or omission that may in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligation in accordance with the Guaranteed Percentage or otherwise its terms);

other than in each case with respect to (A) defenses to the payment of the Guaranteed Obligation that are applicable to Parent under the Merger Agreement or (B) breach by the Guaranteed Party of this Limited Guarantee, including, without limitation, the limitations set forth in Section 3 below, and notwithstanding any other provision of this Limited Guarantee to the contrary, each Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Guaranteed Party under the terms of, or with respect to, the Merger Agreement that would relieve each of Parent and Merger Sub of its obligations under the Merger Agreement with respect to the Guaranteed Percentage of the Guaranteed Obligation and Guaranteed Obligation.

(c) Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligation and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantors hereunder, the Guaranteed Obligation shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent and/or the Guarantors, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. Except as provided in Section 2(a), when pursuing its rights and remedies hereunder against the Guarantors, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against Parent or any other Person for the Guaranteed Percentage of the Guaranteed Obligation or Guaranteed Obligation or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other Person or any right of offset, shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

(d) Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein (except for notices to be provided to Parent and its counsel pursuant to the terms of the Merger Agreement).

(e) The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Percentage of the Guaranteed Obligation or Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made so long as this Limited Guarantee has not terminated in accordance with its terms.

3. Sole Remedy; No Recourse. The Guaranteed Party acknowledges and agrees that the sole asset of Parent is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party further agrees that neither it nor any other Person (including, without limitation, the Guaranteed Party’s equityholders, Affiliates and Subsidiaries) has any right of recovery against, and no personal liability shall attach to, the Guarantors, any Affiliate of the Guarantors, (as applicable) any former, current or future director, officer, employee, agent of the Guarantors or their Affiliates, any former, current or future assignee of the Guarantors, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (each such Person, a “Related Person”), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent against the Guarantors or any Related Person (except for any claim under the Rollover and Support Agreement among Parent and the Guarantors in accordance with the terms thereof), or otherwise, except for its rights against the Guarantors under this Limited Guarantee. Recourse against the Guarantors under this Limited Guarantee shall be the sole and exclusive remedy of (i) the Guaranteed Party and (ii) all of the Guaranteed Party’s equityholders, Affiliates and Subsidiaries against the Guarantors and any Related Person (other than Parent) in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement or the transactions contemplated hereby or thereby, including by piercing the corporate, limited liability company or limited partnership veil or by a claim by or on behalf of Parent. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates and Subsidiaries not to institute, any proceeding or bring any other claim arising under, or in connection with, this Limited Guarantee, the Merger Agreement or the transactions contemplated hereby or thereby (or the failure of such to be consummated), against the Guarantors or any Related Person, except for (A) claims of the Guaranteed Party against the Guarantors under and in accordance with this Limited Guarantee and (B) claims of the Guaranteed Party against Parent or Merger Sub under and in accordance with the Merger Agreement, and the Guaranteed Party hereby, on behalf of itself and its Affiliates and Subsidiaries, waives any and all claims arising under, or in connection with, the Merger Agreement, this Limited Guarantee or, in each case, the transactions contemplated hereby or thereby against the Guarantors or any Related Person and releases such Persons from such claims, in each case, except for claims described in clauses (A) and (B) of this sentence (each, a “Permitted Claim”). Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) other than the Guaranteed Party any rights or remedies against any Person, including the Guarantors, except as expressly set forth herein.

4. Subrogation. No Guarantor will exercise against Parent any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by him pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligation has been paid in full.

5. Termination. This Limited Guarantee shall terminate (and the Guarantors shall have no further obligations hereunder) upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Guaranteed Obligation, or (c) the termination of the Merger Agreement in accordance with its terms by mutual consent of Parent and the Guaranteed Party or under circumstances in which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee in accordance with the Merger Agreement. Notwithstanding the immediately preceding parenthetical, all obligations of the Guarantors hereunder shall expire automatically three months after the termination of the Merger Agreement for any reason without any further obligations of the Guarantors hereunder, unless a claim for payment of the Guaranteed Obligation is made prior to the end of such three-month period. In the event that the Guaranteed Party or any of its equityholders, Affiliates or Subsidiaries asserts in any litigation or other proceedings relating to this Limited Guarantee or the Merger Agreement (i) that the provisions hereof (including, without limitation, Section 1 hereof limiting a Guarantor’s aggregate liability to the Maximum Amount or Section 3 hereof relating to the sole and exclusive remedies of the Guaranteed Party and its equityholders, Affiliates and Subsidiaries against such Guarantor or any Related Person) are illegal, invalid or unenforceable, in whole or in part, or (ii) any theory of liability against any Guarantor or any Related Person with respect to the transactions contemplated by this Limited Guarantee or the Merger Agreement other than any Permitted Claim, then (x) the obligations of such Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if such Guarantor has previously made any payments under this Limited Guarantee, he shall be entitled to recover such payments from the Guaranteed Party and (z) neither such Guarantor nor any Related Persons shall have any liability to the Guaranteed Party or any of its equityholders, Affiliates or Subsidiaries with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement or this Limited Guarantee.

6. Continuing Guarantee. Except to the extent terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligation, shall be binding upon the Guarantors and their assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Related Person (including the provisions of Sections 3, 5, 11, 12 and 15) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantors and any Related Persons. All obligation to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7. Entire Agreement. This Limited Guarantee, the Merger Agreement and any other document contemplated hereby and thereby constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among Parent and/or the Guarantors or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand, and this Limited Guarantee is not intended to and shall not confer upon any Person (including, without limitation, the Guaranteed Party’s equityholders, Affiliates and Subsidiaries) other than the parties hereto and any Related Person any rights or remedies expressly provided herein.

8. Amendments and Waivers. Any provision of this Limited Guarantee may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Guarantors and the Guaranteed Party or, in the case of a waiver, by the party or parties against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9. Counterparts. This Limited Guarantee may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

10. Notices. All notices, requests, claims, demands and other communications hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable international overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) If to a Guarantor, to the address set forth opposite to such Guarantor’s name on Schedule A attached hereto.

(b) If to the Guaranteed Party, as provided in Section 9.2(b) of the Merger Agreement.

11. Governing Law. This Limited Guarantee shall be interpreted, governed by and construed in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

12. Jurisdiction; Waiver of Service of Process.

(a) Jurisdiction. In the event any dispute arises among the parties hereto out of or in relation to this Limited Guarantee, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 12. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the claimant(s), irrespective of number, and one arbitrator shall be nominated by the respondent(s), irrespective of number. If the respondent(s) shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the parties, their legal and professional advisers, and any Person necessary for the conduct of the arbitration, unless otherwise required by Law or the parties hereto otherwise agree in writing. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this letter agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 12 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located.

(b) Service of Process. Each party hereto hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Limited Guarantee in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clauses (i) or (ii) does not constitute good and valid service of process.

13. Representations and Warranties. Each of the Guarantors hereby represents and warrants to the Guaranteed Party, and the Guaranteed Party hereby represents and warrants to the Guarantors that: (a) he/it has all necessary power and authority to execute, deliver and perform this Limited Guarantee; (b) in the case of the Guaranteed Party, the execution, delivery and performance of this Limited Guarantee by it has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of such party are necessary therefor; (c) this Limited Guarantee has been duly and validly executed and delivered by him/it and constitutes a valid and legally binding obligation of him/it, enforceable against him/it in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (d) the execution, delivery and performance by him/it of this Limited Guarantee do not and will not violate its organizational documents (if applicable) or violate any applicable Law or conflict with any material agreement binding on him/it; (e) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by him/it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee; and (f) for so long as this Limited Guarantee shall remain in effect in accordance with its terms, each Guarantor or his Affiliates shall have the cash on hand and/or capital commitments required to fund the Guaranteed Obligation.

14. No Assignment. Neither this Limited Guarantee nor any of the rights, interests or obligations hereunder shall be assignable without the prior written consent of the Guaranteed Party (in the case of an assignment by a Guarantor) or all the Guarantors (in the case of an assignment by the Guaranteed Party).

15. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 15.

16. Severability. Any term or provision of this Limited Guarantee which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Limited Guarantee in any jurisdiction and, if any provision of this Limited Guarantee is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof. No party hereto shall assert, and each party shall cause its/his respective equityholders, Affiliates and Subsidiaries not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

17. Headings. Headings of the sections of this Limited Guarantee are for convenience only and shall be given no substantive or interpretive effect whatsoever. When a reference is made in this Limited Guarantee to a particular section, such reference shall be to a section of this Limited Guarantee only, unless otherwise indicated.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Limited Guarantee to be executed and delivered as of the date first written above.

GUARANTORS

Zhili Wang

By:	/s/ Zhili Wang

Debao Wang

By:	/s/ Debao Wang

Guoan Xu

By:	/s/ Guoan Xu

Qingmao Zhang

By:	/s/ Qingmao Zhang

Long Lin

By:	/s/ Long Lin

Jishan Sun

By:	/s/ Jishan Sun

Signature Page to Limited Guarantee

IN WITNESS WHEREOF, the undersigned have caused this Limited Guarantee to be executed and delivered as of the date first written above.

GUARANTEED PARTY

China Customer Relations Centers, Inc.

By:	/s/ Tianjun Zhang
Name:	Tianjun Zhang
Title:	Director

Signature Page to Limited Guarantee

SCHEDULE A

Guarantors	Guaranteed Percentage	Address
Zhili Wang	49.67%	1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000 People’s Republic of China
Debao Wang	13.42%	1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000 People’s Republic of China
Guoan Xu	1.54%	1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, High-tech Zone, Taian City, Shandong Province, 271000 People’s Republic of China
Qingmao Zhang	14.73%	No. 502, Unit 2, Building 3, Zhonglian, Section 2, East Area of Huanshan Community, Lixia District, Jinan City, Shandong Province, 250000 People’s Republic of China
Long Lin	9.48%	No. 503, Unit 3, Building 8, Youdian Xincun, Shizhong District, Jinan City, Shandong Province, 250000 People’s Republic of China
Jishan Sun	11.16%	Room 201, Unit 1, Building A11, No. 1373, Aolan Road, Jimo City, Shandong Province, 266200 People’s Republic of China
Total	100%

Schedule A to Limited Guarantee